UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1 )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OAKMONT ACQUISITION CORP.

(Name of Registrant as Specified In Its Charter)

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1)	Title of each class of securities to which transaction applies:

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November [    ], 2006

Dear Oakmont Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Oakmont Acquisition Corp. which will be held on December 20, 2006 at 10:00 a.m. (Eastern Standard Time) at 33 Bloomfield Hills Parkway, Ste. 240, Bloomfield Hills, Michigan 48304 and thereafter as it may be adjourned from time to time.

At this year’s annual meeting, you will be asked to consider and vote upon the following proposals:

(1) to elect two (2) directors to each serve for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2009 or until their successors have been duly elected and qualified – we refer to this proposal as the election proposal;

(2) to adopt the Amended and Restated Purchase Agreement, dated as of September 5, 2006 by and among Oakmont Acquisition Corp. (the “Company” or “Oakmont”), One Source Equipment Rentals, LLC, an Indiana limited liability company (“OSE”), One Source Equipment Rentals of Lafayette, LLC, an Indiana limited liability company, One Source Equipment Rentals of Dayton, LLC, an Ohio limited liability company, One Source Equipment Rentals of Morton, LLC, an Illinois limited liability company, One Source Equipment Rentals of Decatur, LLC, an Illinois limited liability company, One Source Equipment Rentals of Granite City, an Illinois limited liability company (OSE and each of the aforementioned entities is individually referred to herein as “Seller” and collectively as “Sellers” or “One Source”), and the members of OSE (“One Source Members”), and the approval of the transactions contemplated thereby – we refer to this proposal as the acquisition proposal;

(3) to approve an amendment to the certificate of incorporation of Oakmont to change Article First to change the name to Oakmont Corp. – we refer to this proposal as the Article First amendment;

(4) to approve an amendment to the certificate of incorporation of Oakmont to remove the preamble and sections A through D, inclusive, of Article Sixth from the certificate of incorporation from and after the closing of the acquisition, as these provisions will no longer be applicable to Oakmont, and to re-designate section E of Article Sixth as Article Sixth – we refer to this proposal as the Article Sixth amendment; and

(5) the transaction of such other business as may properly come before the Annual Meeting and any adjournment(s) thereof.

Details of the matters to be considered at the meeting are contained in the attached notice of annual meeting and proxy statement, which we urge you to consider carefully.

As a stockholder, your vote is important. Whether or not you plan to attend the meeting, please complete, date, sign and return your proxy card promptly in the enclosed envelope which requires no postage if mailed in the United States. If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

Thank you for your cooperation, continued support and interest in Oakmont Acquisition Corp.

Sincerely,

Robert J. Skandalaris
Chairman and Chief Executive Officer

OAKMONT ACQUISITION CORP.

33 Bloomfield Hills Parkway

Suite 240

Bloomfield Hills, Michigan 48304

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 20, 2006

10:00 a.m. (Eastern Standard Time)

Notice is hereby given that the Annual Meeting of Stockholders of Oakmont Acquisition Corp. will be held at 33 Bloomfield Hills Parkway, Ste. 240, Bloomfield Hills, Michigan 48304 on December 20, 2006 at 10:00 a.m. (Eastern Standard Time) to consider and vote upon:

1.	The election of two (2) directors to each serve for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2009 or until their successors have been duly elected and qualified. The proxy statement which accompanies this Notice includes the names of the nominees to be presented by the board of directors for election;

2.	The adoption of the Amended and Restated Purchase Agreement, dated as of September 5, 2006 by and among Oakmont Acquisition Corp. (the “Company” or “Oakmont”), One Source Equipment Rentals, LLC, an Indiana limited liability company (“OSE”), One Source Equipment Rentals of Lafayette, LLC, an Indiana limited liability company, One Source Equipment Rentals of Dayton, LLC, an Ohio limited liability company, One Source Equipment Rentals of Morton, LLC, an Illinois limited liability company, One Source Equipment Rentals of Decatur, LLC, an Illinois limited liability company, One Source Equipment Rentals of Granite City, an Illinois limited liability company (OSE and each of the aforementioned entities is individually referred to herein as “Seller” and collectively as “Sellers”), and the members of OSE (“One Source Members”), and the approval of the transactions contemplated thereby;

3.	The approval of an amendment to the certificate of incorporation of Oakmont to change the name of the Company from Oakmont Acquisition Corp. to Oakmont Corp. – we refer to this as the Article First amendment;

4.	The approval of an amendment to the certificate of incorporation of Oakmont to remove the preamble and sections A through D, inclusive, of Article Sixth from the certificate of incorporation from and after the closing of the acquisition, as these provisions will no longer be applicable to Oakmont, and to redesignate section E of Article Sixth – we refer to this as the Article Sixth amendment; and

5.	The transaction of such other business as may properly come before the Annual Meeting and any adjournment(s) thereof.

The board of directors has fixed the close of business on                     , 2006 as the record date for determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting. To assure that your shares will be represented at the Annual Meeting, please either (1) mark, sign, date and promptly return the accompanying Proxy in the enclosed envelope, (2) vote utilizing the automated telephone feature described in the Proxy, or (3) vote over the Internet pursuant to the instructions set forth on the Proxy. You may revoke your Proxy at any time before it is voted.

Stockholders are cordially invited to attend the meeting in person. Please indicate on the enclosed Proxy whether you plan to attend the meeting. Stockholders may vote in person if they attend the meeting even though they have executed and returned a Proxy.

By Order of the Board of Directors,

Michael C. Azar
President, Principal Accounting Officer and Secretary

Dated:                     , 2006

OAKMONT ACQUISITION CORP.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

INTRODUCTION

This Proxy Statement is furnished by the board of directors of Oakmont Acquisition Corp., a Delaware corporation (the “Company” or “Oakmont”), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on December 20, 2006 and at any adjournments thereof. The Annual Meeting has been called to consider and vote upon:

(1)	The election of two (2) directors to each serve for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2009 or until their successors have been duly elected and qualified – we refer to this proposal as the election proposal;

(2)	The adoption of the Amended and Restated Purchase Agreement, dated as of September 5, 2006 by and among Oakmont Acquisition Corp., (the “Company” or “Oakmont”), One Source Equipment Rentals, LLC, an Indiana limited liability company (“OSE”), One Source Equipment Rentals of Lafayette, LLC, an Indiana limited liability company, One Source Equipment Rentals of Dayton, LLC, an Ohio limited liability company, One Source Equipment Rentals of Morton, LLC, an Illinois limited liability company, One Source Equipment Rentals of Decatur, LLC, an Illinois limited liability company, One Source Equipment Rentals of Granite City, an Illinois limited liability company (OSE and each of the aforementioned entities is individually referred to herein as “Seller” and collectively as “Sellers”), and the members of OSE (“One Source Members”), and approval of the transactions contemplated thereby – we refer to this proposal as the acquisition proposal;

(3)	The approval of an amendment to the certificate of incorporation of Oakmont to change the name of the Company to Oakmont Corp. – we refer to this proposal as the Article First amendment;

(4)	The approval of an amendment to the certificate of incorporation of Oakmont to remove the preamble and sections A through D, inclusive, of Article Sixth from the certificate of incorporation from and after the closing of the acquisition, as these provisions will no longer be applicable to Oakmont – we refer to this as the Article Sixth amendment; and

(5)	The transaction of such other business as may properly come before the Annual Meeting and any adjournment(s) thereof.

This Proxy Statement and the accompanying Proxy are being sent to Stockholders on or about                     , 2006.

ANNEXES

ANNEX A	Amended and Restated Asset Purchase Agreement
ANNEX B	Proposed Amendments to the Certificate of Incorporation
ANNEX C-1	Form of Principal Members Employment and Noncompetition Agreement
ANNEX C-2	Form of Additional Members Employment and Noncompetition Agreement
ANNEX D	Audit Committee Charter
ANNEX E	Committee on Directors and Board Governance Charter

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q.	What am I asked to vote upon with this proxy statement?	A.	Oakmont and Sellers have agreed to a business combination under the terms of the Amended and Restated Asset Purchase Agreement dated as of September 5, 2006 that is described in this proxy statement. This agreement is referred to as the Purchase Agreement. A copy of the Purchase Agreement is attached to this proxy statement as Annex A, which we encourage you to review.

Oakmont’s certificate of incorporation provides that in order to complete the acquisition, Oakmont stockholders must vote to approve the Purchase Agreement. Oakmont stockholders will also be asked to vote to approve an amendment to Oakmont’s certificate of incorporation to make certain modifications to Articles One and Sixth thereof. Oakmont’s amended and restated certificate of incorporation, as it will appear if the amendment to its certificate of incorporation is approved, is annexed as Annex B hereto.

Oakmont is holding its annual meeting of its stockholders to obtain these approvals and to elect two directors. This proxy statement contains important information about the proposed acquisition, the other proposals and the meeting of Oakmont stockholders. You should read it carefully.

Your vote is important. We encourage you to vote as soon as possible after carefully reviewing this proxy statement.

Q.	Why is Oakmont proposing the acquisition?	A.	Oakmont was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the industrial manufacturing and distribution sector headquartered in North America. Sellers are engaged in the sale, rental and leasing of a broad range of products geared toward the industrial and general construction markets. Oakmont believes that the acquisition of Sellers will provide Oakmont stockholders with an opportunity to participate in a company with significant growth potential in an attractive market.

Q.	What is being voted on?	A.	There are four proposals on which the Oakmont stockholders are being asked to vote. The first proposal is to elect two (2) directors to each serve for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2009 or until their successors have been duly elected and qualified. We refer to this proposal as the election proposal.

The second proposal is to adopt and approve the Purchase Agreement and the transactions contemplated thereby. We refer to this proposal as the acquisition proposal.

The third proposal is to approve an amendment to the certificate of incorporation to change the name of the company from “Oakmont Acquisition Corp.” to “Oakmont Corp.” We refer to this proposal as the Article First amendment.

The fourth proposal is to approve an amendment to the certificate of incorporation to remove the preamble and sections A through D, inclusive, of Article Sixth from the certificate of incorporation from and after the closing and to re-designate section E of Article Sixth as Article Sixth. The items being removed will no longer be operative upon consummation of the acquisition; therefore, this amendment is being proposed to revise the certificate of incorporation on a going-forward basis. We refer to this proposal as the Article Sixth amendment.

Q.	What vote is required in order to adopt the election proposal?	A.	The affirmative vote of a plurality of the shares of common stock of Oakmont present in person or by proxy at the Annual Meeting is required for the election of each nominee for director.

Q.	What vote is required in order to adopt the acquisition proposal?	A.	The approval of the acquisition proposal will require, pursuant to Delaware General Corporation Law, the affirmative vote of holders of a majority of the outstanding shares of Oakmont’s common stock. However, pursuant to Oakmont’s certificate of incorporation, if the holders of 20% or more of the shares of the common stock issued in Oakmont’s initial public offering in July 2005 (the “IPO”) vote against the acquisition and demand that Oakmont convert their shares into a pro rata portion of Oakmont’s trust account as of the record date, then the acquisition will not be consummated. No vote of the holders of Oakmont’s warrants is necessary to adopt the acquisition proposal or other proposals and Oakmont is not asking the warrant holders to vote on the acquisition proposal or the other proposals. The approval of the Articles One and Sixth amendments is not a condition to the consummation of the acquisition.

Q.	What vote is required in order to adopt the Article First and Article Sixth amendments?	A.	The approval of the Article First and Sixth amendments will require the affirmative vote of the holders of a majority of the outstanding shares of Oakmont’s common stock. The approval of the Article First and Article Sixth amendments is not a condition to the consummation of the acquisition.

Q.	Does the Oakmont board recommend voting in favor of the director proposal, the acquisition proposal, the Article First and the Article Sixth amendments?	A.	Yes. The board of directors has carefully considered the qualifications and background of the nominees to be elected and has determined the re-election of such nominees will be in the best interest of Oakmont. Additionally, after careful consideration of the terms and conditions of the Purchase Agreement and the amendments to the certificate of incorporation, the board of directors of Oakmont has determined that the acquisition and the transactions contemplated thereby and both of the certificate of incorporation amendments are fair to and in the best interests of Oakmont and its stockholders. The board of directors recommends that Oakmont stockholders vote FOR each of (i) the director nominees, (ii) the acquisition, and (iii) Article First and Article Sixth amendments. The members of Oakmont’s board of directors have interests in the acquisition that are different from, or in addition to, your interests as a stockholder. For a description of such interests, please see the section entitled “The Acquisition Proposal—Interests of Oakmont Directors and Officers in the Acquisition.”

For a description of the factors considered by Oakmont’s board of directors in making its determination with respect to the acquisition, see the section entitled “The Acquisition Proposal—Oakmont Board of Directors’ Reasons for Approval of the Acquisition.”

Q.	What will happen in the proposed acquisition?	A.	As a consequence of the acquisition, Oakmont will acquire all of the assets and certain of the liabilities of Sellers as identified in the Purchase Agreement, and will thereupon own and operate the business of Sellers. Furthermore, Oakmont intends to retain key management of Sellers to ensure continuity of the business.

Q.	How do the Oakmont insiders intend to vote their shares?	A.	All of the Oakmont insiders (including all of Oakmont’s officers and directors) have agreed to vote the shares held by them that they acquired prior to the IPO on the acquisition proposal in accordance with the vote of the majority of the shares of common stock issued in the IPO. Assuming the acquisition proposal is approved, they have indicated that they will also vote such shares in favor of the Article First and Article Sixth amendments. In accordance with the board of directors’ recommendations, the Oakmont insiders will vote all their shares for the re-election of the two board nominees and any shares they acquired after the IPO for the acquisition proposal and the Article First and Article Sixth proposals.

Q.	What will Oakmont stockholders receive in the proposed acquisition?	A.	Oakmont stockholders will receive nothing in the acquisition. Oakmont stockholders will continue to hold the shares of Oakmont common stock that they owned prior to the acquisition.

Q.	Do I have conversion rights?	A.	If you hold shares of common stock issued in Oakmont’s IPO, then you have the right to vote against the acquisition proposal and demand that Oakmont convert such shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of Oakmont’s IPO are held. We sometimes refer to these rights to vote against the acquisition and demand conversion of the shares into a pro rata portion of the trust account as conversion rights.

Q.	How do I exercise my conversion rights?	A.	If you wish to exercise your conversion rights, you must vote against the acquisition proposal and at the same time demand that Oakmont convert your shares into cash. Any action that does not include an affirmative vote against the acquisition will prevent you from exercising your conversion rights. You may exercise your conversion rights either by checking the box on the proxy card or by submitting your request in writing to Oakmont at the address listed at the end of this section. If you (i) initially vote for the acquisition proposal but then wish to vote against it and exercise your conversion rights or (ii) initially vote against the acquisition proposal and wish to exercise your conversion rights but do not check the box on the proxy card providing for the exercise of your conversion rights or do not send a written request to Oakmont to exercise your conversion rights, or (iii) initially vote against the acquisition but later wish to vote for it, you may request Oakmont to send you another proxy card on which you may indicate your intended vote and, if that vote is against the acquisition proposal, exercise your conversion rights by checking the box provided for such purpose on the proxy card. You may make such request by contacting Oakmont at the phone number or address listed at the end of this section. Any corrected or changed proxy card or written demand of conversion rights must be received by Oakmont prior to the Annual Meeting.

If, notwithstanding your negative vote, the acquisition is completed, then you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon through the record date. As of the June 30, 2006, there was approximately $48,104,519 in trust, so you will be entitled to convert each share of common stock that you hold into approximately $5.61. If you exercise your conversion rights, then you will be exchanging your shares of Oakmont common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the closing of the acquisition and then tender your stock.

Exercise of your conversion rights does not result in either the conversion or a loss of your warrants. Your warrants will continue to be outstanding and exercisable following a conversion of your common stock.

Q.	What happens to the funds deposited in the trust account after consummation of the acquisition?	A.	Upon consummation of the acquisition, Oakmont stockholders electing to exercise their conversion rights will receive their pro rata portion of the funds in the trust account. The balance of the funds in the trust account will be released to Oakmont for payment of acquisition consideration to Sellers, with the remainder, if any, to be used for working capital.

Q.	Who will manage Oakmont after the acquisition?	A.	The existing management of Sellers will remain intact following the acquisition, and certain key employees will execute employment agreements. Andrew Rooke, currently a member of the Oakmont board of directors, will replace Robert J. Skandalaris as the Chief Executive Officer of Oakmont following the acquisition. Mr. Skandalaris will remain the chairman of the board of directors. The current board of directors of Oakmont will have substantial involvement with the management of Oakmont after the acquisition.

Q.	What happens if the acquisition is not consummated?	A.	Oakmont must liquidate if it does not consummate a business combination by July 18, 2007. In any liquidation, the funds held in the trust account, plus any interest earned thereon, together with any remaining out-of-trust net assets, will be distributed pro rata to the holders of Oakmont’s common stock acquired in Oakmont’s IPO. Holders of Oakmont common stock acquired prior to the IPO, including all of Oakmont’s officers and directors, have waived any right to any liquidation distribution with respect to those shares.

Q.	When do you expect the acquisition to be completed?	A.

It is currently anticipated that the acquisition will be consummated promptly following the Oakmont Annual Meeting on December 20, 2006.

For a description of the conditions to completion of the acquisition, see the sections entitled “The Acquisition Proposal—Conditions to the Closing of the Acquisition.”

Q.	What do I need to do now?	A.	Oakmont urges you to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the acquisition will affect you as a stockholder of Oakmont. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q.	How do I vote?	A.	If you are a holder of record of Oakmont common stock, you may vote in person at the Annual Meeting or by submitting a proxy for the Annual Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares.

Q.	What will happen if I abstain from voting or fail to vote?	A.	An abstention or failure to vote by a Oakmont stockholder will have the same effect as a vote against the director election and the acquisition, but will not have the effect of converting your shares of common stock into a pro rata portion of the trust account. An abstention or failure to vote will also have the effect of voting against the certificate of incorporation amendments.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?	A.	No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q.	Can I change my vote after I have mailed my signed proxy or direction form?	A.	Yes. Send a later-dated, signed proxy card to Oakmont’s secretary at the address of Oakmont’s corporate headquarters prior to the date of the Annual Meeting or attend the Annual Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Oakmont’s secretary.

Q.	Do I need to send in my stock certificates?	A.	No. Oakmont stockholders who do not elect to have their shares converted into the pro rata share of the trust account should not submit their stock certificates now or after the acquisition, because their shares will not be converted or exchanged in the acquisition.

Q.	What should I do if I receive more than one set of voting materials?	A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Oakmont shares.

Q.	What are the federal income tax consequences of the acquisition to Oakmont and its stockholders?	A.

A stockholder of Oakmont who exercises conversion rights and effects a termination of the stockholder’s interest in Oakmont will generally be required to recognize capital gain or loss upon the exchange of that stockholder’s shares of common stock of Oakmont for cash, if such shares were held as a capital asset on the date of the acquisition. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Oakmont common stock.

No gain or loss will be recognized by non-converting stockholders of Oakmont.

For a description of the material federal income tax consequences of the acquisition, please see the information set forth in “The Acquisition Proposal—Material Federal Income Tax Consequences of the Acquisition.”

Q.	Who can help answer my questions?	A.

If you have questions about the acquisition or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Michael C. Azar

33 Bloomfield Hills Parkway

Suite 240

Bloomfield Hills, Michigan 48304

Tel: (248) 220-2001

You may also obtain additional information about Oakmont from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

SUMMARY

This summary highlights selected information from this proxy statement, including the material terms of the acquisition proposal and the Article First and Article Sixth amendments. The proposals are described in greater detail elsewhere in this document. You should carefully read this entire document and the other documents to which this document refers you.

The Acquisition Proposal

The Parties

Oakmont Acquisition Corp.

Oakmont Acquisition Corp. is a blank check company organized as a corporation under the laws of the State of Delaware on April 15, 2005. It was formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. On July 18, 2005 it consummated an IPO of 8,000,000 units. Each unit consists of one share of common stock, $0.0001 par value per share, and two warrants, each to purchase one share of common stock. The units were sold at an offering price of $6.00 per unit, and, on July 26, 2005, the underwriter exercised its over-allotment option for 575,166 units, with Oakmont receiving aggregate net proceeds of approximately $47,361,000. Approximately $46,349,426 of the net proceeds of the IPO were placed in a trust account. Such funds, with the interest earned thereon, will be released to Oakmont upon consummation of the acquisition, less any amount payable to Oakmont stockholders that vote against the acquisition and elect to exercise their conversion rights.

The remainder of the net proceeds of the IPO, or approximately $1,000,000, has been and will be used by Oakmont to pay the expenses incurred in its pursuit of a business combination. As of July 30, 2006, Oakmont had spent approximately $775,277 of that amount. Other than its IPO and the pursuit of a business combination, Oakmont has not engaged in any business to date. If Oakmont does not consummate a business combination by July 18, 2007, then, pursuant to Article Sixth of its certificate of incorporation, Oakmont’s officers must take all actions necessary to dissolve and liquidate Oakmont as soon as reasonably practicable.

The common stock, warrants and units are currently quoted on the Over-the-Counter Bulletin board (OTCBB) under the symbols OMAC for the common stock, OMACW for the warrants and OMACU for the units.

The mailing address of Oakmont’s principal executive office is 33 Bloomfield Hills Parkway, Suite 240, Bloomfield Hills, Michigan 48304.

Sellers

One Source Equipment Rentals, LLC, an Indiana limited liability company (“OSE”), was organized in 2000 and began operations in 2001. OSE, and its brother-sister entities One Source Equipment Rentals of Lafayette, LLC, an Indiana limited liability company, One Source Equipment Rentals of Dayton, LLC, an Ohio limited liability company, One Source Equipment Rentals of Morton, LLC, an Illinois limited liability company, One Source Equipment Rentals of Decatur, LLC, an Illinois limited liability company and One Source Equipment Rentals of Granite City, an Illinois limited liability company are referred to collectively as One Source.

One Source is focused on the Midwest, providing a full range, “one-stop” shop for equipment renters in the industrial and general construction markets. It operates a cluster of six (6) branches from which it provides 24/7 service to its approximately 3,000 customers. The main source of revenue (86% in 2005) is equipment rental, which is derived from leasing top brand name equipment, such as Terex, JLG, Genie and Caterpillar, to its industrial and non-residential construction customers. It has a focused product range comprising approximately 2,500 units of mainly high reach equipment such as boom lifts, cranes, and scissor lifts, together with forklifts, backhoes and other equipment. One Source operates through a cluster of branches with a focused fleet that serves a target set of industrial and non-residential construction customers. One Source achieves dollar utilization rates between 70-75%. One Source determines its dollar utilization rate by dividing the original aggregate cost of its equipment on rent by the original aggregate cost of all of its rental equipment. One Source has a diversified customer base involved in a broad range of industries, including energy, food, non-residential construction and transportation, with approximately 50% of its revenue coming from its top 50 accounts. No single customer, however, accounts for more than 10% of total revenue.

Due to its use of a combination of refurbished and new equipment, One Source’s fleet of approximately 2,500 units, with an original cost of approximately $42 million, has an average age of 36 months. Based on information provided to Management during its analysis of other acquisition targets within the industrial and construction equipment rental and sales industry, as well as information disclosed by publicly-held entities in this industry, Management believes the One Source fleet is relatively new.

Revenue for the twelve months ended December 31, 2005 was $20.2 million and net income was $0.9 million. From 2001 through 2005, revenue has increased at approximately a 28.5% compound annual growth rate. Revenue for each year from 2001 through 2005 was $7.3 million, $13.5 million, $16.2 million, $18.7 million and $20.2 million, respectively. For the six (6) months ended June 30, 2006, One Source recorded sales growth of 9.5% and net income growth of 21.7% over the corresponding period of 2005, and for the trailing twelve month period ending June 30, 2006, EBITDA (see below) of $9.6 million was generated. EBITDA for 2007 is expected to be approximately $11.0 million. EBITDA margins have consistently been in excess of 35% and for 2005 was at 42%.

EBITDA is a measurement not in accordance with generally accepted accounting principles, or GAAP. We define EBITDA as net income plus income taxes, interest expense and depreciation and amortization. We do not intend EBITDA to represent cash flows from operations as defined by GAAP, and you should not consider it as an alternative to net income, net cash provided by operating activities or any other items calculated in accordance with GAAP, or as an indicator of our operating performance. Our definition of EBITDA may not be comparable with EBITDA as defined by other companies. We believe EBITDA is commonly used by financial analysts and others in the industries in which we operate and, thus, provides useful information to investors. Our non-GAAP measure of EBITDA excludes income taxes, depreciation and amortization, and interest expense which we incur in the normal course of business. Accordingly, our calculation has limitations depending on its use.

Management believes the performance of One Source has, however, been constrained by its limited access to growth capital, which has limited its ability to acquire equipment and expand its branch network. One Source’s business is highly leveraged due to capital expenditures being financed primarily through capital leases. As of June 30, 2006, One Source’s total current assets were approximately $4.5 million and its total current liabilities were approximately $10.1 million, of which approximately $8.1 million consisted of current obligations under capital leases incurred in connection with the acquisition of One Source’s rental equipment fleet.

Business Rationale for Acquiring One Source

We believe that the industrial and construction equipment rental and sales industry is a favorable industry in which to seek an acquisition, and is an attractive operating environment for a target business. We believe that One Source is an attractive target for us because it fits with our strategic objectives as follows:

Provide a Model for Growth

The One Source model, operating a cluster of connected branches in smaller markets with a targeted fleet and customer base is, we believe, a solid model for further regional and national expansion. This model can be added to incrementally within the region or rolled out into other regions.

An Attractive Franchise with Opportunities for the Addition of New Products and Services

We believe there is less competition in the smaller regional markets where One Source currently conducts a substantial portion of its business. Further, by focusing on smaller regional markets, we believe One Source is able to provide dedicated customer service to its customer base. While One Source’s principal activity (86% of sales) is rental, the company has other sales channels that are under exploited today such as new and used equipment sales, supplies and services. These other channels provide an existing base to develop along with additional sales channels, such as parts distribution. Additionally, these revenue streams provide earnings enhancement opportunities by improved sourcing.

An Operation that is Capital Constrained and has Limited Access to Alternative Capital Markets Due to its Size or Other Considerations

We believe One Source has been constrained in its ability to grow its fleet and expand its branch network due to its capital constraints largely derived from its low level of debt collateral. This has also impacted One Source’s earnings since it has had limited negotiating power with lenders.

Avoid Premium Valuation Because the Target Size is too Small for Larger Acquirers

We believe we are acquiring One Source at a reasonable value based on its size and generating results. Based on the trailing twelve (12) month EBITDA (see the discussion under, “Summary - The Acquisition Proposal - The Parties - Sellers” for information regarding our use of EBITDA), the purchase price is a multiple of 4.3. Based upon projected 2007 EBITDA of approximately $11.0 million, the purchase price multiple is 3.7.

Use Oakmont Management Expertise and Relationships to Provide Additional Growth

Oakmont’s management is experienced in both the industrial equipment industry as well as building and integrating businesses into large operations. Management believes this expertise can be applied to One Source. In the due diligence process several opportunities have been identified for evaluation. Andrew Rooke, currently a member of the Oakmont board of directors, will replace Robert J. Skandalaris as the Chief Executive Officer of Oakmont following the acquisition. Mr. Skandalaris will remain the Chairman of the board of directors. The current board of directors of Oakmont will have substantial involvement with the management of Oakmont after the acquisition. The existing management of Sellers will remain intact following the acquisition, and certain key employees will execute employment agreements.

Provide the Opportunity for Stockholder Exit Strategy at the Appropriate Time

Oakmont believes that the acquisition of One Source will enable Oakmont to achieve sustainable value creating growth. The rental equipment industry is in the process of consolidation and, at a future point, this may provide an appropriate exit strategy for stockholders.

The Acquisition

The acquisition proposal seeks your approval of the Amended and Restated Asset Purchase Agreement entered into on September 5, 2006 by and among Oakmont, Sellers and One Source Members. The Purchase Agreement provides for the acquisition of substantially all of the outstanding assets of Sellers by Oakmont for an aggregate purchase price of $17.2 million, together with the assumption by Oakmont of approximately $24.0 million of indebtedness of One Source. Of the $17.2 million purchase price, $1.2 million will be delivered by Oakmont in the form of a subordinated note in favor of Sellers, with the remainder delivered in cash. The subordinated note will bear interest at a 7% annual rate, payable quarterly in arrears, and will mature on the third anniversary of the closing date. In lieu of receiving the cash consideration, each Seller shall have the option to elect to receive shares of Oakmont common stock that will be subject to resale restrictions and deemed to be “restricted securities” under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”). The amount of such stock consideration shall be calculated by dividing the cash consideration by the closing price as quoted on the OTCBB of the common stock on the close of business on the day prior to the closing date of the acquisition, provided, however, no fractional shares of common stock shall be issued pursuant thereto and, in lieu thereof, any said fractional shares shall be paid the cash equivalent value thereof. The purchase price is subject to a post-closing adjustment based on Seller’s adjusted net working capital as of a date just prior to the closing date of the Purchase Agreement. See the section under “The Purchase Agreement” in this proxy statement.

Immediately following completion of the acquisition, Oakmont will operate the business and acquire all of the assets and certain of the liabilities of Sellers together with the current management of Sellers.

Oakmont, Sellers and One Source Members plan to complete the acquisition promptly after the Annual Meeting, provided that:

•	Oakmont’s stockholders have approved the acquisition proposal;

•	holders of no more than 20% of the shares of common stock issued in Oakmont’s IPO, have voted against the acquisition proposal and demanded conversion of their shares into cash;

•	the principal executive officers of One Source have entered into employment agreements with Oakmont; and

•	the satisfaction or waiver of other specified conditions typical for an acquisition transaction.

The Purchase Agreement is included as Annex A to this document. We encourage you to read the Purchase Agreement in its entirety. It is the legal document that governs the acquisition. See the section titled “The Purchase Agreement” in this proxy statement.

Article First and Article Sixth Amendments

The proposed amendments to Oakmont’s certificate of incorporation would, upon consummation of the acquisition, eliminate certain provisions that are applicable to Oakmont only prior to its completion of a business combination and effectuate a name change. Article First will be amended to change the name of the company from

Oakmont Acquisition Corp. to Oakmont Corp. Article Sixth of Oakmont’s certificate of incorporation will be amended to address only its classified board of directors, with existing provisions that relate to it as a blank check company being deleted.

Conversion Rights

A holder of shares of common stock issued in Oakmont’s IPO may, if the public stockholder affirmatively votes against the acquisition proposal, demand that Oakmont convert such shares into cash. The per share conversion price will equal the amount of IPO proceeds held in the trust account, calculated as of two business days prior to the consummation of the acquisition, divided by the number of shares of common stock held by such public stockholder at the consummation of the IPO.

Demand for conversion may be made by checking the box on the proxy card provided for that purpose and returning the proxy card in accordance with the instructions provided. Demand may also be made in any other writing that clearly states that conversion is demanded and is delivered so that it is received by Oakmont at any time up to the Annual Meeting. If properly demanded, Oakmont will convert each share of common stock held by public stockholders into a pro rata portion of the trust account as of the record date. As of June 30, 2006, this would amount to approximately $5.61 per share of common stock.

If you exercise your conversion rights, then you will be exchanging your shares of common stock for cash and will no longer own the shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the effective time of the acquisition and then tender your stock certificate to Oakmont. If the acquisition is not completed, these shares will not be converted into cash. However, if we are unable to complete the acquisition and do not close an alternative transaction by July 18, 2007, we will be forced to liquidate and all public stockholders will receive at least the amount they would have received if they sought conversion of their shares and we did consummate the acquisition.

The acquisition will not be consummated if the holders of 20% or more of the common stock issued in Oakmont’s IPO (1,714,176 shares or more) exercise their conversion rights.

Appraisal or Dissenters Rights

No appraisal rights are available under the Delaware General Corporation Law for the stockholders of Oakmont in connection with the acquisition, the election or the Article First or Article Sixth amendment proposals.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following tables present selected historical financial data and comparative historical and unaudited pro forma consolidated per share date of Sellers and Oakmont.

The following tables set forth selected historical financial data of Sellers. We are providing the following selected financial information to assist you in your analysis of the financial aspects of the acquisition. The information presented below was derived from Sellers’ unaudited financial statements as of December 31, 2001 and 2002 and audited financial statements as of December 31, 2003, 2004 and 2005 and for the fiscal years then ended and its unaudited financial statements as of and for the six months ended June 30, 2005 and 2006. The information is only a summary. The financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Sellers” and its audited financial statements as of and for the years ended December 31, 2003, 2004, and 2005 and its unaudited financial statements as of and for the six months ended June 30, 2005 and 2006 and the related notes included elsewhere in this proxy statement. The historical results of operations are not necessarily indicative of future results.

Sellers’ Selected Historical Financial Information

(in thousands, except per share data)

	Six Months Ended June 30,		Year Ended December 31,
	2005	2006	2001	2002	2003	2004	2005
Statement of Operations Data:

Revenues and other operating income	$9,286	$10,167	$7,310	$13,539	$16,192	$18,652	$20,153
Net income (loss)	314	382	181	84	(96)	413	945

Balance Sheet Data

Total assets	25,282	27,291	15,070	20,419	26,094	25,311	27,055
Long-term debt, including current portion	21,662	23,779	12,970	17,740	23,177	22,134	23,011
Stockholders’ equity	1,664	2,678	949	1,034	937	1,351	2,296

The Oakmont historical financial data are derived from Oakmont’s audited financial statements as of December 31, 2005 and for the fiscal year then ended and its unaudited financial statements as of and for the six months ended June 30, 2005 and 2006. This selected financial information of Oakmont is only a summary. You should read this information in conjunction with Oakmont’s historical consolidated financial statements and related notes and Oakmont’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Oakmont’s annual report, quarterly reports and other information on file with the Securities Exchange Commission (“SEC”). See “Where You Can Find More Information” on page 77. The historical results of operations are not necessarily indicative of future results.

Oakmont Selected Historical Financial Information

(in thousands, except per share data)

	Six Months Ended June 30,		For the Period From April 15, 2005 (inception) to December 31, 2005
	2005	2006
Statement of Operations Data:

Revenue	$0	$0	$0
Interest income	0	819	585
Net income	(0.9)	400	280
Accretion of Trust Account related to common stock subject to possible Conversion	0	1,228	878
Net income attributable to common Stockholders	(0.9)	400	280
Net income per share	(0.00)	0.04	0.04

	Six Months Ended June 30,		As of December 31, 2005
	2005	2006
Balance Sheet Data:

Total assets (including US Government Securities deposited in Trust Account)	$240	$48,588	$48,002
Common stock subject to possible Conversion	0	9,265	9,265
Stockholders’ equity	24	38,801	38,401

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following summary unaudited pro forma condensed consolidated financial information is designed to show how the acquisition of Sellers by Oakmont might have affected historical financial statements if the acquisition had been completed at an earlier time. The following summary unaudited pro forma condensed consolidated financial information was prepared based on the historical financial results of Sellers and Oakmont. The following should be read in connection with “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 55 and the Sellers’ and Oakmont’s financial statements, which are included in this proxy statement.

The unaudited pro forma balance sheet data assumes that the acquisition took place on June 30, 2006 and combines Sellers’ June 30, 2006 condensed consolidated balance sheet data with Oakmont’s June 30, 2006 condensed consolidated balance sheet data. The unaudited pro forma statements of operations data for the six months ended June 30, 2006 and for the year ended December 31, 2005 gives effect to the acquisition as if has occurred on January 1, 2005 and combines the results of operations of Oakmont for the periods indicated.

The summary unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single entity during these periods:

	Sellers’ and Oakmont Pro Forma (in thousands, except per share data)
	As of and for the Six Months Ended June 30, 2006	For the Year ended December 31, 2005
Statement of Operations Data (1):

Revenues and other operating income	$10,167	$20,153
Net income	1,467	2,695
Net income per share – basic	0.14	0.36
Net income per share – fully diluted	0.13	0.34

	As of and for the Six Months Ended June 30, 2006	For the Year ended December 31, 2005
Statement of Operations Data (2):

Revenues and other operating income	$10,167	$20,153
Net income	1,340	2,609
Net income per share – basic	0.15	0.41
Net income per share – fully diluted	0.14	0.38

Balance Sheet Data:

	At June 30, 2006
	Assuming No Conversions (1)	Assuming Maximum Conversions (2)
	(in thousands)
Total assets	$52,575	$42,959

Long-term debt	2,153	2,153
Other liabilities	2,005	2,005
Common stock subject to conversion	—	—
Stockholders’ equity	48,417	38,801
	$52,575	$42,959

(1)	Assumes that no Oakmont stockholder seeks conversion of Oakmont stock into a pro rata share of the trust account.
(2)	Assumes that 19.99% of the shares of Oakmont Common Stock sold in the IPO, or 1,714,176 shares, are converted into their pro rata share of the trust account.

COMPARATIVE UNAUDITED HISTORICAL AND PRO FORMA PER SHARE DATA

The following table sets forth unaudited pro forma per share ownership information of Sellers and Oakmont after giving effect to the acquisition, assuming both no conversions and maximum conversions by Oakmont stockholders. You should read this information in conjunction with the selected historical financial information included elsewhere in this proxy statement, and the historical financial statements of Sellers and related notes that are included elsewhere in this proxy statement and the historical financial statements of Oakmont incorporated by reference herein. The unaudited Sellers and Oakmont pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial information and related notes beginning on page 55.

The unaudited pro forma condensed earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined, nor earnings per share for any future date or period. The unaudited pro forma book value per share information below does not purport to represent what the value of Sellers and Oakmont would have been had the companies been combined.

	As of and for the Six Months Ended June 30, 2006	As of and for the period since inception (April 15, 2005), through December 31, 2005
Oakmont – Historical
Book value per share	3.67	3.63
Basic and diluted earnings (loss) per share from continuing operations	0.04	0.04

Oakmont Pro Forma Consolidated:
Book value per share assuming no conversions	4.58	6.41
Basic earnings per share from continuing operations assuming maximum conversions	0.15	0.41
Diluted earnings per share from continuing operations assuming maximum conversions	0.14	0.38

Shares used to Compute Basic Per Share Data (in millions)
Oakmont
Assuming no conversions (1)	10,575	7,457
Assuming maximum conversions (2)	8,861	6,366

Shares used to Compute Diluted Per Share Data (in millions)
Oakmont
Assuming no conversions (1)	11,429	8,001
Assuming maximum conversions (2)	9,715	6,910

(1)	Assumes that no Oakmont stockholder seeks conversion of Oakmont stock into a pro rata share of the trust account.
(2)	Assumes that 19.99% of the shares of Oakmont Common Stock sold in the IPO, or 1,714,176 shares, are converted into their pro rata share of the trust account.

MARKET PRICE DATA

Market Price Data for Oakmont Securities

Oakmont consummated its IPO on July 18, 2005. In the IPO, Oakmont sold 8,575,166 units, which includes 575,166 units that were purchased pursuant to the underwriters’ over allotment option. Each unit consists of one share of Oakmont common stock and two redeemable common stock purchase warrants, each to purchase one share of Oakmont common stock. Oakmont common stock, warrants and units are quoted on the OTCBB under the symbols OMAC, OMACW and OMACU, respectively. Oakmont units commenced public trading on July 18, 2005, and its common stock and warrants commenced separate public trading on July 18, 2005. The closing price for each share of common stock, warrant and unit of Oakmont on August 1, 2006, the last trading day before announcement of the execution of the Purchase Agreement, was $5.39, $0.50 and $6.22, respectively.

Oakmont and Sellers will use their reasonable best efforts to obtain the listing for trading on the NASDAQ Global Market of Oakmont common stock, warrants and units. In the event Oakmont common stock, warrants and units are listed on NASDAQ after the closing of the acquisition, the symbols will change to ones determined by Oakmont and NASDAQ that are reasonably representative of the corporate name or business of Oakmont. Oakmont management anticipates that the NASDAQ listing will be concurrent with the consummation of the acquisition. If the listing on NASDAQ is not approved, it is expected that the common stock, warrants and units will continue to be quoted on the OTCBB.

Holders

As of August 24, 2006, there was one holder of record of the units, ten holders of record of the common stock and one holder of record of the warrants. The holder of record of the units and the warrants was Cede & Co., the nominee for the Depository Trust Company. Oakmont believes the beneficial holders of the units, common stock and warrants to be in excess of fifty persons each.

The following table sets forth information with respect to the effect of the proposed acquisition on the amount and percentage of present holdings of Oakmont’s common stock under the following scenarios: (i) all Sellers elect to receive shares of Oakmont common stock in lieu of receiving cash consideration and no Oakmont stockholders elect to exercise their conversion rights, (ii) no Sellers elect to receive shares of Oakmont common stock as part of the acquisition consideration and 19.99% of Oakmont stockholders elect to exercise their conversion rights, and (iii) all Sellers elect to receive shares of Oakmont common stock in lieu of receiving cash consideration and 19.99% of Oakmont stockholders elect to exercise their conversion rights. The table sets forth the foregoing information for (w) each person known by Oakmont to own more than 5% of Oakmont’s common stock; (x) each director and nominee for director; (y) each officer of Oakmont named in the Summary Compensation Table; and (z) all executive officers and directors of Oakmont as a group, assuming the maximum amount of shares of common stock are converted pursuant to the acquisition.

	Number of Shares Beneficially Owned1		Percentage of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned Assuming Full Stock Consideration and No Conversion	Percentage of Shares Beneficially Owned Assuming No Stock Consideration and Maximum Conversion	Percentage of Shares Beneficially Owned Assuming Full Stock Consideration and Maximum Conversion
Robert J. Skandalaris	1,152,000[2]		10.9%	8.5%	13.0%	9.7%
Michael C. Azar	780,000	[3]	7.4%	5.7%	8.8%	6.6%
David J. Langevin	180,000	[4]	1.7%	1.3%	2.0%	1.5%
Frederick L. Hubacker	20,000		*	*	*	*
Andrew M. Rooke	0	[4]	*	*	*	*
Mark T. Behrman	20,000		*	*	*	*
Donald J. Spence	20,000		*	*	*	*
Azimuth Opportunity, Ltd. c/o WSmiths Finance Nemours Chambers P.O. Box 3170 Road Town, Tortola British Virgin Islands	966,000	[5]	9.1%	7.1%	10.9%	8.1%
All Directors and Officers as a group (7 persons)	2,172,000		20.5%	16.0%	24.5%	18.3%

*	Less than 1%

[1]	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting and investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, each share of common stock subject to options held by that person that is or will become exercisable within sixty (60) days of the date hereof is deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
[2]	Includes 360,000 shares of common stock held by KrisLee & Associates, LLC. Mr. Skandalaris is the managing member of KrisLee & Associates, LLC, a limited liability company whose members are Mr. Skandalaris and his children. Also includes 340,000 shares of common stock held by QVM Oakmont Services LLC. Mr. Skandalaris is a managing member of QVM Oakmont Services LLC. QVM Oakmont Services LLC may distribute its shares to its members at a later date. To the extent such shares are not distributed to its members, they will be retained by QVM Oakmont Services LLC.
[3]	Includes 360,000 shares of common stock held by QVM Oakmont Services LLC. Mr. Azar is a managing member of QVM Oakmont Services LLC. QVM Oakmont Services LLC may distribute its shares to its members at a later date. To the extent such shares are not distributed to its members, they will be retained by QVM Oakmont Services LLC.
[4]	Does not include any shares held by QVM Oakmont Services, LLC of which such person is a current member.
[5]	Information is based exclusively on the Schedule 13G filed on by Azimuth Opportunity, Ltd., a British Virgin Islands company, with the Securities Exchange Commission on September 26, 2006. The Schedule 13G states that Azimuth Opportunity, Ltd. beneficially owns 966,000 shares of common stock, or 9.1% of the outstanding common stock.

Additional information relating to the shares owned by the stockholders set forth in this table is set forth in the section entitled, “Principle Stockholders” on page 24 of this proxy.

Dividends

Oakmont has not paid any cash dividends on its common stock to date and does not intend to pay dividends prior to the completion of the acquisition. It is the present intention of the board of directors to retain all earnings, if any, for use in the business operations, and accordingly, the board does not anticipate declaring any dividends in the foreseeable future. The payment of any dividends subsequent to the merger will be within the discretion of the then board of directors and will be contingent upon revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination.

PRICE RANGE OF SECURITIES AND DIVIDENDS

The following table sets forth the high and low closing bid quotations for the calendar quarter indicated since such units commenced public trading on July 18, 2005. The over-the-counter market quotations reported below reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. Our common stock and warrants commenced public trading on July 18, 2005. Prior to July 18, 2005, there was no established public trading market for our common stock.

	units
Quarter ended	High	Low
September 30, 2005 (from July 18, 2005)	$6.25	$5.95
December 31, 2005	$6.30	$5.93
June 30, 2006	$7.00	$6.05
March 31, 2006	$7.15	$6.05

The approximate number of holders of record of our common stock is ten (10).

As of June 30, 2006, we had no compensation plans under which our equity securities were authorized for issuance.

Sellers’s Securities and Dividends

There is no established public trading market for the securities of Sellers. Sellers do not have any authorized or outstanding equity compensation plans.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before you decide whether to vote or instruct your vote to be cast to adopt the acquisition proposal and Article First and Article Sixth amendments.

For ease of reference, we refer to the combined business of One Source Equipment Rentals, LLC, One Source Equipment Rentals of Lafayette, LLC, One Source Equipment Rentals of Morton, LLC, One Source Equipment Rentals of Dayton, LLC, One Source Equipment Rentals of Decatur, LLC, and One Source Equipment Rentals of Granite City, LLC as the business of One Source. As Oakmont’s operations will be those of One Source upon completion of the acquisition, the following risk factors relating to the combined businesses and operations of Oakmont and One Source after the closing of the proposed acquisition are referred to herein as Oakmont’s business.

Risks Associated With the Business of Oakmont

Capital expenditures and other costs necessary to operate and maintain Oakmont’s equipment tend to increase with the age of the equipment and may also increase due to changes in governmental regulations, safety or other equipment standards.

Capital expenditures and other costs necessary to operate and maintain Oakmont’s equipment tend to increase with the age of the equipment. Accordingly, it is likely that the aggregate operating costs of Oakmont’s equipment will increase as the average age of Oakmont’s equipment increases. In addition, changes in governmental regulations, safety or other equipment standards, as well as customer requirements or competition, may require Oakmont to make additional capital or operational expenditures.

The cyclical nature of the equipment rental and leasing industry may lead to decreases in rental rates, which may reduce Oakmont’s revenue and earnings.

The equipment rental and leasing business has historically been cyclical in varying degrees, experiencing fluctuations in rental rates and profitability. Oakmont anticipates that the future demand for its equipment and rates will be dependent upon the trend away from equipment purchasing, growing demand for equipment rentals, and the economic growth in the United States. Adverse economic, political, social or other developments could decrease demand and growth in the heavy equipment rental and leasing industry and thereby reduce revenue and earnings.

If Oakmont is unable to fund its capital expenditures, Oakmont may not be able to expand its business, which would have a material adverse effect on Oakmont’s business.

In order to fund Oakmont’s capital expenditures, Oakmont may be required to incur borrowings or raise capital through the sale of debt or equity securities. Oakmont’s ability to access the capital markets for future offerings may be limited by Oakmont’s financial condition at the time of any such offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond its control. Oakmont’s failure to obtain the funds for necessary future capital expenditures would limit its ability to expand its business and could have a material adverse effect on Oakmont’s business, results of operations and financial condition.

Oakmont is dependent upon key personnel whose loss may adversely impact Oakmont’s business.

Oakmont will depend on the expertise, experience and continued services of its senior management employees, who have acquired specialized knowledge and skills with respect to Oakmont and its operations and most decisions concerning the business of Oakmont will be made or significantly influenced by them. The loss of senior management employees, or an inability to attract or retain other key individuals, could materially adversely affect Oakmont. Oakmont seeks to compensate and incentivize these key executives, as well as other employees, through competitive salaries and bonus plans, but there can be no assurance that these programs will allow Oakmont to retain key employees or hire new key employees. As a result, if senior management employees were to leave Oakmont following the acquisition, Oakmont could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience.

The equipment rental and leasing industry has inherent operational risks that may not be adequately covered by Oakmont’s insurance.

One Source currently maintains insurance on its rental fleet for risks commonly insured against by equipment owners and operators, including commercial and general liability insurance. Each lessee of equipment is also required to maintain its own level of general liability insurance with respect to the equipment. Oakmont can give no assurance that it will be adequately insured against all risks or that its insurers will pay a particular claim following the proposed acquisition. Even if its insurance coverage is adequate to cover its losses, Oakmont may not be able to timely obtain a replacement piece of equipment in the event of a loss. Furthermore, in the future, Oakmont may not be able to obtain adequate insurance coverage at reasonable rates for Oakmont’s fleet. Oakmont may also be subject to premiums, in amounts based not only on its own claim record but also the claims record of all other members of the equipment rental and leasing industry. Oakmont’s insurance policies will also contain deductibles, limitations and exclusions which, although Oakmont believes are standard in the equipment rental and leasing industry, may nevertheless increase its costs.

Oakmont depends upon unionized labor for a proportion of its U.S. operations. Any work stoppages or labor disturbances could disrupt its business.

Approximately one-third of One Source’s employees are currently unionized and represented by local branches of the International Brotherhood of Teamsters. While One Source has historically enjoyed strong employee relations to date, any work stoppages or other labor disturbances could have a material adverse effect on Oakmont’s business, results of operations and financial condition following the closing of the One Source acquisition.

Future acquisitions of equipment or businesses by Oakmont would subject Oakmont to additional business, operating and industry risks, the impact of which cannot presently be evaluated, and could adversely impact Oakmont’s capital structure.

Oakmont intends to pursue other acquisition opportunities following the closing of the One Source acquisition in an effort to diversify its investments and/or grow Oakmont’s business. While neither Oakmont nor One Source is presently committed to any additional acquisition, Oakmont is currently actively pursuing one or more potential acquisition opportunities. Acquisitions may be of individual or groups of businesses operating in the same business as One Source or in other industries. Following the acquisition of One Source, Oakmont will not be limited to any particular industry or type of business that it may acquire. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular business or assets that Oakmont may acquire, or of the industry in which such business operates. To the extent Oakmont acquires a financially unstable business; we may be affected by numerous risks inherent in the acquired business’s operations. If Oakmont acquires a business in an industry characterized by a high level of risk, we may be affected by the currently unascertainable risks of that industry. Although Oakmont’s management will endeavor to evaluate the risks inherent in a particular industry or target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors.

In addition, the financing of any acquisition completed by Oakmont after the One Source acquisition could adversely impact Oakmont’s capital structure as any such financing would likely include the issuance of additional equity securities and/or the borrowing of additional funds. The issuance of additional equity securities may significantly reduce the equity interest of existing stockholders and/or adversely affect prevailing market prices for Oakmont’s common stock. Increasing Oakmont’s indebtedness could increase the risk of a default that would entitle the holder to declare all of such indebtedness due and payable and/or to seize any collateral securing the indebtedness. In addition, default under one debt instrument could in turn permit lenders under other debt instruments to declare borrowings outstanding under those other instruments to be due and payable pursuant to cross default clauses. Accordingly, the financing of future acquisitions could adversely impact our capital structure and your equity interest in Oakmont.

We may be unable to maintain or replace our equipment as they age.

As of June 30, 2006, the average age of the equipment owned by One Source was approximately 3 years. The expense of maintaining, repairing and upgrading One Source’s equipment typically increases with age, and after a period of time the cost may not be economically justifiable. Following the acquisition, there can be no assurance that Oakmont will be able to maintain its rental fleet by extending the economic life of existing equipment, or that our financial resources will be sufficient to enable us to make expenditures necessary for these purposes. In addition, the supply of replacement equipment is limited. In the event that Oakmont were to lose the use of any of its equipment, our financial performance would be adversely affected.

Additional costs may be incurred in Oakmont.

One Source has been operated as a limited liability company and has not been subject to the enhanced reporting and disclosure requirements of a public corporation. Consequently, we may be required to add additional resources to effect the necessary changes which may impact future performance.

Failure to complete the acquisition could negatively impact the market price of our common stock and may make it more difficult for us to attract another acquisition candidate, resulting, ultimately, in the disbursement of the trust proceeds, and investors may experience a loss on their investment.

If the acquisition is not completed for any reason, we may be subject to a number of material risks, including:

•	the market price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the acquisition will be consummated;

•	costs related to the acquisition, such as legal and accounting fees, must be paid even if the acquisition is not completed; and

•	charges against earnings for transaction-related expenses could be higher than expected.

Such decreased market price and added costs and charges of the failed acquisition, together with the history of failure in consummating an acquisition, may make it more difficult for us to attract another acquisition candidate, resulting, ultimately, in the disbursement of the trust proceeds, and investors may experience a loss on their investment.

Oakmont’s directors may have certain conflicts in determining to recommend the acquisition proposal since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a stockholder.

Members of Oakmont’s board of directors have interests in the acquisition that are different from, or in addition to, your interests as a stockholder, including the fact that the shares of common stock owned by them, or their affiliates and associates, would become worthless if the acquisition is not approved and Oakmont otherwise fails to consummate a business combination prior to its liquidation date. Such shares, as of July 27, 2006, had a market value of approximately $10,700,000. Similarly, the warrants owned by such directors, affiliates and associates to purchase 1,448,029 shares of common stock would expire.

If Oakmont’s outstanding warrants are exercised, up to 17,150,332 additional shares of Oakmont common stock could be issued. “Market overhang” from these potentially issuable shares may have an adverse effect on the price of Oakmont common stock.

Oakmont currently has 10,575,166 outstanding shares of common stock. Outstanding warrants to purchase an aggregate of 17,150,332 shares of Oakmont’s common stock become exercisable following completion of the acquisition. Each warrant entitles the registered holder to purchase one share of Oakmont common stock at a price of $5.00 per share (other than those warrants underlying representative’s purchase option, which have an exercise price of $5.70 per share). If all of the warrants are exercised, up to 17,150,332 additional shares of Oakmont’s common stock would be issued, resulting in the dilution of the existing stockholders from holding 100% of the currently outstanding shares of common stock to holding approximately 38.01% of the outstanding shares of common stock after full exercise of the warrants. The impact of these potentially issuable shares could also affect the market price of our common stock.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this proxy statement constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, the safe-harbor provisions of that act do not apply to statements made in this proxy statement. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by in such forward-looking statements, including among other things:

•	the number and percentage of our stockholders voting against the acquisition proposal and seeking conversion;

•	fluctuations in customer demand;

•	management of rapid growth;

•	general economic conditions; and

•	the business strategy and plans for the One Source business after the proposed acquisition.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

All forward-looking statements included herein attributable to any of Oakmont, Sellers or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Oakmont and Sellers undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the adoption of the Purchase Agreement, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement could have a material adverse effect on Oakmont and/or Sellers.

PERSONS MAKING THE SOLICITATION, MEETING, VOTING RIGHTS AND REQUIREMENTS

Persons Making the Solicitation

The Proxy is solicited on behalf of the board of directors of Oakmont. The original solicitation will be by mail. Following the original solicitation, the board of directors expects that certain individual stockholders will be further solicited through telephone or other oral communications from the board of directors. The board of directors does not intend to use specially engaged employees or paid solicitors. The board of directors intends to solicit Proxies for shares which are held of record by brokers, dealers, banks or voting trustees, or their nominees, and may pay the reasonable expenses of such record holders for completing the mailing of solicitation materials to persons for whom they hold shares. All solicitation expenses will be borne by Oakmont.

Terms of the Proxy

The enclosed Proxy indicates the matters to be acted upon at the Annual Meeting and provides boxes to be marked to indicate the manner in which the stockholder’s shares are to be voted with respect to such matters. By appropriately marking the boxes, a stockholder may specify whether the proxy shall vote for or against or shall be without authority to vote the shares represented by the Proxy. The Proxy also confers discretionary voting authority with respect to such other business as may properly come before the Annual Meeting.

If the Proxy is executed properly and is received by the proxy holder prior to the Annual Meeting, the shares represented by the Proxy will be voted. An abstention and a broker non-vote would be included in determining whether a quorum is present at the meeting, but would otherwise not affect the outcome of any vote. Where a stockholder specifies a choice with respect to the matter to be acted upon, the shares will be voted in accordance with such specification. Any Proxy which is executed in such a manner as not to withhold authority to vote for the election of the specified nominees as directors (see “Matters To Be Acted Upon—Item 1: Election of Directors”) shall be deemed to confer such authority. A Proxy may be revoked at any time prior to its exercise by giving written notice of the revocation thereof to Michael C. Azar, President, Principal Accounting Officer and Secretary, Oakmont Acquisition Corp., 33 Bloomfield Hills Parkway, Suite 240, Bloomfield Hills, Michigan 48304, by attending the meeting and electing to vote in person, or by a duly executed Proxy bearing a later date.

Time, Date Location of Annual Meeting

The Annual Meeting will be held on December 20, 2006 at 10:00 a.m. (Eastern Standard Time) at 33 Bloomfield Hills Parkway, Ste. 240, Bloomfield Hills, Michigan 48304 and thereafter as it may be adjourned from time to time.

Voting Securities

The securities entitled to vote at the Annual Meeting consist of all of the outstanding shares of Oakmont’s common stock, $0.0001 par value per share. The close of business on [                    ], 2006 has been fixed by the board of directors of Oakmont as the record date. Only Stockholders of record as of the record date may vote at the Annual Meeting. As of August 24, 2006 there were 10,575,166 outstanding shares of Oakmont’s common stock entitled to vote at the Annual Meeting.

Quorum

The presence at the Annual Meeting of the holders of record of a number of shares of Oakmont’s common stock and Proxies representing the right to vote shares of Oakmont’s common stock in excess of one-half of the number of shares of Oakmont’s common stock outstanding as of the record date will constitute a quorum for transacting business.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of Oakmont’s common stock by: (i) each person known by Oakmont to own more than 5% of Oakmont’s common stock; (ii) each director and nominee for director; (iii) each officer of Oakmont named in the Summary Compensation Table; and (iv) all executive officers and directors of Oakmont as a group. Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person. As of August 24, 2006, 10,575,166 shares of our common stock were issued and outstanding.

Name and Address of Beneficial Owner[1]	Number of Shares Beneficially Owned2		Percentage of common stock Beneficially Owned[2]
Robert J. Skandalaris	1,152,000	[3]	10.9%
Michael C. Azar	780,000	[4]	7.4%
David J. Langevin	180,000	[5]	1.7%
Frederick L. Hubacker	20,000		*
Andrew M. Rooke	0	[5]	*
Mark T. Behrman	20,000		*
Donald J. Spence	20,000		*
Azimuth Opportunity, Ltd[6] c/o WSmiths Finance Nemours Chambers P.O. Box 3170 Road Town, Tortola British Virgin Islands	966,000		9.1%

All Directors and Officers as a group (7 persons)	2,172,000		20.5%

*	Less than 1%
[1]	Unless otherwise indicated, the business address of each named person is 33 Bloomfield Hills Parkway, Suite 240, Bloomfield Hills, Michigan 48304.
[2]	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting and investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, each share of common stock subject to options held by that person that is or will become exercisable within sixty (60) days of the date hereof is deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
[3]	Includes 360,000 shares of common stock held by KrisLee & Associates, LLC. Mr. Skandalaris is the managing member of KrisLee & Associates, LLC, a limited liability company whose members are Mr. Skandalaris and his children. Also includes 340,000 shares of common stock held by QVM Oakmont Services LLC. Mr. Skandalaris is a managing member of QVM Oakmont Services LLC. QVM Oakmont Services LLC may distribute its shares to its members at a later date. To the extent such shares are not distributed to its members, they will be retained by QVM Oakmont Services LLC.
[4]	Includes 360,000 shares of common stock held by QVM Oakmont Services LLC. Mr. Azar is a managing member of QVM Oakmont Services LLC. QVM Oakmont Services LLC may distribute its shares to its members at a later date. To the extent such shares are not distributed to its members, they will be retained by QVM Oakmont Services LLC.
[5]	Does not include any shares held by QVM Oakmont Services, LLC of which such person is a current member.
[6]	Information is based exclusively on the Schedule 13G filed on by Azimuth Opportunity, Ltd., a British Virgin Islands company, with the Securities Exchange Commission on September 26, 2006. The Schedule 13G states that Azimuth Opportunity, Ltd. beneficially owns 966,000 shares of common stock, or 9.1% of the outstanding common stock.

MATTERS TO BE ACTED UPON

ITEM 1: ELECTION OF DIRECTORS

Directors

The nominees for the board of directors are set forth below. Our board of directors has seven directors and is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. Two persons comprising the first class have been nominated by the board of directors to serve as directors until the 2009 Annual Meeting of Stockholders. The board of directors recommends that each nominee, Donald J. Spence and Mark T. Behrman be elected to serve until the 2009 Annual Meeting of Stockholders. Information on the background and qualifications of the nominees is set forth below. The term of office of the second class of directors, consisting of Frederick L. Hubacker and Andrew M. Rooke, will expire at the 2007 Annual Meeting. The term of office of the third class of directors, consisting of Robert J. Skandalaris, Michael C. Azar and David J. Langevin, will expire at the 2008 Annual Meeting.

The board knows of no reason why any nominee for director would be unable to serve as a director. In the event that any of them should become unavailable prior to the Annual Meeting, the Proxies will be voted for a substitute nominee or nominees designated by the board of directors, or the number of directors may be reduced accordingly. In no event will the Proxies be voted for more than two persons.

NOMINEES FOR DIRECTORS

Nominees to Serve Until the 2009 Annual Meeting

Name	Age	Director Since	Positions Held
Donald J. Spence	53	2005	Director
Mark T. Behrman	43	2005	Director

Donald J. Spence, Age 53, has been a Director of Oakmont since our inception. Mr. Spence is currently the President of the Sleep and Home Respiratory Group of Respironics, Inc., a leading manufacturer of respiratory and sleep medical products and servicess. From 2001 to 2004, Mr. Spence served as President, Chief Executive Officer and previously Executive Vice President at GKN Sinter Metals and GKN Automotive, divisions of GKN plc., a worldwide technology engineering company. From 1998 to 2001, Mr. Spence served as Senior Vice President of Global Sales and Marketing for GKN Sinter Metals. Mr. Spence served as President of Datex-Ohmeda, Inc. from 1997 to 1998. Datex-Ohmeda is a global supplier of anesthesia and critical care solutions. From 1988 to 1997, Mr. Spence served in a number of positions with Datex-Ohmeda, including Vice President of Global Marketing. From 1981 to 1988, Mr. Spence served in a variety of finance and strategic planning positions with such companies as Ford Motor Co., Gelman Science, Inc., Airco Carbon, and BOC Group plc. Mr. Spence holds a B.A. from Michigan State University and a M.A. from Central Michigan University.

Mark T. Behrman, Age 43, has been a Director of Oakmont since our inception. Mr. Behrman is the Managing Director of J. Giordano Securities Group. Mr. Behrman has served on the Noble International Ltd. board of directors since 1999. Previously, Mr. Behrman served as a Managing Director in the U.S. Operations Division of Trade.com Global Markets, Inc., an international financial services firm, and as the Head of Corporate Finance for its predecessor, BlueStone Capital Partners, LP., an investment banking firm. While employed by Global Markets, Mr. Behrman also held the title of Executive Vice President of Trade.com Online Securities, Inc., a wholly-owned subsidiary of Global Markets, from January 2001 to August 2001. In October 2001, a petition for voluntary bankruptcy was filed by Trade.com Online Securities, Inc. in the U.S. Bankruptcy Court for the Southern District of New York. Mr. Behrman holds a B.S./B.A. from The State University of New York at Binghamton and a M.B.A. from Hofstra University.

Vote Required

The favorable vote of a plurality of the shares of common stock of Oakmont present in person or by proxy at the Annual Meeting is required for the election of each nominee for Director. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

ITEM 2: THE ACQUISITION PROPOSAL

The discussion in this document of the acquisition and the principal terms of the Purchase Agreement, by and among Oakmont, Sellers and the One Source Members is subject to, and is qualified in its entirety by reference to, the Purchase Agreement. A copy of the Purchase Agreement, as amended, is attached as Annex A to this proxy statement.

General Description of the Acquisition

Pursuant to the Purchase Agreement, Oakmont will acquire all of the assets and will assume certain liabilities of Sellers for an aggregate purchase price of $17.2 million. Oakmont will assume approximately $24.0 million of indebtedness of One Source, consisting of approximately $22.7 million of capital leases, a $500,000 bank line of credit, an approximately $805,000 term note. Of the $17.2 million purchase price, $1.2 million will be delivered by Oakmont in the form of a subordinated note in favor of Sellers, with the remainder delivered in cash. In lieu of receiving the cash consideration, each Seller shall have the option to elect to receive shares of Oakmont common stock that will be “restricted securities” subject to certain resale restrictions under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”). The amount of such stock consideration shall be calculated by dividing the cash consideration by the closing price as quoted on the OTCBB of the common stock on the close of business on the day prior to the closing date of the acquisition, provided, however, no fractional shares of common stock shall be issued pursuant thereto and, in lieu thereof, any said fractional shares shall be paid the cash equivalent value thereof. The purchase price is subject to a post-closing adjustment based on the current portion of Seller’s net working capital as of a date just prior to the closing date of the Purchase Agreement, adjusted to remove the current portion of any liabilities associated with equipment leases. After the acquisition, Oakmont intends to transfer the acquired assets and liabilities of One Source into two wholly-owned operating limited liability company subsidiaries.

Following the acquisition, Oakmont will use cash proceeds from its initial public offering to retire approximately $22.7 million of One Source’s capital leases, and will incur minimal prepayment penalties totaling less than $50,000 for retiring such capital leases prior to the end of their respective terms. Thereafter, Oakmont intends to put a credit facility in place with a borrowing capacity of between $10 million and $20 million for purposes of its working capital needs and for use for future acquisitions, depending on, among other things, the number of shares of Oakmont Common Stock that may be converted.

Background of the Acquisition

The terms of the Purchase Agreement are the result of arm’s-length negotiations between representatives of Oakmont and Sellers. The following is a brief discussion of the background of these negotiations, the Purchase Agreement and related transactions.

Oakmont was formed on April 15, 2005, to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Oakmont’s activities to date have been comprised solely of organizational activities, preparing for and consummating the IPO, and efforts associated with identifying a target for a business combination.

On July 18, 2005 Oakmont consummated its IPO of 8,000,000 units, with each unit consisting of one share of common stock and two warrants. On July 26, 2005, Oakmont consummated the closing of an additional 575,166 units that were subject to the over-allotment option. Gross proceeds from the IPO were approximately $51,451,000. After deducting the underwriting discounts and commissions and the IPO expenses, the total net proceeds to Oakmont from the IPO were approximately $47,361,000, of which $46,349,426 was deposited into an interest-bearing trust account (or $5.40 per share sold in the IPO). The remaining proceeds have been used by Oakmont to provide for business, legal and accounting due diligence on prospective acquisitions, tax payments and continuing general and administrative expenses. Oakmont intends to use the net proceeds of the IPO for the cash portion of the acquisition purchase price. To the extent that Oakmont’s capital stock is used in whole or in part as consideration to effect the acquisition, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of Sellers.

Promptly following Oakmont’s IPO, management of Oakmont contacted the principal officers of several manufacturing companies, as well as investment bankers, private equity firms, consulting firms, business brokers, financial advisors, legal and accounting firms that specialize or represent industrial manufacturing companies, other firms specializing in our target industries, as well as current and former senior executives of several industrial manufacturing and distribution companies with whom members of Oakmont’s management have worked in the past. Through these efforts, we identified and reviewed information with respect to more than 20 acquisition and merger opportunities.

One Source had engaged Corporate Finance Associates (“CFA”) to conduct a managed sale process to identify a buyer for One Source’s business and close a transaction that would be acceptable to One Source’s owners. CFA identified potential strategic and financial buyers, foreign and domestic, and during the third quarter of 2005, contacted approximately 100 potential buyers.

David J. Langevin, a member of Oakmont’s board of directors, was contacted by CFA on or about September 22, 2005 and, having expressed an interest in a possible transaction, signed a confidentiality agreement on September 30, 2005. Prior to being contacted by CFA, no officer or director of Oakmont was aware of One Source or the fact that the principals of One Source desired to sell their interest in One Source. CFA provided Mr. Langevin with additional materials regarding One Source, including a Confidential Descriptive Report containing historical operating and financial performance for One Source. Mr. Langevin also made general inquiries with respect to the business environment in which One Source operates, its competitive position within its market and its management and operational capabilities.

Based upon that information, on October 4, 2005, Mr. Langevin met with the principals of One Source and CFA to discuss the business, a potential transaction, Oakmont and the business environment. In November 2005, Mr. Langevin met with Mr. Steve Michelletti, one of the principals of One Source, to discuss the potential transaction. Over the next month, Mr. Langevin conducted several visits to the One Source facilities to review its operations.

On November 18, 2005, Mr. Michael Azar submitted a non-binding letter of intent to CFA for the One Source business. CFA informed Mr. Langevin and Mr. Azar that this proposal, along with several others, would be considered. In January 2006, William Irvine, the principal member of One Source, made a presentation to Mr. Langevin and Mr. Robert Skandalaris, Oakmont’s Chairman, on One Source’s business, operational metrics and financial performance. Following the meeting, Oakmont continued to correspond with One Source regarding the business in order to gain additional understanding into the operations and performance of One Source.

On February 16, 2006, Oakmont made a revised presentation to One Source to provide for the acquisition of the business and assets of One Source for $39.0 million payable through $4.0 million in cash, $5.0 million in stock and the assumption of approximately $30.0 million in debt. On February 22, 2006, following additional discussions with One Source, Oakmont submitted a revised non-binding letter of intent providing for a purchase price of $41.2 million, payable through $16.0 million in cash at closing, and a subordinated promissory note in the principal amount of $1.2 million. In addition, the letter of intent provided that some portion of the cash consideration could be exchanged for common stock of Oakmont. On March 3, 2006, One Source executed the letter of intent.

Within days of executing the letter of intent, we delivered to Sellers an extensive due diligence request list to which CFA and One Source responded by providing Oakmont with access to a significant amount of due diligence information. Simultaneously, we worked with our counsel to prepare a first draft of the Purchase Agreement. On March 8, 2006, Mr. Skandalaris visited Mr. Irvine and Mr. Micheletti in Chicago to discuss the transaction and Oakmont’s plans for the One Source business following the acquisition. During the course of due diligence, the exclusivity period was extended on several occasions through the date that the Purchase Agreement was executed.

In May 2006, we delivered the first draft of the Purchase Agreement to Sellers, which resulted in additional discussions and negotiations of various aspects of the proposed acquisition. Succeeding drafts of the transaction documents were prepared in response to comments and suggestions of the parties and their counsel, with management and counsel for both companies engaging in numerous telephonic conferences and negotiating sessions. Between March 15, 2006 and August 1, 2006, legal and financial representatives of Oakmont and One Source conducted extensive negotiations of the principal business and legal terms and conditions contained in the Purchase Agreement.

On May 17, 2006, Oakmont’s board of directors met by telephone conference call to discuss the terms of the prospective acquisition and related financing transaction.

The Purchase Agreement was initially signed on July 28, 2006. Immediately thereafter, Oakmont issued a press release and, on August 1, 2006, filed a Current Report on Form 8-K announcing the execution of the Purchase Agreement and discussing the terms thereof. On September 5, 2006, Oakmont and Sellers amended and restated the Purchase Agreement in its entirety.

Oakmont’s Board of Directors’ Reasons for the Approval of the Acquisition

The final agreed-upon consideration in the Purchase Agreement was determined by several factors. Oakmont’s board of directors reviewed various industry and financial data, including certain valuation analyses and metrics compiled by members of the board in order to determine that the consideration to be paid to Sellers was reasonable and that the acquisition was in the best interests of Oakmont’s stockholders.

Oakmont conducted a due diligence review of Sellers that included an industry analysis, a description of Sellers’ existing business model, a valuation analysis and financial projections in order to enable the board of directors to ascertain the reasonableness of this range of consideration. During its negotiations with Sellers, Oakmont did not receive services from any financial advisor.

The Oakmont board of directors concluded that the Purchase Agreement with Sellers is in the best interests of Oakmont’s stockholders.

The Oakmont board of directors considered a wide variety of factors in connection with its evaluation of the acquisition. In light of the complexity of those factors, the Oakmont board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Oakmont board may have given different weight to different factors.

In considering the acquisition, the Oakmont board of directors gave considerable weight to the following factors:

•	From its six (6) existing branches in the Midwest, One Source provides a solid platform for growth in a growing market. Oakmont’s board of directors believes One Source’s revenues from equipment sales, service, repair and consumables are significantly under-exploited and can be expanded in addition to its main rental leasing activity.

•	The rental activity has been developed through a “cluster” approach to the branch network. We believe this is a model that is expandable and transferable.

•	One Source’s growth has been capital constrained. We believe Oakmont’s available cash after the acquisition - estimated to be approximately $11.4 million on a pro forma basis assuming no conversion of Oakmont’s common stock - provides the opportunity to significantly increase the size of the operation through organic growth, branch expansion and further add-on acquisitions.

•	The terms of the acquisition and the additional agreements to be executed in connection therewith, including employment and non-competition agreements with key employees of One Source.

The Oakmont board of directors also considered the potential risks related to the acquisition, including the following:

•	Some of Oakmont’s officers and directors have financial interests in the acquisition that are in addition to their interests as Oakmont stockholders.

•	Oakmont stockholders would vote against the acquisition and exercise their conversion rights.

•	The acquisition presents other risks including those set out in the section entitled “Risk Factors” beginning on page 17.

Given the above considerations, Oakmont’s board of directors believes that a business combination with One Source will provide Oakmont stockholders an opportunity to participate in the growth of an attractive industrial equipment franchise and a resulting increase in stockholder value. The foregoing discussion of the factors considered by the Oakmont board of directors is not exhaustive, but the board of directors believes it includes the material factors considered in the board’s evaluation of the acquisition. Each director reached the conclusion to approve the proposed acquisition in light of the factors described above and based on such other factors as each director deemed appropriate. The board of directors did not assign any specific weight to these factors in making its determination and individual directors may have in the assessment.

Satisfaction of 80% Test

It is a requirement that any business acquired by Oakmont have a fair market value equal to at least 80% of Oakmont’s net assets at the time of acquisition, which assets shall include the amount in the trust account. Based on the financial analysis of One Source generally used to approve the transaction, the Oakmont board of directors determined that this requirement was met. The board determined that consideration being paid in the acquisition, comprised of the $17.2 million purchase price, together with the assumption by Oakmont of approximately $24.0 million of indebtedness of One Source, was negotiated at arms-length, was fair to and in the best interests of Oakmont and its stockholders and appropriately reflected the value of Sellers. The Oakmont board of directors believes, because of the financial skills and background of several of its members, it was qualified to conclude that the acquisition of One Source met this requirement.

Interest of Oakmont’s Directors and Officers in the Acquisition

In considering the recommendation of the board of directors of Oakmont to vote for the proposals to approve the Purchase Agreement and the Article First and Article Sixth amendments, you should be aware that certain members of the Oakmont board have agreements or arrangements that provide them with interests in the acquisition that differ from, or are in addition to, those of Oakmont stockholders generally. In particular:

•	If the acquisition is not consummated by July 18, 2007, Oakmont will be liquidated. In such event, the 2,000,000 shares of common stock held by Oakmont’s directors and officers that were acquired before the IPO would be worthless because Oakmont’s directors and officers are not entitled to receive any of the liquidation proceeds for such shares; however, they may participate in any liquidation distribution with respect to any shares of common stock issued in or after the IPO. The 2,000,000 shares acquired prior to the IPO had an aggregate market value of $10,660,000 on August 31, 2006, based upon the last sale price of $5.33 on the OTCBB on such date.

•	The Oakmont officers and directors have also purchased an aggregate of 1,704,039 warrants in the public market for an aggregate purchase price of $820,177. Such warrants had an aggregate market value of $749,777 on August 31, 2006, based upon the last sale price of $0.44 on the OTCBB on that date. All of the warrants will become worthless if the acquisition is not consummated.

•	If Oakmont liquidates prior to the consummation of a business combination and distributes the proceeds held in trust to our public stockholders, Robert J. Skandalaris, our Chairman of the Board and Chief Executive Officer, and Michael C. Azar, our President, Principal Accounting Officer and Secretary, will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or various vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. However, we cannot assure you that Messrs. Skandalaris and Azar will be able to satisfy those obligations.

Material Federal Income Tax Consequences of the Acquisition

The following discusses the U.S. Federal income tax consequences of the acquisition of One Source by Oakmont. This discussion is based on the United States Internal Revenue Code of 1986, as amended. The statements set forth in this section as to tax consequences of the transaction to Oakmont common stockholders are those of Oakmont. Oakmont does not intend to obtain an opinion of counsel with respect to such matters. Accordingly, you should consult your personal tax advisor as to the tax consequences of the transaction.

Oakmont common stock holders who do not exercise their conversion rights will continue to hold their Oakmont common stock and, as a result, will not recognize any gain or loss from the acquisition.

Oakmont common stock holders who exercise their conversion rights will recognize gain or loss to the extent that the amount received by such common stock holders upon conversion is greater than or less than, respectively, such holder’s tax basis in their shares. A holder’s tax basis in the shares generally will equal the cost of the shares. A stockholder that purchased Oakmont’s units will have to allocate the cost between the shares and the warrants of the units based on their fair market values at the time of the purchase. Assuming the shares are held as a capital asset, the gain or loss will be capital gain or loss and will be long-term capital gain or loss if such holder’s holding period in the shares is longer than one year.

Anticipated Accounting Treatment

The acquisition will be accounted for under the purchase method of accounting as an asset and liability transaction in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. This means that Oakmont will have acquired selected assets and liabilities of One Source.

Under this method of accounting, a determination is made of the fair value of each of the acquired company’s identifiable tangible and intangible assets and each of its liabilities, as of the date of the acquisition. The results of operations and cash flows of One Source will be included in Oakmont’s financial statements prospectively as of closing.

Regulatory Matters

The acquisition and the transactions contemplated by the Purchase Agreement are not subject to any additional federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act.

THE PURCHASE AGREEMENT

The following summary of the material provisions of the Purchase Agreement is qualified by reference to the complete text of the Purchase Agreement, as amended, a copy of which is attached as Annex A to this proxy statement. All stockholders are encouraged to read the Purchase Agreement in its entirety for a more complete description of the terms and conditions of the acquisition.

General; Structure of Acquisition

On September 5, 2006, Oakmont entered into an Amended and Restated Purchase Agreement with Sellers and One Source Members. If consummated, Oakmont will acquire substantially all of the assets and will assume certain liabilities of Sellers in exchange for $17.2 million. Of the $17.2 million purchase price, $1.2 million will be delivered by Oakmont in the form of a subordinated note in favor of Sellers, with the remainder delivered in cash. In lieu of receiving the cash consideration, each Seller shall have the option to elect to receive shares of Oakmont common stock that will be “restricted securities” subject to certain resale restrictions under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”). The amount of such stock consideration shall be calculated by dividing the cash consideration by the closing price as quoted on the OTCBB of the common stock on the day prior to the close of business on the closing date of the Purchase Agreement, provided, however, no fractional shares of common stock shall be issued pursuant thereto and, in lieu thereof, any said fractional shares shall be paid the cash equivalent value thereof. The purchase price is subject to a post-closing adjustment based on Seller’s net working capital as of a date just prior to the closing date of the Purchase Agreement. Following the acquisition, Oakmont will own and operate the business of Sellers.

Sellers and One Source Members approved and adopted the Purchase Agreement and the transactions contemplated thereby by virtue of the execution of the Purchase Agreement. Accordingly, no further action is required to be taken by Sellers or One Source Members to approve the acquisition.

Closing and Effective Time of the Acquisition

The closing of the acquisition will take place promptly following the satisfaction of the conditions described below under “The Purchase Agreement—Conditions to the Closing of the Acquisition,” unless Oakmont and Sellers agree in writing to another time. The acquisition is expected to be consummated within three (3) business days following the approval of the acquisition at the Annual Meeting of Oakmont’s stockholders described in this proxy statement.

Acquisition Consideration

The total consideration of the acquisition is approximately $41.2 million, consisting of (i) $16.0 million in cash, (ii) a non-negotiable subordinated promissory note for approximately $1.2 million, and (iii) the assumption of approximately $24.0 million of indebtedness of One Source, consisting of approximately $22.7 million of capital leases, a $500,000 bank line of credit, an approximately $805,000 term note. Notwithstanding the foregoing, under no circumstances shall the aggregate purchase price be less than $40.0 million. In lieu of receiving the cash consideration, each Seller shall have the option to elect to receive shares of Oakmont common stock that will be deemed to be “restated securities” subject to certain resale restrictions of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). The amount of such stock consideration shall be calculated by dividing the cash consideration by the closing price as quoted on the OTCBB of the common stock on the close of business on the business day immediately preceding the closing date of the Purchase Agreement, provided, however, no fractional shares of common stock will be issued pursuant thereto and, in lieu thereof, any said fractional shares shall be paid the cash equivalent value thereof. The purchase price is subject to a post-closing adjustment based on the current portion of Seller’s net working capital as of the close of business on the date just prior to the closing date of the Purchase Agreement, adjusted to remove the portion of any liabilities associated with equipment leases. See the section under “The Purchase Agreement” in this proxy statement.

Employment and Noncompetition Agreements

Andrew Rooke, currently a member of the Oakmont board of directors, will replace Robert J. Skandalaris as the Chief Executive Officer of Oakmont following the acquisition. Mr. Skandalaris will remain the Chairman of the board of directors. The current board of directors of Oakmont will have substantial involvement with the management of Oakmont after the acquisition.

A condition to the closing of the acquisition is that (i) William A. Irvine and Steven Micheletti (collectively, the “Principal Members”) enter into employment and noncompetition agreements with Oakmont upon the consummation of the acquisition, and (ii) Bruce Bonesteel, Paul Lacure, J. Christopher Moser, Jeffery Bates, Neal Douglas, Douglas Gietl, and Kenneth Rogers (collectively, the “Additional Members”), enter into employment and noncompetition agreements with One Source Equipment, LLC, a newly-formed wholly-owned subsidiary of Oakmont (the “Oakmont Subsidiary”) upon the consummation of the acquisition.

The agreements for the Principal Members will be for two-year terms commencing on the closing of the proposed acquisition, with automatic one-year renewal terms so long as Oakmont or the Principal Member does not give notice of termination at least 90 days before the expiration of the current term. The agreements for the Additional Members will be for a term commencing on the closing of the proposed acquisition and terminating on December 31, 2007, with automatic one-year renewal terms so long as Oakmont Subsidiary or the Additional Member does not give notice of termination at least 90 days before the expiration of the current term.

In addition to an annual base salary that will be determined on a case-by-case basis for each of the Principal Members and Additional Members, both agreements entitle the applicable employees to receive annual cash incentives payable for the achievement of performance totals established by (i) the compensation committee of Oakmont for the Principal Members, and (ii) the president of Oakmont Subsidiary for the Additional Members. The actual earned annual incentive, if any, payable to the employees for any performance period, will depend upon the extent to which the applicable performance goal(s) achieved and will be decreased or increased accordingly.

        Both employment agreements create “at-will” employment and allow either party to terminate at any time upon written notice to the other party with or without good cause or for any or no cause. However, if terminated by Oakmont without “just cause” under the Principal Members’ agreement, the Principal Member will be entitled to receive: (i) three months of monthly base salary from the date of termination, if termination occurs within twelve months from the commencement date of the employment agreement, or six months of monthly base salary, if termination occurs later than twelve months following the commencement date; (ii) continuation of certain health and benefit coverages; and (iii) reimbursement of qualified unpaid business expenses. If terminated by Oakmont Subsidiary without “just cause” under the Additional Member agreement, the Additional Member will be entitled to receive: (i) three months of monthly base salary from the date of termination; (ii) continuation of certain health and benefit coverages; and (iii) reimbursement of qualified unpaid business expenses. “Just cause” is defined to include, among other conditions, (i) employee’s admission of, or conviction of any act of fraud, embezzlement or theft against Oakmont; (ii) employee’s plea of guilty or of no contest with respect to, admission of, or conviction for, a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misappropriation; (iii) employee’s violation of the confidentiality and non-competition provisions set forth in the agreements; (iv) employee’s misappropriation of the Oakmont’s funds or a corporate opportunity by employee; (v) employee’s gross negligence, willful or reckless conduct reasonably likely to have a materially adverse effect on Oakmont’s business; (vi) any violation by the employee of any statutory or common law duty of loyalty to Oakmont or any of its subsidiaries; or (vii) alcohol or substance abuse by the employee that interferes with the performance of employee’s duties.

During the employee’s employment with Oakmont or Oakmont Subsidiary, and, if the employee’s employment is terminated for any reason other than termination without “just cause,” the agreements restrict the employees thereafter from engaging in or becoming employed by any “prohibited business” (i) for a period of two years for each of the Principal Members, and (ii) for a period of one year for each of the Additional Members. “Prohibited Business” is defined as any business, company, association, partnership, and any branch, office or operation thereof, which competes with Oakmont’s or Oakmont Subsidiary’s business or is substantially similar to such business.

The form of employment and noncompetition agreements for the Principal Members and Additional Members are attached as Annexes C-1 and C-2, respectively. We encourage you to read the forms of employment and noncompetition agreements in their entirety.

Representations and Warranties

The Purchase Agreement contains representations and warranties of each of Sellers, and each One Source Member relating, among other things, to:

•	proper corporate organization and similar corporate matters;

•	the authorization, performance and enforceability of the Purchase Agreement;

•	financial information and absence of undisclosed liabilities;

•	taxes;

•	inventory;

•	absence of certain changes;

•	absence of undisclosed liabilities;

•	absence of litigation;

•	compliance with laws, including environmental laws;

•	title to and condition of properties, including all equipment and real properties;

•	insurance;

•	contracts and commitments;

•	labor matters;

•	employee and employee benefits matters;

•	holding of leases and ownership of other properties, including intellectual property;

•	major customers and suppliers;

•	product warranty and product liability; and

•	affiliates’ relationships to Sellers.

Covenants

Oakmont, One Source and One Source Members have each agreed to take such actions as are necessary, proper or advisable to consummate the acquisition. Sellers have also agreed, subject to certain exceptions, to continue to operate its respective business in the ordinary course prior to the closing and not, among other actions, to take the following actions without the prior written consent of Oakmont:

•	make or institute any changes in Sellers’ methods of purchase, sale management or accounting;

•	do or omit any act which may cause a breach of a material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made in the Purchase Agreement;

•	enter into any contract or commitment or make any purchase except for such contracts or purchases entered into or made in the ordinary course of business;

•	amend any Seller’s Operating Agreement;

•	fail to maintain adequate insurance;

•	fail to use, operate, maintain or repair Sellers’ property in the ordinary course; or

•	solicit or furnish any information to any prospective buyer, commence or conduct any negotiations to enter into any agreement with any other party concerning the sale of Sellers’ assets, business, equity securities or any part thereof.

The Purchase Agreement also contains additional covenants of the parties, including covenants providing that:

•	Sellers cause substantially all of the employees of Sellers to become employees of Oakmont;

•	for a period of two years following the later of the closing or such time as such person is no longer employed by Oakmont, each Principal Member is prohibited from competing with the business acquired by Oakmont from Sellers, consulting with or advising any person or business that may compete with the business, hiring or soliciting any person who was an employee of Oakmont during the such time period, or engaging in any practice that may evade the restrictions on noncompetition;

•	for a period of one year following the later of the closing or such time as such person is no longer employed by Oakmont, each Additional Member is prohibited from competing with the business acquired by Oakmont from Sellers, consulting with or advising any person or business that may compete with the business, hiring or soliciting any person who was an employee of Oakmont during the such time period, or engaging in any practice that may evade the restrictions on noncompetition;

•	subsequent to the closing, Sellers and One Source Members to maintain as confidential the books, records and other information pertaining to the business of Sellers;

•	Sellers cause Oakmont to be named as an additional insured under each of Sellers’ insurance policies insuring for personal injury and property damage arising out of or resulting from any products leased or sold by Sellers prior to closing;

•	Sellers provide access to all properties, books, records of Sellers and, upon consent, access to Sellers’ officers, employees and agents for the purpose of performing due diligence pending the closing;

•	Oakmont prepares and files with the SEC this proxy statement;

•	upon filing of the definitive proxy statement, Oakmont hold a meeting of its stockholders for the purpose of soliciting the proxies to vote in favor of the acquisition proposal and the Article First and Article Sixth amendments;

•	Oakmont ensures that the disclosures contained in the proxy are in compliance with the General Corporation Law of the State of Delaware and Sellers ensure that the disclosures contained in the proxy with respect to One Source do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

•	Oakmont files a Form 8-K announcing the closing and such other information that may be required to be disclosed with respect to the acquisition transaction;

•	Oakmont and Sellers cooperate with one another in the public announcements pertaining to the acquisition; and

•	Oakmont and Sellers do not engage in any transactions involving the securities of Oakmont prior to the time of making a public announcement of the acquisition.

Conditions to Closing of the Acquisition

General Conditions

Consummation of the Purchase Agreement and the related transactions is conditioned on the Oakmont stockholders, at a meeting called for these purposes, adopting the Purchase Agreement and approving the acquisition. In connection with the acquisition proposal, the Oakmont stockholders will also be asked approve the proposed changes to Article First and Article Sixth of Oakmont’s certificate of incorporation. The consummation of the acquisition is not dependent on the approval of the Article First or the Article Sixth amendments or the election of the two (2) director nominees discussed earlier in this proxy.

In addition, the consummation of the transactions contemplated by the Purchase Agreement is conditioned upon normal closing conditions in a transaction of this nature, including:

•	that holders of twenty percent (20%) or more of the shares of Oakmont common stock issued in Oakmont’s IPO and outstanding immediately before the consummation of the acquisition shall not have exercised their rights to convert their shares into a pro rata share of the trust account in accordance with Oakmont’s certificate of incorporation;

•	the delivery by each party to the other party of a certificate to the effect that the representations and warranties of the delivering party are true and correct in all material respects as of the closing and all covenants, agreements and obligations contained in the Purchase Agreement have been materially complied with by the delivering party; and

•	no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions.

Sellers’ and One Source Members’ Conditions to Closing

The obligations of One Source and One Source Members to consummate the transactions contemplated by the Purchase Agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

•	the receipt of the cash purchase price and note in favor of Sellers as contemplated in the Purchase Agreement; and

•	the undertakings and receipt of such instruments of assumption as will be sufficient to evidence the assumption of the liabilities assumed by Oakmont contemplated in the Purchase Agreement.

Oakmont’s Conditions to Closing

The obligations of Oakmont to consummate the transactions contemplated by the Purchase Agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

•	the receipt of necessary consents and approvals by third parties and the completion of necessary proceedings;

•	the receipt of estoppel certificates from the landlord under each lease of Sellers’ real property certifying the validity of such leases and absence of defaults, among other things;

•	approval of the acquisition and the Purchase Agreement by Oakmont’s board of directors;

•	completion of Oakmont’s due diligence of Sellers to Oakmont’s satisfaction;

•	completion of an audit of Sellers conducted by Oakmont’s accountants;

•	there shall have been no material adverse change with respect to Sellers’ business, financial condition, assets or operation since Oakmont’s review of Sellers’ balance sheet through the closing;

•	Sellers’ employees shall have accepted employment with Oakmont;

•	the receipt of a legal opinion in an agreed form from John J. Pembroke & Associates, counsel to Sellers;

•	the receipt of employment agreements from the Principal Members and Additional Members; and

•	the receipt of resolutions of Sellers and One Source Members authorizing and approving the acquisition and consummation of the acquisition.

Indemnification

Sellers and One Source Members agree to indemnify, defend and hold harmless Oakmont and its directors, officers, employees and controlled and controlling persons for any damages or losses, whether as a result of any third party claim or otherwise, and which arise as a result of or in connection with (i) the inaccuracy, misrepresentation and breach of representations and warranties, including breaches of agreements and covenants of Sellers or One Source Members; (ii) any claim by or behalf of any broker or finder retained or used by Sellers or One Source Members in connection with the acquisition transaction; (iii) any claims resulting from any undisclosed liabilities of Sellers’ business or assets or liabilities not specifically assumed by Oakmont; and (iv) environmental matters relating to Sellers’ assets and properties; provided, however, that each Member’s aggregate liability shall be limited to his or her proceeds received from the transactions contemplated pursuant to the agreement, net of all federal, state or local income taxes paid with respect to the transactions contemplated pursuant to the agreement.

Oakmont agrees to indemnify, defend and hold harmless Sellers, their directors, officers, employees and controlling persons, and each One Source Member, for any damages or losses, whether as a result of any third party claim or otherwise, which arise as a result of or in connection with (i) the inaccuracy, misrepresentation and breach of representations and warranties, including breaches of agreements and covenants of Oakmont, and (ii) any claims assumed by Oakmont pursuant to the Purchase Agreement.

With certain exceptions, claims for indemnification for breach of a representation or warranty may be asserted by either party only if the indemnifying party’s obligations exceed $170,000. Notwithstanding the foregoing, no claim for indemnification for a breach of a representation and warranty may be made by the parties after the lapse of thirty months following the closing, provided, however, there is no time limitation for Oakmont’s ability to bring a claim for breaches of Sellers’ and One Source Members’ representations and warranties relating to compliance with laws and orders, marketable title to assets purchased by Oakmont, absence of brokers and finders and statements or information provided by Sellers and One Source Members in the Purchase Agreement and related disclosure schedules and ancillary agreements or filings made with the SEC in connection with the acquisition.

Termination

The Purchase Agreement may be terminated at any time, but not later than the closing, as follows:

•	by mutual written consent of Oakmont and Sellers;

•	by Oakmont if the Purchase Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Oakmont’s common stock;

•	by either Oakmont or Sellers if the closing has not occurred on or before November 30, 2006, provided the terminating party has not prevented the closing from occurring on or before such date through breach of a representation, warranty or covenant;

•	by Oakmont or Sellers if the other party has breached any of its covenants or representations and warranties in any material respect and such breach has not been waived in writing by the other party; and

•	by Oakmont or Sellers if the other party attempts to terminate the Purchase Agreement without grounds to do so.

If permitted under applicable law, either Sellers or Oakmont may waive any inaccuracies in the representations and warranties made to such party contained in the Purchase Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Purchase Agreement. The condition requiring that the holders of fewer than 20% of the shares of Oakmont common stock issued in its IPO affirmatively vote against the acquisition proposal and demand conversion of their shares into cash may not be waived. We cannot assure you that all of the conditions will be satisfied or waived.

Effect of Termination

In the event of proper termination by either Oakmont or Sellers, the Purchase Agreement will become void and have no effect, without any liability or obligation on the part of Oakmont or Sellers, except that:

•	the rights of the parties to bring actions against each other for breach of the Purchase Agreement will survive; and

•	the parties’ obligations relating to the fees and expenses incurred in connection with the Purchase Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

Fees and Expenses

All fees and expenses incurred in connection with the Purchase Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the Purchase Agreement is consummated, except that Oakmont has agreed to reimburse Sellers for 50% of the cost of audits of Sellers’ financial statements prepared in connection with the acquisition. Seller is responsible for all sales, use, excise, transfer or other similar tax imposed with respect to the acquisition. The prevailing party in any action brought with respect to or to enforce any right or remedy under the Purchase Agreement is entitled to recover from the other party or parties all reasonable costs and expenses, including attorneys’ fees and prejudgment interest.

Public Announcements

Oakmont and Sellers have agreed that until closing or termination of the Purchase Agreement, the parties will:

•	cooperate in good faith to jointly prepare all press releases and public announcements pertaining to the Purchase Agreement and the transactions governed by it; and

•	not issue or otherwise make any public announcement or communication pertaining to the Purchase Agreement or the transaction without the prior consent of the other party, which shall not be unreasonably withheld by the other party, except as may be required by applicable laws or court process.

Choice of Law and Jurisdiction

The Purchase Agreement is construed and shall be interpreted under the laws of the State of Michigan, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. The parties stipulate that any action or other proceeding may be commenced and prosecuted in the federal or state courts having jurisdiction over Oakland County, Michigan, and the parties stipulate to the personal jurisdiction thereof.

Vote Required

Oakmont will proceed with the acquisition only if a majority of holders of shares of Oakmont’s common stock issued in Oakmont’s IPO vote in favor of the acquisition. However, if the holders of 20% or more of the shares of the common stock issued in the IPO demand that Oakmont convert their shares into a pro rata portion of Oakmont’s trust account as of the record date, then the acquisition will not be consummated. After careful consideration, Oakmont’s board of directors determined unanimously that the acquisition proposal is fair to and in the best interests of Oakmont and its stockholders. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ACQUISITION PROPOSAL DESCRIBED ABOVE.

ITEM 3: PROPOSED AMENDMENT TO ARTICLE FIRST OF THE CERTIFICATE OF INCORPORATION

On August 14, 2006, the board unanimously declared advisable an amendment to Oakmont’s certificate of incorporation to provide for a change in the Company’s name. The text of this proposed amendment is included in the Certificate of Amendment attached as Annex B to this proxy.

Overview

Oakmont is required by Delaware law to obtain stockholder approval for any amendment to our certificate of incorporation. The board has determined that the change to Article First is advisable following the acquisition to remove reference to Oakmont’s status as an acquisition company.

If approved by our stockholders, the Article First amendment will become effective as soon as reasonably practicable after the Annual Meeting by filing the Certificate of Amendment with the Secretary of State of the State of Delaware.

Vote Required

The proposed amendments to Oakmont’s certificate of incorporation will require the affirmative vote of the holders of at least a majority of the outstanding shares of Oakmont’s common stock present or represented at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION IN SUBSTANTIALLY THE SAME FORM AS ANNEX B TO THIS PROXY STATEMENT.

ITEM 4: PROPOSED AMENDMENT TO ARTICLE SIXTH OF THE CERTIFICATE OF INCORPORATION

On August 14, 2006, the board unanimously declared advisable an amendment to Oakmont’s Certificate of Incorporation to provide for removal of the preamble and sections A through D, inclusive, of Article Sixth from the Certificate of Incorporation from and after the closing of the acquisition. The text of this proposed amendment is included in the Certificate of Amendment attached as Annex B to this proxy statement.

Overview

Oakmont is required by Delaware law to obtain stockholder approval for any amendment to our certificate of incorporation. The board has determined that the changes to Article Sixth are necessary following the acquisition to remove references to Oakmont’s status as a blank-check company.

If approved by our stockholders, the Article Sixth amendment will become effective as soon as reasonably practicable after the Annual meeting by filing the Certificate of Amendment with the Secretary of State of Delaware.

Vote Required

The proposed amendments to Oakmont’s certificate of incorporation will require the affirmative vote of the holders of at least a majority of the outstanding shares of Oakmont’s common stock present or represented at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ARTICLE SIXTH AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION IN SUBSTANTIALLY THE SAME FORM AS ANNEX B TO THIS PROXY STATEMENT.

INFORMATION ABOUT SELLERS

Background

One Source Equipment Rentals, LLC, an Indiana limited liability company (“OSE”), was organized in 2000 and began operations in 2001. OSE, together with its brother-sister entities of Source Equipment Rentals of Lafayette, LLC, an Indiana limited liability company, One Source Equipment Rentals of Dayton, LLC, an Ohio limited liability company, One Source Equipment Rentals of Morton, LLC, an Illinois limited liability company, One Source Equipment Rentals of Decatur, LLC, an Illinois limited liability company and One Source Equipment Rentals of Granite City, an Illinois limited liability company (OSE and its affiliates are referred to individually as “Seller” or collectively as “Sellers” or “One Source”), sell, rent and lease a broad range of products geared toward industry and general construction. Sellers offer equipment rentals, sales, long-term leases, repairs and maintenance, transportation, inspection and equipment operation training. Products include high-reach platforms and scissor lift equipment, backhoes, scaffolding, pumps, cranes, forklifts and consumables. The equipment provided is from the major original equipment manufacturer brands such as Terex, JLG, Genie and Caterpillar.

There is no public market for Sellers’ securities.

Customers

OSE has concentrated its development in some of the smaller Midwest markets and focused upon developing a diversified range of industrial and general, non-residential, construction customers. This focus provides a diversification to compensate for the different business cycles of each of these customer types, as well as allowing the rental fleet to be more specific in its offering and therefore, provide improved utilization. OSE has developed a customer base comprised of approximately 3,000 accounts involved in a broad range of industries, including energy, food, non-residential construction and transportation. OSE’s top fifty accounts produce approximately 50% of OSE’s revenue with no single customer accounting for more than 10% concentration.

Customers vary in size and include major national organizations, as well as medium and smaller size operations. With its focus on customer service and a “one-stop” approach to the customers needs.

Rental periods range in duration from a day to a month and sometimes longer. The average rental period is approximately three (3) weeks. The majority of One Source’s sales derive from rentals (86% in 2005), with associated sales channels of new and used equipment sales, supplies and service accounting for 14%. As a relatively young organization that began operations in 2001 and has very limited access to capital, the focus of One Source has been in developing the mainstream rental business. As a consequence, One Source believes the additional sales channels have been under-exploited and present an opportunity for growth and expansion.

Customer accounts are managed by an internal sales team, incentivised through a commission system to generate growth with existing customers and through the acquisition of new accounts. Lead generation is through the sales force and through the use of market research.

Competition

One Source operates through six (6) branches in the Midwest organized in a cluster, enabling it to serve customers within 50-100 miles of each branch.

One Source competes with both large, publicly-traded equipment rental and leasing companies, as well as local independents, in the Midwest region. In the larger company segment, One Source generally faces four primary competitors: Caterpillar, Nations Rent, NES, and United Rentals. One Source believes it successfully competes with these companies due to its focus of utilizing a “one-stop shop” approach with 24/7 customer service and its cluster of branches.

With regards to the local independents in One Source’s markets, most of these companies specialize in only a few types of equipment and often have limited customer service capability. In contrast, One Source offers a wide but targeted range of different equipment and a well-established customer service program. As a result, One Source is able to compete very successfully against these companies.

One Source management believes that industry participants will continue to compete on the basis of customer relationships, price, and service, with the ability to meet a customer’s schedule and offer rental flexibility an additional key competitive factor. One Source management believes that its business model will enable it to continue to compete successfully against both the national equipment rental and leasing companies and the local independents in its region and provide a platform for expansion in its current market, as well as provide a model that can be expanded upon in additional territories.

Strategy, Competitive Advantage

The acquisition of One Source provides Oakmont a platform for growth based on three aspects: organic growth, acquisitions, and the formation of key strategic alliances. The acquisition also provides One Source with access to much-needed capital resources that can be applied to these growth levers, as well as the addition of experienced management with knowledge of the industry and established relationships that can be used to accelerate One Source growth. We estimate Oakmont’s available cash after the acquisition to be approximately $11.4 million on a pro forma basis assuming no conversion of Oakmont’s common stock.

Organic growth opportunities have been identified in the following areas:

•	Increased market share through a controlled branch expansion into high growth, lower penetrated locations.

•	A focused fleet expansion to support branch expansion and increase the product offering to the customers.

•	Leveraging the existing customer base with improved service and targeted marketing.

•	Expansion of supplies and service offerings at existing and new branches.

•	Performance improvement through efficiency, use of technology and purchasing expertise.

Acquisition growth is a significant opportunity and may take the form of regional and ultimately national expansion and the extension of the full service concept through distributor service and parts supply. Oakmont management has experience historically in building organizations utilizing this strategy.

The formation of strategic alliances with original equipment manufacturers will play a key role in extending the scope of operations and provide further opportunities for growth.

One Source’s three-pronged approach to growth will be aligned with its attention to customer detail and service, its dedication to being a one-stop shop and high utilization rates based on a new and refurbished fleet of equipment.

One Source has the following attributes that are considered to be key competitive strategies:

•	It is focused on the industrial and construction segments on a regional basis in markets in which it can be a significant player.

•	It has a relatively young fleet of equipment and machinery with an average age of 36 months. This leads to a lower level of fleet replacement cost in the next few years, providing more capital to be invested as growth capital.

•	It serves its customers through a “cluster” of connected branches providing opportunity for higher fleet utilization and high levels of customer service.

Facilities

One Source currently leases the following properties:

•	One Source Equipment Rentals of Dayton, LLC has leased approximately 25,000 square feet of office and warehouse space in Dayton, OH under a lease that expires May 2011.

•	One Source Equipment Rentals of Decatur, LLC has leased approximately 15,000 square feet of office and warehouse space in Decatur, IL under a lease that expires December 2008.

•	One Source Equipment Rentals of Granite City, LLC has leased approximately 8,000 square feet of office and warehouse space in Granite City, IL under a lease that expires December 2008.

•	One Source Equipment Rentals of Lafayette, LLC has leased approximately 20,000 square feet of office and warehouse space in Lafayette, IN under a lease that expires May 2011.

•	One Source Equipment Rentals of Lafayette, LLC has leased approximately 9,000 square feet of office and warehouse space in Terre Haute, IN under a lease that expires May 2009.

•	One Source Equipment Rentals of Morton, LLC has leased approximately 4,000 square feet of office and warehouse space in Morton, IL under a lease that expires in November 2007.

These facilities provide a single point for all the customers equipment needs, including repair, service, showroom and display for provision of consumable and parts product.

Legal Proceedings

In 2004, an action was filed in the Eighteenth Judicial Circuit Court, DuPage County Illinois, Chancery Division against One Source. The plaintiffs have alleged a variety of general allegations against the One Source defendants including unjust enrichment and breach of fiduciary duty. The Plaintiff has requested over a half million dollars for lost profits and other economic damages. All claims against One Source are being vigorously contested by One Source and a counterclaim against the plaintiff has been filed seeking damages.

In two other related lawsuits, the managing member of One Source was personally sued with other related parties in the Chancery Division of DuPage County, Illinois and in the United States District Court for the Southern District of New York. The general allegations includes unjust enrichment, breach of fiduciary duty and other ancillary charges. Because the adverse judgment in these cases would affect the personal credit worthiness of the managing member, who has personally guaranteed various transactions for One Source, a negative outcome for the managing member would also have an adverse and harmful effect to One Source.

Pursuant to the terms of the Purchase Agreement, the potential liabilities of One Source relating to the aforementioned claims are not being assumed by Oakmont in connection with the proposed acquisition. Accordingly, if the proposed acquisition is consummated, such liabilities will remain the obligation of One Source.

From time to time, One Source may be subject to legal proceedings and claims in the ordinary course of business, involving principally product liability claims. It is expected that these claims would be covered by insurance if they involve liabilities such as arise from damage to property or personal injuries to operators, subject to customary deductibles. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

Employees

As of June 30, 2006, One Source had approximately 62 full-time employees, 14 of whom were management and 48 of whom were operational. Approximately 34% of One Source’s employees are unionized and are represented by local branches of the International Brotherhood of Teamsters. Labor agreements are currently in place in the Dayton, Granite City, Morton, and Lafayette branch offices. The Granite City and Morton agreements have recently been extended through December of 2008. The Dayton and Lafayette agreements will be renewed in November of 2006. One Source has never received a grievance filing, nor have they experienced a work stoppage as a result of labor issues, and One Source’s management believes that its employee relations are good.

SELLERS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

One Source Equipment Rentals, LLC, an Indiana limited liability company (“OSE”), was organized in 2000 and began operations in 2001. OSE, together with its brother-sister entities One Source Equipment Rentals of Lafayette, LLC, an Indiana limited liability company, One Source Equipment Rentals of Dayton, LLC, an Ohio limited liability company, One Source Equipment Rentals of Morton, LLC, an Illinois limited liability company, One Source Equipment Rentals of Decatur, LLC, an Illinois limited liability company and One Source Equipment Rentals of Granite City, an Illinois limited liability company are referred to collectively as One Source.

One Source provides a full range “one-stop” shop for equipment renters in the industrial and general construction market. It operates a cluster of six (6) branches from which it provides 24/7 service to its approximately 3,000 customers. One Source’s main source of revenue (86% in 2005) is equipment rental, which is derived from leasing top brand name equipment of refurbished and new equipment, such as Terex, JLG, Genie and Caterpillar to its industrial and non-residential construction customers. One Source has a focused product range comprised of approximately 2,500 units of high reach equipment such as boom lifts, cranes, and scissor lifts, together with forklifts, backhoes and other equipment. Through its cluster of branches and focused fleet, with a target set of industrial and non-residential construction customers, 65% construction and 35% industrial, One Source is able to achieve dollar utilization rates between 70% and 75%. One Source determines its dollar utilization rate by dividing the original aggregate cost of its equipment on rent by the original aggregate cost of all of its rental equipment. It has a diversified customer base, with approximately 50% of its revenue coming from its top 50 accounts. No single customer, however, accounts for more than 10% of total revenue.

One Source’s fleet of approximately 2,500 units has an average age of 36 months and had an original cost of $42.0 million.

The growth of One Source’s rental equipment fleet has been largely financed through equipment leases with a typical term of 48 to 60 months. A substantial portion of the lease payments falls in each fiscal year as a current maturity under the capital lease, and is treated as a working capital requirement for that year. As a result, One Source’s business typically operates with a working capital deficit.

Results of Operations

Six Months Ended June 30, 2006 Compared To Six Months Ended June 30, 2005

Total Net Revenues. Total net revenues for the six months ended June 30, 2006 increased 9% from the six months ended June 30, 2005 to $10,166,806. Rental revenues, which comprised approximately 86% of total revenue, remained approximately the same as the corresponding period in 2005. New equipment sales comprise the most significant element of non-rental revenues. For the six months ended June 30, 2006, new equipment sales revenues were $653,807, an increase of 44% from the corresponding period in 2005.

Cost of Revenues. Cost of revenues for the six months ended June 30, 2006 were $6,243,492, an increase of 10% compared to the same period in 2005. Depreciation of $3,059,994 in the six months ended June 30, 2006 comprised 49% of cost of revenue, and increased by $252,504 from the same period of the prior year as a result of additions to the rental fleet.

Gross Profit. For the six months ended June 30, 2006, gross profit was $3,923,314, or a 38.6% gross margin, compared to $3,587,465, or a 38.6% gross margin, for the six months ended June 30, 2005.

Operating Expenses. Operating expenses increased by $213,287 or 8% from the six months ended June 30, 2005 to $2,742,101. Expenses increased in the period due to the opening of a new location and increased sales commissions related to increased revenues.

Operating Income. Operating income for the six months ended June 30, 2006 was $1,181,213, an increase of 12% compared to the same period for 2005, generated from the increase in gross profit of $335,849 that was offset by the increase in operating expenses of $213,287.

Total Other Expenses. Total other expenses for the six months ended June 30, 2006 were $799,044, an increase of 7% compared to the prior year. Interest expense increased to $938,447 from $885,603 for the prior year and gain on sale of equipment remained approximately the same at $142,333.

Net Income. Net income for the six months ended June 30, 2006 was $382,170, with a margin on sales of 3.8%. This compares to the net income for the six months ended June 30, 2005 of $313,961, with a margin on sales of 3.4%.

Year Ended December 31, 2005 Compared To Year Ended December 31, 2004

Total Net Revenues. Total net revenues for the twelve months ended December 31, 2005 were $20,153,336, an increase of 8% from year-end 2004. Rental revenues comprised approximately 86% of 2005 revenue, an increase of approximately one percentage point compared to the same period in 2004. New equipment sales comprised the most significant element of non-rental revenues. For the year ended December 31, 2005, new equipment sales revenues were $1,166,026, a decrease of 3% compared to 2004. This reduction was principally due to restricted product availability from manufacturers. Original equipment manufacturers (OEMs) carried inadequate inventories in 2005. These shortfalls eased during 2006.

Cost of Revenues. Cost of revenues for the year ended December 31, 2005 were $12,002,193, an increase of 7% compared to 2004. Rental fleet depreciation of $5,669,465 in the year ended December 31, 2005 comprised 47% of cost of revenue, and increased by $684,812 year over year as a result of additions to the rental fleet. Wages and benefits of $3,985,231 for the year ended December 31, 2005 comprises 33% of cost of revenues, and increased by $455,009 over 2004. This increase includes the impact of increased sales commissions and bonuses due to year on year growth achieved as well as annual increases for contractual cost of living adjustments.

Gross Profit. For the year ended December 31, 2005, gross profit was $8,151,143, or a 40.4% gross margin, compared to $7,436,780, or a 39.9% gross margin, for the year ended December 31, 2004.

Operating Expenses. Operating expenses for the year ended December 31, 2005 were $5,682,086, an increase of $397,948 or 7.5% from 2004. Of this increase, $293,077 was attributed to performance bonuses paid to management owners.

Operating Income. Operating income for the year ended December 31, 2005 was $2,469,057, an increase of 14.6% compared to 2004, generated from the increase in gross profit of $714,363 that was offset by the increase in operating expenses of $397,968.

Total Other Expenses. Total other expense for the year ended December 31, 2005 was $1,523,666, a reduction of 12.4%, compared to the prior year. Interest expense of $1,789,448 decreased marginally compared to the prior year interest expense of $1,790,074. Gain on the sale of equipment increased by $167,682 to $266,552 at year-end 2005. The gain on equipment sale was mainly generated from the sale back to the manufacturer of a number of units that did not fully meet the intended customers’ requirements.

Net Income. Net income for the year ended December 31, 2005 was $945,391, a margin on sales of 4.7%. This compares to the net income for the year ended December 31, 2004 of $413,143, a margin on sales of 2.2%

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Total Net Revenues. Total net revenues for the twelve months ended December 31, 2004 were $18,652,387, an increase of 15.2% from the corresponding period in 2003. Rental revenues comprised approximately 85% of 2004 revenue, an increase of $2,645,732 or approximately 20% compared to 2003. New equipment sales comprised a significant element of non-rental revenues. For the year ended December 31, 2004, new equipment sales revenues decreased 3% from 2003 to $1,205,245.

Cost of Revenues. Cost of revenues for the year ended December 31, 2004 were $11,215,607, an increase of 14.2% compared to 2003. Rental fleet depreciation of $4,984,653 in the year ended December 31, 2004, comprised 44% of the cost of revenues, and increased by $672,935 year over year as a result of additions to the rental fleet. Wages and benefits of $3,530,222 for the year ended December 31, 2004 comprised 31% of cost of revenues and increased by 3% over 2003.

Gross Profit. For the year ended December 31, 2004, gross profit was $7,436,780, or a 39.9% gross margin, compared to $6,374,654 for the year ended December 31, 2003.

Operating Expenses. Operating expenses for the year ended December 31, 2004 were $5,284,138, an increase of $578,818 or 12.3% compared to 2003. Of this increase, $138,542 related to bad debt expense incurred following customer default.

Operating Income. Operating income for the year ended December 31, 2004 was $413,143, an increase of $509,229 compared to 2003.

Liquidity and Capital Resources

One Source’s business is highly leveraged due to capital expenditures being financed primarily through capital leases. As of June 30, 2006, One Source’s total current assets were approximately $4.2 million and its total current liabilities were approximately $10.4 million, of which approximately $8.2 million consisted of current obligations under capital leases incurred in connection with the acquisition of One Source’s rental equipment fleet. One Source’s cash requirements have historically been satisfied through a combination of cash flow from operations, debt financing and contributions from members, together with access to a $1 million revolving line of credit secured by the receivables of the company. Working capital needs and capital expenditure requirements in operations have increased since the Company was founded as a result of growth and are expected to continue to increase as the business grows. The Company expects the rate of this growth in working capital needs and capital expenditure requirements in 2007 to generally be similar to that historically experienced by the Company. Anticipated increases in required working capital and capital expenditures are expected to be met from cash flow from operations and borrowings under the credit facility. As at June 30, 2006, approximately $500,000 of the line of credit had been drawn down.

The following table sets forth One Source’s cash flows with respect to operating activities, investing activities and financing activities for the periods indicated:

	Six Months ended June 30, 2006	Year ended December 31, 2005	Year ended December 31, 2004	Year ended December 31, 2003
	(dollars, in thousands)
Net cash provided by operating activities	$2,758	$5,610	$6,272	$4,063
Net cash provided by (used in) investing activities	(552)	(465)	401	(603)
Net cash used in financing activities	(2,521)	(5,287)	(6,354)	(3,251)
(Decrease) increase in cash and cash equivalents	(315)	(142)	319	209
Cash and cash equivalents beginning of year	963	1,104	785	577
Cash and cash equivalents end of year	648	963	1,104	785

Six Months Ended June 30, 2006

One Source’s net cash provided by operating activities for the six months ending June 30, 2006 was $2,757,800. This was attributable to net income of $382,200, increased for add-back of non-cash items of approximately $2,917,700 offset by cash used for working capital of $542,100.

Net cash used in investing activities of $552,000 was attributable to acquisition of property and equipment (principally rental equipment). This amount reflects $847,200 off-set by proceeds from sale of equipment of $295,200.

Net cash used in financing activities of $2,520,800 was attributable to proceeds from long-term debt of $231,000, and proceeds from the line of credit in the amount of $500,000, off-set by repayments of long-term lease debt of $3,169,200, repayments of long-term debt of $64,700, and repayments to shareholders of $17,900.

For the six months ended June 30, 2006, cash and cash equivalents decreased by $315,000, resulting in end of year cash equivalents of $647,700.

As of June 30, 2006, One Source’s total current assets were $4,539,772 and its total current liabilities were $10,098,240, of which $8,050,692 consisted of current obligations under capital leases.

Year Ended December 31, 2005

One Source’s net cash provided by operating activities in 2005 was $5,610,000. This was attributable to net income of $945,000, increased for add-back of non-cash items of approximately $5,609,000, offset by cash used for working capital of $944,000.

Net cash used in investing activities of $465,000 was attributable to acquisition of property and equipment (principally rental equipment). This amount reflects $2,008,500 off-set by proceeds from sale of equipment of $1,543,700.

Net cash used in financing activities of $5,287,000 was attributable to proceeds from long-term debt of $731,200, and advances from shareholders in the amount of $55,000, off-set by repayments of long-term lease debt of $6,001,400 and repayments of long-term debt $71,800.

For the year ended December 31, 2005, cash and cash equivalents reduced by $141,600, resulting in end of year cash equivalents of $962,800.

As of December 31, 2005, One Source’s total current assets were $4,726,644 and its total current liabilities were $10,107,918, of which $8,190,872 consisted of current obligations under capital leases.

Year Ended December 31, 2004

One Source’s net cash provided by operating activities in 2004 was $6,272,000. This was attributable to net income of $413,000, increased for add-back of non-cash items of approximately $5,094,000 and cash generated from working capital of $765,000.

Net cash provided by investing activities of $401,500 was attributable to proceeds from sale of equipment of $401,500.

Net cash used in financing activities of $6,354,200 was attributable to repayment of long-term lease debt of $5,838,100, repayment of the line of credit in the amount of $500,000 and repayments to shareholders in the amount of $16,000.

For the year ended December 31, 2004, cash and cash equivalents increased by $319,200, resulting in end of year cash equivalents of $1,104,400.

As of December 31, 2004, One Source’s total current assets were $4,002,689 and its total current liabilities were $8,707,459, of which $6,881,192 consisted of current obligations under capital leases.

Year Ended December 31, 2003

One Source’s net cash provided by operating activities in 2003 was $4,063,000. This was attributable to a net loss of 96,000, increased by cash used for working capital of approximately $257,000 and reduced by the add-back of non-cash items of approximately $4,416,000.

Net cash flows used in investing activities of $603,200 relates to acquisition of property and equipment. This amount reflects $892,800, off-set by proceeds from disposed of equipment of $289,700.

Net cash flows used in financing activities of $3,250,800 were attributable to proceeds from the line of credit in the amount of $500,000, proceeds from paid in capital of $25,000, and advances from shareholders in the amount of $11,700, off-set by repayments of long-term lease debt of $3,787,500.

For the year ended December 31, 2003, cash and cash equivalents increased $208,600, resulting in end of year cash and cash equivalents of $785,200.

As of December 31, 2003, One Source’s total current assets were $3,916,355 and its total current liabilities were $6,984,034, of which $5,003,667 consisted of current obligations under capital leases.

Contractual Obligations

One Source has various contractual obligations that will affect its liquidity. The following table sets forth the required principal payments for the indicated periods under capital and operating leases as of December 31, 2005. The imputed interest associated with these payments as at December 31, 2005 was $3,335,500.

Payment Due By Period

	Total	Within 1 Year	2007	2008	2009	2010	Thereafter
Capital Leases	$22,205,902	$8,190,872	$6,355,121	$3,985,621	$2,144,921	$1,529,367	—
Operating Leases	$471,727	$189,534	$154,159	$128,034	—	—	—
Total	$22,677,629	$8,380,406	$6,509,280	$4,113,655	$2,144,921	$1,529,367	—

One Source had bank term debt totaling $659,379 aggregate principal amount, with a range of interest rates, outstanding as of December 31, 2005. The future payments on this term debt as of December 31, 2005 were:

Total	1 Year	Within 2007	2008	2009	2010
$659,379	$132,309	$141,694	$151,865	$161,790	$71,721

One Source had notes payable to related parties of $145,681 as of December 31, 2005. Of this amount, $36,671 was due for repayment in 2006, with the remainder due for final repayment in 2007.

One Source has a $1,000,000 revolving line of credit, which was not drawn upon as of December 31, 2005. The line of credit is renewable annually in February and is secured by the accounts receivable of the company.

As of December 31, 2005, One Source had operating lease commitments for five branch facilities. The total rent expense under all operating leases was as follows:

Year Ended December 31, 2005	$311,396
Year Ended December 31, 2004	$304,989
Year Ended December 31, 2003	$302,429

Off Balance Sheet Arrangements

Except as described above, One Source has not entered into any financial guarantees or other commitments to guarantee payment obligations of any third parties.

Critical Accounting Policies

One Source’s discussion and analysis of its financial condition and results of operations for the purposes of this document are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.

One Source’s significant accounting policies are presented in Note 1 to its combined audited financial statements, and the following summaries should be read in conjunction with the financial statements and the related notes included in this proxy statement. While all accounting policies affect the financial statements, certain policies may be viewed as critical. Critical accounting policies are those that are both most important to the portrayal of the financial statements and results of operations and that require One Source’s management’s most subjective or complex judgments and estimates. One Source’s management believes that the policies that fall within this category are the policies related to property and equipment, leasing costs and revenue recognition.

Property And Equipment Are Recorded At Cost

One Source’s primary assets are the equipment in the rental fleet. The strategy for acquiring assets has been to acquire a mixture of new and refurbished equipment. The average age of the One Source fleet is 36 months. Depreciation on property and equipment is computed using the straight line method of depreciation over two (2) to seven (7) years, depending on One Source’s management’s judgment regarding the useful life of the unit when purchased. When assets are disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to income as incurred and significant renewals and betterments are capitalized.

Revenue Recognition

One Source’s revenue is derived from equipment rental, new and used equipment sales, service and supplies. Equipment rentals range in duration from one day to one month, or longer. The average duration of a rental agreement is three (3) weeks and revenue is recognized on completion of the rental. Service revenue is derived from the provision of maintenance and repair (including spare parts), delivery and pick-up and call-outs and is recognized when provided.

New and used equipment sales represent a smaller part of the One Source revenue base. One Source generally provides used equipment from its own rental fleet and new equipment from the manufacturer or a distributor. Revenue is recognized upon delivery of the equipment to the customer.

Supplies are held in inventory in One Source branches to provide mainly consumable products to the renter. Because supplies are also held on display and are available for over the counter purchase, One Source provides its customers and potential customers with a single source for all equipment rental requirements. Revenue is recognized at the point of sale.

Lease Costs

One Source has financed the acquisition of its rental fleet through a variety of lease arrangements with OEM and with financial institutions. Leases for rental equipment have been accounted for as capital leases in accordance with FAS13. Certain operating equipment and One Source’s branch facilities have been financed through operating leases.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Consolidated Financial Statements have been prepared to give effect to the proposed acquisition. The pro forma condensed consolidated statements of operations have been prepared as if the transaction had been consummated on January 1, 2005 and, with respect to the pro forma balance sheet, as if the transaction had been consummated on June 30, 2006.

The historical financial data for Sellers and Oakmont have been derived from their respective financial statements as of the dates and for, in the case of Sellers, the year ended December 31, 2005 and the six months ended June 30, 2006, and, in the case of Oakmont, the six months ended June 30, 2006.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with Sellers’ audited combined financial statements as of and for the three years ended December 31, 2005, Sellers’ unaudited condensed combined financial statements as of and for the six months ended June 30, 2006, Oakmont’s audited consolidated financial statements as of and for the year ended December 31, 2005, and Oakmont’s unaudited condensed financial statements as of and for the six months ended June 30, 2006. These financial statements are included elsewhere in this proxy statement.

The pro forma adjustments for the business combinations are based on preliminary purchase price allocations. Actual allocations will be based on final appraisals and other analyses of the fair value of, among other items, identifiable intangible assets, goodwill, inventories, property and equipment, deferred income, income taxes and severance costs. The allocations will be finalized after the data necessary to complete the appraisal and analyses of the fair values of acquired assets and liabilities are obtained and analyzed. Differences between the preliminary and final allocations could have a material impact on Oakmont’s pro forma results of operations.

The following unaudited pro forma condensed combined information has been prepared using two levels of assumptions with respect to the number of outstanding shares of Oakmont stock, as follows:

(i)	Assuming no conversions—this presentation assumes that no stockholders of Oakmont seek to convert their shares into a pro rata share of the trust account; and

(ii)	Assuming maximum conversions—this presentation assumes stockholders of Oakmont owning 19.99% of the stock sold in Oakmont’s initial public offering seek conversion.

	Oakmont	Combined Company
Number of shares of common stock outstanding upon consummation of the merger:
Assuming no conversions	10,575	10,575
Assuming maximum conversions	8,861	8,861

The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the financial position or results of operations presented as of the dates or for the periods indicated, or the results of operations or financial position that may be achieved in the future.

We are providing this information to aid you in your analysis of the financial aspects of the acquisition. We derived this information from the audited financial statements of Oakmont and Sellers as of December 31, 2005. Neither Oakmont nor Sellers assumes any responsibility for the accuracy or completeness of the information provided by the other party. This information should be read together with Sellers’ audited financial statements and related notes included elsewhere in this proxy statement and the Oakmont audited financial statements included elsewhere in this proxy statement.

The pro forma condensed combined statement of operations for the six (6) months ended June 30, 2006 reflects the historical results of operations of each of Sellers and Oakmont, as adjusted to give pro forma effect to the acquisition as if it had occurred on January 1, 2005. The pro forma condensed combined balance sheet at June 30, 2006 reflects the historical financial positions of Sellers and Oakmont as of such date, as adjusted to give pro forma effect to the acquisition as if it had occurred on June 30, 2006.

The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The pro forma condensed combined statements of operations and the pro forma condensed combined balance sheet do not purport to represent the results of operations which would have occurred had such transactions been consummated on the dates indicated or the financial position for any future date or period. The pro forma financial statements reflect Oakmont’s intention to use cash proceeds from its initial public offering to retire approximately $22.7 million of One Source’s capital leases.

The following information, each of which are included elsewhere in this proxy statement, should be read in conjunction with the pro forma condensed combined financial information:

•	accompanying notes to the unaudited pro forma condensed combined information;

•	separate historical combined financial statements of Sellers for the twelve months ended and as of December 31, 2003, 2004 and 2005; and

•	separate historical financial statements of Oakmont for the twelve months ended and as of December 31, 2005.

Unaudited Pro Forma Condensed Balance Sheet

Assuming No Conversions, As of June 30, 2006

	Oakmont Acquisition Corporation	One Source Equipment Rentals	Pro Forma Adjustments		Pro Forma Combined
ASSETS

Current Assets:
Cash	$450,934	$647,747	$10,278,654	a,d,e	$11,377,335
Cash held in trust fund	48,104,519	—	(48,104,519	) a	—
Accounts Receivable	—	3,080,746	—		3,080,746
Inventory	—	427,601	—		427,601
Prepaid expenses	32,291	383,678	(30,917	) d	385,052

Total current assets	$48,587,744	$4,539,772	$(37,856,782)		$15,270,734

Net PP&E	—	22,751,759	—		22,751,759

Goodwill	—	—	14,552,834	d	14,552,834

Total assets	48,587,744	27,291,531	(23,303,948)		52,575,327

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$43,216	$1,334,152	—		$1,377,368
Accrued federal taxes	118,565	—	—		118,565
Accrued franchise taxes	9,107	—	—		9,107
Deferred trust income	350,843	—	(350,843	) b	—
Current maturities of long term debt	—	8,264,089	(8,050,692	) e	213,397
Line of credit	—	500,000	—		500,000

Total current liabilities	521,731	10,098,241	(8,401,535)		2,218,437

Notes payable	—	650,775	1,200,000d		1,850,775
Obligations under capital leases less current portion	—	13,775,173	(13,775,173	) e	—
Advances from related parties	—	89,259	—		89,259
Common stock, subject to possible conversion, 1,714,176 shares at conversion value	9,265,250	—	(9,265,250	) c	—

Stockholders’ Equity:
Preferred stock, $.0001 par value
Authorized 1,000,000 shares; none issued	—	—	—		—
Common stock, $.0001 par value
Authorized 35,000,000 shares
Issued and outstanding 10,575,166 shares which includes 1,714,176 subject to possible conversion	1,058	—	—		1,058
Additional paid-in-capital	38,119,599	551,250	8,714,000	c,f	47,384,849
Accumulated earnings	680,106	2,126,833	(1,775,990	) f,b	1,030,949

Total stockholders’ equity	38,800,763	2,678,083	6,938,010		48,416,856

Total liabilities and stockholders’ equity	$48,587,744	$27,291,531	$(23,303,948)		$52,575,327

Assuming no conversions and as if the acquisition occurred on June 30, 2006

Adjustments to cash
a) Funds held in trust released following 100% approval of acquisition by shareholders	$48,104,519
d) Cash cost of acquisition of One Source, assuming no conversion of cash into stock by sellers	(16,000,000)
e) One Source long term capital leases paid down immediately after acquisition	(13,775,173)
e) One Source current portion of capital leases paid down immediately after acquisition	(8,050,692)

$10,278,654
Adjustments to deferred income
d) Deferred income of Oakmont recognized as income following approval of acquisition by shareholders	$350,843

Adjustments to Common Stock
c) Common stock subject to possible conversion (19.99%) released to additional paid in capital following approval of acquisition by stockholders with no conversions	$9,265,250

Pro forma allocation of Purchase cost to fair value of assets

The allocation of purchase price to the fair value of assets acquired assumes that the One Source carrying value of assets and liabilities is equal to their fair value.

d) $16,000,000 cash paid to One source as part of consideration for acquisition	16,000,000
d) Sellers note for $1,200,000 issued as part of consideration for One Source acquisition	1,200,000

17,200,000

Assumed liabilities	24,613,448
d) Oakmont direct costs of acquisition	30,917

Pro forma purchase cost	41,844,365

Current assets	4,539,772
PP&E	22,751,759
Current liabilities	(10,098,241)
Long term liabilities	(14,515,207)

d) Intangible assets (goodwill)	$14,552,834

Adjustment to notes payable d) Sellers note for $1,200,000 issued as part of consideration for One Source acquisition	1,200,000
Adjustment to capital leases
e) One Source long term capital leases paid down immediately after acquisition	(13,775,173)
e) One Source current portion of capital leases paid down immediately after acquisition	(8,050,692)

$(21,825,865)

Assumptions:

Repayment of One Source capital leases incurs limited early payment penalty and that Oakmont negotiates credit facility for working capital, capital expenditure and acquisitions at lower cost, secured on assets

Adjustment to additional paid in capital
c) Common stock subject to possible conversion (19.99%) released to additional paid in capital following approval of acquisition by stockholders with no conversion	9,265,250
f) One Source paid in capital not acquired	(551,250)
$8,714,000

Adjustments to accumulated earnings
f) One Source accumulated earnings not acquired	(2,126,833)
b) Deferred income of Oakmont recognized as income following approval of acquisition	350,843

$(1,775,990)

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Six Months ended June 30, 2006, Assuming No Conversions

	Six Months to June 30, 2006 Oakmont Acquisition Corporation	Six Months to June 30, 2006 One Source Equipment Rentals	Pro Forma Adjustments		Pro Forma Combined
Revenue	$—	$10,166,806	$—		$10,166,806
Cost of Revenue		6,243,492	(1,010,000	) a	5,233,492
Gross profit	$—	$3,923,314	$1,010,000		$4,933,314
SG&A	208,575	2,742,101	41,000	b	2,991,676

Operating Income	$(208,575)	$1,181,213	$969,000		$1,941,638
Interest (expense) / income	818,829	(938,447)	261,748	c	142,130
Other Income / (expense)	—	139,404	—		139,404

Net income before provision for income tax	$610,254	$382,170	$1,230,748		$2,223,172

Provision for income tax	210,163	—	545,715	d	755,878

Net income	$400,091	$382,170	$685,033		$1,467,294

Earnings per share - basic	$0.04				$0.14
Earnings per share - diluted	$0.04				$0.13

Weighted average shares outstanding – basic	10,575,166				10,575,166
Weighted average shares outstanding – diluted	11,429,438				11,429,438

Pro forma adjustments to condensed combined statement of operations for six (6) months to June 30, 2006 Assuming no conversions and assuming the acquisition had occurred on January 1, 2005.

a.	Reduced depreciation from revised asset lives assessment $1,010,000

Assumptions: a) average life of assets 10 years b) average age of fleet assets at acquisition of 3 years c) fair value of assets at 1/1/05 $22,328,300 d) straight line method of depreciation and e) historical depreciation charge for 6 months to June 30, 2006 of $3,059,994

b.	Adjustment to SGA for costs associated with public reporting requirements, being primarily increased insurance and filing costs. Assumed half year costs of $250,000

c.	Interest received on cash balance at historical rate based on net cash after disbursement for acquisition of One Source, ($16,000,000) release of deferred income following approval of acquisition ($204,579) and repayment of capital leases ($22,043,015).

Reduction in interest income	$(625,699)
One Source interest expense reduction	929,447
Interest on seller note	(42,000)

$261,748

d.	Pro forma income tax adjustment to establish combined earnings provision at 34%

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Twelve Months ended December 31, 2005, Assuming No Conversions

	April 15, 2005 (Inception) to December 31, 2005 Oakmont Acquisition Corporation	Twelve Months to December 31, 2005 One Source Equipment Rentals	Pro Forma Adjustments		Pro Forma Combined
Revenue	$—	$20,153,336	$—		$20,153,336
Cost of Revenue	—	12,002,193	(1,775,000	) a	10,227,193
Gross profit	$—	$8,151,143	$1,775,000		$9,926,143
SG&A	157,004	5,682,086	343,000	b	6,182,090

Operating Income	$(157,004)	$2,469,057	$1,432,000		$3,744,053
Interest (expense) / income	585,421	(1,789,448)	1,278,261	c	74,234
Other Income / (expense)	—	265,782	—		265,782

Net income before provision for income tax	$428,417	$945,391	$2,710,261		$4,084,069

Provision for income tax	148,402	—	1,240,181	d	1,388,583

Net income	$280,015	$945,391	$1,470,079		$2,695,485

Earnings per share - basic	$0.04				$0.36
Earnings per share - diluted	$0.03				$0.34

Weighted average shares outstanding – basic	7,457,216				7,457,216
Weighted average shares outstanding – diluted	8,000,873				8,000,873

Pro forma adjustments to Condensed Combined Statement of Operations for twelve months to December 31, 2005 Assuming No Conversions and assuming the acquisition had occurred on January 1, 2005.

a.	Reduced depreciation from revised asset lives assessment $1,775,000

Assumptions: a) average life of assets 10 years b) average age of fleet assets at acquisition of 3 years c) fair value of assets at 1/1/05 $22,328,300 d) straight line method of depreciation and e) historical depreciation charge for 12 months to December 31, 2005 of $5,875,091

b.	Adjustment to SGA for costs associated with public reporting requirements, being primarily increased insurance and filing costs. Assumed full year costs of $500,000

c.	Interest received on cash balance at historical rate based on net cash after disbursement for acquisition of One Source, ($16,000,000) and repayment of capital leases ($22,043,015).

Reduction in interest income	$(454,294)
One Source interest expense reduction	1,771,448
Interest on seller note	(38,893)

$1,278,261

d.	Pro forma income tax adjustment to establish combined earnings provision at 34%

Unaudited Pro Forma Condensed Balance Sheet

Assuming Maximum Conversions, As of June 30, 2006

	Oakmont Acquisition Corporation	One Source Equipment Rentals	Pro Forma Adjustments		Pro Forma Combined
ASSETS

Current Assets:
Cash	$450,934	$647,747	$662,561	a,b,c,d	$1,761,242
Cash held in trust fund	48,104,519	—	(48,104,519	) a	—
Accounts Receivable	—	3,080,746	—		3,080,746
Inventory	—	427,601	—		427,601
Prepaid expenses	32,291	383,678	(30,917	) d	385,052

Total current assets	$48,587,744	$4,539,772	$(47,472,875)		$5,654,641

Net PP&E	—	22,751,759	—		22,751,759

Goodwill	—	—	14,552,834	d	14,552,834

Total assets	48,587,744	27,291,531	(32,920,041)		42,959,234

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$43,216	$1,334,152	—		$1,377,368
Accrued federal taxes	118,565	—	—		118,565
Accrued franchise taxes	9,107	—	—		9,107
Deferred trust income	350,843	—	(350,843	) b	—
Current maturities of long term debt	—	8,264,089	(8,050,692	) c	213,397
Line of credit	—	500,000	—		500,000

Total current liabilities	521,731	10,098,241	(8,401,535)		2,218,437

Notes payable	—	650,775	1,200,000	d	1,850,775
Obligations under capital leases less current portion	—	13,775,173	(13,775,173	) c	—
Advances from related parties	—	89,259	—		89,259
Common stock, subject to possible conversion, 1,714,176 shares at conversion value	9,265,250	—	(9,265,250	) b	—

Stockholders’ Equity:
Preferred stock, $.0001 par value
Authorized 1,000,000 shares; none issued	—	—	—		—
Common stock, $.0001 par value
Authorized 35,000,000 shares
Issued and outstanding 8860990 shares	1,058	—	—		1,058
Additional paid-in-capital	38,119,599	551,250	(551,250	) e	38,119,599
Accumulated earnings	680,106	2,126,833	(2,126,833	) e	680,106

Total stockholders’ equity	38,800,763	2,678,083	(2,678,083)		38,800,763

Total liabilities and stockholders’ equity	$48,587,744	$27,291,531	$(32,920,041)		$42,959,234

Pro forma adjustments to balance sheet as at June 30, 2006 assuming maximum conversions (19.99% of holders of stock issued in offering)

Adjustments to cash
a) Funds held in trust released following 100% approval of acquisition by shareholders	$48,104,519
b) Share of cash from trust fund paid to converting stockholders (19.99%)	(9,265,250)
b) Deferred interest paid to converting shareholders (19.99% of shareholders)	(350,843)
c) One Source long term capital leases paid down immediately after acquisition	(13,775,173)
c) One Source current portion of capital leases paid down immediately after acquisition	(8,050,692)
d) Cash cost of acquisition of One Source, assuming no conversion of cash into stock by sellers	(16,000,000)

$662,561

Adjustments to Common Stock
b) Common stock subject to possible conversion (19.99%) paid in cash to stockholders following maximum conversion by shareholders	$9,265,250

Pro forma allocation of Purchase cost to fair value of assets

The allocation of purchase price to the fair value of assets acquired assumes that the One Source carrying value of assets and liabilities is equal to their fair value.

d) $16,000,000 cash paid to One source as part of consideration for acquisition	16,000,000
d) Sellers note for $1,200,000 issued as part of consideration for One Source acquisition	1,200,000

17,200,000

Assumed liabilities	24,613,448
d) Oakmont direct costs of acquisition	30,917

Pro forma purchase cost	41,844,365

Current assets	4,539,771
PP&E	22,751,759
Current liabilities	10,098,241
Long term liabilities	14,515,207

d) Intangible assets (goodwill)	$14,552,834
Capital leases paid down immediately following acquisition
c) One Source long term capital leases paid down immediately after acquisition	(13,775,173)
c) One Source current portion of capital leases paid down immediately after acquisition	(8,050,692)

(21,825,865)

Assumptions:

Repayment of One Source capital leases incurs limited early payment penalty and that Oakmont negotiates credit facility for working capital, capital expenditure and acquisitions at lower cost, secured on assets

Adjustment to notes payable
d) Sellers note for $1,200,000 issued as part of consideration for One Source acquisition	1,200,000

Adjustments to additional paid in capital
e) One Source paid in capital not acquired	$(551,250)

Adjustments to accumulated earnings
e) One Source accumulated earnings not acquired	$2,126,833

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Six Months ended June 30, 2006, Assuming Maximum Conversions

	Six Months to June 30, 2006 Oakmont Acquisition Corporation	Six Months to June 30, 2006 One Source Equipment Rentals	Pro Forma Adjustments		Pro Forma Combined
Revenue	$—	$10,166,806	$—		$10,166,806
Cost of Revenue		6,243,492	(1,010,000	) a	5,233,492
Gross profit	$—	$3,923,314	$1,010,000		$4,933,314
SG&A	208,575	2,742,101	41,000	b	2,991,676

Operating Income	$(208,575)	$1,181,213	$969,000		$1,941,638
Interest (expense) / income	818,829	(938,447)	(68,618	) c	(51,000)
Other Income / (expense)	—	139,404	—		139,404

Net income before provision for income tax	$610,254	$382,170	$1,037,618		$2,030,042

Provision for income tax	210,163	—	408,051	d	690,214

Net income	$400,091	$382,170	$557,567		$1,339,828

Earnings per share - basic	$0.05				$0.15
Earnings per share - diluted	$0.04				$0.14

Weighted average shares outstanding – basic	8,860,990				8,860,990
Weighted average shares outstanding – diluted	9,715,262				9,715,262

Pro forma adjustments to Condensed Combined Statement of Operations for six months to June 30, 2006 Assuming Maximum Conversions and assuming the acquisition had occurred on January 1, 2005.

a.	Reduced depreciation from revised asset lives assessment $1,010,000

Assumptions: a) average life of fleet assets 10 years b) average age of fleet assets at acquisition of 3 years c) fair value of assets at 1/1/05 $22,328,300 d) straight line method of depreciation and e) historical depreciation charge for 6 months to June 30, 2006 of $3,059,994

b.	Adjustment of $41,000 to SGA for costs associated with public reporting requirements, being primarily increased insurance and filing costs. Assumed half year costs of $250,000

c.	Adjustment to interest received on cash balance at historical rate based on net cash after disbursement for acquisition of One Source, ($16,000,000) and repayment of capital leases ($22,043,015).

Reduction in interest income	$(818,829)
One Source interest expense reduction	929,447
Interest on seller note	(42,000)

$68,618

d.	Pro forma income tax adjustment to establish combined earnings provision at 34%

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Twelve Months ended December 31, 2005, Assuming Maximum Conversions

	April 15, 2005 (Inception) to December 31, 2005 Oakmont Acquisition Corporation	Twelve Months to December 31, 2005 One Source Equipment Rentals	Pro Forma Adjustments		Pro Forma Combined
Revenue	$—	$20,153,336	$—		$20,153,336
Cost of Revenue	—	12,002,193	(1,775,000	) a	10,227,193
Gross profit	$—	$8,151,143	$1,775,000		$9,926,143
SG&A	157,004	5,682,086	343,000	b	6,182,090

Operating Income	$(157,004)	$2,469,057	$1,432,000		$3,744,053
Interest expense	585,421	(1,789,448)	1,147,134	c	(56,893)
Other Income / (expense)	—	265,782	—		265,782

Net income before provision for income tax	$428,417	$945,391	$2,579,134		$3,952,942

Provision for income tax	148,402	—	1,195,598	d	1,344,000

Net income	$280,015	$945,391	$1,383,536		$2,608,942

Earnings per share - basic	$0.04				$0.41
Earnings per share - diluted	$0.04				$0.38

Weighted average shares outstanding – basic	6,366,319				6,366,319
Weighted average shares outstanding – diluted	6,909,975				6,909,975

Pro forma adjustments to Condensed Combined Statement of Operations for Twelve months to December 31, 2005 Assuming Maximum Conversions and assuming the acquisition had occurred on January 1, 2005.

a.	Reduced depreciation from revised asset lives assessment $1,775,000

Assumptions: a) average life of fleet assets 10 years b) average age of fleet assets at acquisition of 3 years c) fair value of assets at 1/1/05 $22,328,300 d) straight line method of depreciation and e) historical depreciation charge for 6 months to June 30, 2006 of $5,875,091

b.	Adjustment of $343,000 to SGA for costs associated with public reporting requirements, being primarily increased insurance and filing costs. Assumed full year costs of $500,000

c.	Interest received on cash balance at historical rate based on net cash after disbursement for acquisition of One Source, ($16,000,000) and repayment of capital leases ($22,043,015).

Reduction in interest income	$(585,421)
One Source interest expense reduction	1,771,448
Interest on seller note	(38,893)

$1,147,134

d.	Pro forma income tax adjustment to establish combined earnings provision at 34%

EXECUTIVE OFFICERS, DIRECTORS, EXECUTIVE COMPENSATION, CORPORATE GOVERNANCE

AND OTHER INFORMATION ABOUT OAKMONT

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position

Robert J. Skandalaris	53	Chairman & Chief Executive Officer
Michael C. Azar	42	President, Principal Accounting Officer, Secretary & Director
David J. Langevin	55	Director
Frederick L. Hubacker	61	Director
Andrew M. Rooke	48	Director
Mark T. Behrman	43	Director
Donald J. Spence	53	Director

Robert J. Skandalaris, Age 53, has been our Chairman of the Board and Chief Executive Officer since our inception. Mr. Skandalaris is also the founder and current Chairman of Noble International Ltd., a full-service provider of tailored laser welded blanks and tubes for the automotive industry. Prior to founding Noble in 1993, Mr. Skandalaris was Vice Chairman and a shareholder of The Oxford Investment Group, Inc., a Michigan-based merchant banking firm, and served as Chairman and Chief Executive Officer of Acorn Asset Management, a privately held investment advisory firm. Mr. Skandalaris began his career as a Certified Public Accountant with the national accounting firm of Touche Ross & Co. Mr. Skandalaris holds a B.A. from Michigan State University and a M.S.A. from Eastern Michigan University.

Michael C. Azar, Age 42, has been our President, Principal Accounting Officer, Secretary and a Director since our inception. Mr. Azar has served as Vice President for Noble International, Ltd. since 1996, and as its General Counsel from 1996 until May 2006. He also served as a member of Noble’s board of directors from December 1996 until November 1997. Mr. Azar is also an executive officer of Veri-Tek International, Corp., a publicly traded specialty machine tool and boom truck manufacturer. Prior to joining Noble, Mr. Azar was employed as General Counsel to River Capital, Inc., an investment banking firm, from January through November 1996. From 1988 to 1995, Mr. Azar practiced law with the firm of Mason, Steinhardt, Jacobs and Perlman in Southfield, Michigan. Mr. Azar holds a B.A. from Kalamazoo College and a J.D. from the University of Detroit.

David J. Langevin, Age 55, has been a Director of the Company since our inception. Mr. Langevin is currently the Chairman and Chief Executive Officer of Veri-Tek International, Corp. a publicly traded specialty machine tool and boom truck manufacturer. From 1998 to 2000, Mr. Langevin served as Executive Vice President—Strategic Planning for Environmental Systems Products, which focuses on vehicle emissions and safety testing. From 1993 to 1998, Mr. Langevin was Executive Vice President—Strategic Planning for Terex Corporation, a manufacturer of capital goods and equipment. From 1988 to 1993, Mr. Langevin worked as a partner for KCS Industries, which provided management services for Terex Corporation, and prior he worked at Ernst & Young. Mr. Langevin is a C.P.A. with a B.S. from Illinois State University and a M.B.A. from DePaul University.

Frederick L. Hubacker, Age 61, has been a Director of the Company since our inception. Mr. Hubacker is currently Executive Director and Interim Manager at Conway, MacKenzie & Dunleavy, a nationally recognized turnaround and crisis management consultant. Mr. Hubacker was formerly a Senior Executive Consultant for Apollo Management L.P., a $10 billion private equity firm, a position he held since 2002. Mr. Hubacker has served on the Noble International Ltd. board of directors since 2004. From 2001 to 2002, Mr. Hubacker served as Vice Chairman for Venture Companies Worldwide, a privately held supplier of automotive interior systems, cockpit modules and front end systems. Mr. Hubacker also served as Chief Executive Officer for New Venture Gear, Inc., an auto supply company, from 1996 to 2000. Prior to joining New Venture Gear, Mr. Hubacker was the Chief Operating Officer, and later President, for Textron, Inc. from 1993 to 1995. Textron is a global multi-industry company with businesses in the general aviation, aerospace and defense, and industrial and commercial finance markets. Mr. Hubacker holds a B.A. from Michigan State University and a M.B.A. from Wayne State University.

Andrew M. Rooke, Age 48, has been a Director of the Company since August 2006. Upon completion of the acquisition, Mr. Rooke will become the Chief Executive Officer of the Company. From 2002 through June, 2006, Mr. Rooke was the Chief Financial Officer and Vice President of Finance for GKN Sinter Metals, Inc., a division of GKN plc. From 2000 to 2002, Mr. Rooke was Director and Controller of GKN Off-Highway and Auto Components Division. From 1997 through 2000, Mr. Rooke served as the Finance Director of Yale Security Group. Mr. Rooke holds a BA in economics from York University in the United Kingdom and is qualified as a Chartered Accountant and is a member of the Institute of Chartered Accountants in England and Wales.

Mark T. Behrman, Age 43, has been a Director of the Company since our inception. Mr. Behrman is the Managing Director of J. Giordano Securities Group. Mr. Behrman has served on the Noble International Ltd. board of directors since 1999. Previously, Mr. Behrman served as a Managing Director in the U.S. Operations Division of Trade.com Global Markets, Inc., an international financial services firm, and as the Head of Corporate Finance for its predecessor, BlueStone Capital Partners, LP., an investment banking firm. While employed by Global Markets, Mr. Behrman also held the title of Executive Vice President of Trade.com Online Securities, Inc., a wholly-owned subsidiary of Global Markets, from January 2001 to August 2001. In October 2001, a petition for voluntary bankruptcy was filed by Trade.com Online Securities, Inc. in the U.S. Bankruptcy Court for the Southern District of New York. Mr. Behrman holds a B.S./B.A. from The State University of New York at Binghamton and a M.B.A. from Hofstra University.

Donald J. Spence, Age 53, has been a Director of Oakmont since our inception. Mr. Spence is currently the President of the Sleep and Home Respiratory Group of Respironics, Inc., a leading manufacturer of respiratory and sleep medical products and services. From 2001 to 2004, Mr. Spence served as President, Chief Executive Officer and previously Executive Vice President at GKN Sinter Metals and GKN Automotive, divisions of GKN plc., a worldwide technology engineering company. From 1998 to 2001, Mr. Spence served as Senior Vice President of Global Sales and Marketing for GKN Sinter Metals. Mr. Spence served as President of Datex-Ohmeda, Inc. from 1997 to 1998. Datex-Ohmeda is a global supplier of anesthesia and critical care solutions. From 1988 to 1997, Mr. Spence served in a number of positions with Datex-Ohmeda, including Vice President of Global Marketing. From 1981 to 1988, Mr. Spence served in a variety of finance and strategic planning positions with such companies as Ford Motor Co., Gelman Science, Inc., Airco Carbon, and BOC Group plc. Mr. Spence holds a B.A. from Michigan State University and a M.A. from Central Michigan University.

None of our current directors or executive officers are subject to any legal proceedings.

Executive Compensation

No officer or director has received any cash compensation for services rendered. Oakmont pays Quantum Associates, LLC, an affiliate of Messrs. Skandalaris, Azar and Langevin a fee of $7,500 per month for providing Oakmont with certain limited administrative, technology and secretarial services, as well as the use of certain limited office space, including a conference room, in Bloomfield Hills, Michigan. However, this arrangement is solely for Oakmont’s benefit and is not intended to provide Messrs. Skandalaris, Azar and Langevin compensation in lieu of a salary. No other executive officer or director has a relationship with or interest in Quantum Associates, LLC.

Employment Agreements

Oakmont does not currently have any employees.

Board of Directors Meetings

The board of directors manages or directs the management of the business of Oakmont. During the fiscal year ended December 31, 2005, there were five (5) meetings of the board of directors. All members attended at least seventy-five percent of the meetings of the directors and the committees on which they serve.

Stockholder Communication with the Board of Directors

Stockholders desiring to communicate with a director or the entire board of directors may address such communication to the attention of the Secretary of Oakmont at Oakmont’s executive offices and such communication will be forwarded to the intended recipient or recipients.

Director Compensation

No director has received any cash compensation for services rendered.

Board of Directors Committees

Audit Committee

Upon consummation of the merger, the board of directors of Oakmont will establish an audit committee with Messrs. Spence, Behrman and Hubacker as its members, each an independent director under Nasdaq listing standards, with Mr. Behrman acting as chairman. The purpose of the audit committee will be to appoint, retain, set compensation of, and supervise our independent accountants, review the results and scope of the audit and other accounting related services and review our accounting practices and systems of internal accounting and disclosure controls. Since the Oakmont audit committee will not be formed until the consummation of the merger, it has not held any prior meetings. A copy of the audit committee charter is attached as an annex to this proxy statement.

Compensation Committee

Upon consummation of the merger, the board of directors of Oakmont will establish a compensation committee with Messrs. Spence, Behrman and Hubacker as its members, each an independent director under Nasdaq listing requirements. The purpose of the compensation committee will be to review and approve compensation paid to our officers and to administer the company’s incentive compensation plans, including authority to make and modify awards under such plans.

Committee on Directors and Board Governance

Upon consummation of the merger, Oakmont will form a Committee on Directors and Board Governance in connection with the consummation of the merger. The members will be Messrs. Spence, Behrman and Hubacker, each an independent director under Nasdaq listing standards. The Committee on Directors and Board Governance will be responsible for overseeing the selection of persons to be nominated to serve on Oakmont’s board of directors. The Committee on Directors and Board Governance will consider stockholder recommendations regarding candidates for director submitted in writing to the board. Stockholders wishing to submit such recommendations may do so by sending a written notice, together with supporting information, to the Secretary of Oakmont a reasonable period of time prior to the mailing of Oakmont’s Proxy Statement for the related annual meeting. The suggested nominee must also provide a statement of consent to being considered for nomination. A copy of the Committee on Directors and Board Governance charter is attached as an annex to this proxy statement.

Prior to the consummation of the merger agreement, Oakmont has not had a Committee on Directors and Board Governance and the entire board of directors has performed the functions of a nominating committee, approving nominees based on the recommendation of one or more members of the board. Although there has been no formal criteria for nominees, the board of directors believes that persons should be actively engaged in business endeavors, have a financial background, and be familiar with acquisition strategies and money management. There have been no differences in the manner in which the board evaluates nominees recommended by stockholders and nominees recommended by the board or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the board. In connection with the 2006 Annual Meeting, the board did not receive any nominations from any stockholder or group of stockholders which owned more than 5% of the Company’s common stock for at least one year.

Director Attendance at Annual Meetings

Oakmont does not expect its directors to attend the Annual Meeting of Stockholders.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On April 15, 2006, our board of directors dismissed our former independent accountants, Goldstein, Golub, Kessler LLP (“GGK”). GGK’s report on our financial statements for the period prior to their dismissal did not contain an adverse opinion or disclaimer of opinion, and was not modified as to uncertainty, audit scope or accounting principles.

During the period prior to GGK’s dismissal, we also had no disagreements with GGK, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to GGK’s satisfaction, would have caused GGK to make reference to the subject matter of the disagreement in connection with its report.

The board of directors has appointed Freedman & Goldberg to serve as our independent accountants to audit our financial statements for the year ending December 31, 2006. Representatives of Freedman & Goldberg will be present at the annual meeting.

Accounting Fees

Aggregate fees billed to us by GGK for professional services rendered for the year ended December 31, 2005 are as follows:

As of 12/31/2005
Audit Fees	$29,550
Audit-Related Fees	1,322
Tax Fees	—
All Other Fees	—

Total	$30,872

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that the Company paid for professional services for the audit of our consolidated financial statements included in our Form 10-KSB and for services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; “tax fees” are fees for tax compliance, tax advice and tax planning.

Stock Options and Stock Grants

There have been no stock options or grants exercised prior to the date of this proxy statement.

Description of Property

We maintain our executive offices at 33 Bloomfield Hills Parkway, Suite 240, Bloomfield Hills, Michigan 48304. The cost for this space is included in the $7,500 per-month fee charged by Quantum Associates, LLC, an affiliate of Messrs. Skandalaris, Azar and Langevin, our Chief Executive Officer, President and Director, respectively, for general and administrative services pursuant to a letter agreement. We believe, based on rents and fees for similar services in the Detroit metropolitan area that the fee charged by Quantum Associates, LLC is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space adequate for our current operations.

Legal Proceedings

We are not presently a party to any pending legal proceeding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who are the beneficial owners of more than ten percent of our common stock (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies of these reports.

Based solely upon a review of copies of such forms received, or written representations from certain Reporting Persons, we believe that, during the fiscal year ended December 31, 2005, there were two directors, officers or beneficial owners of more than ten

(10) percent of our common stock who failed to file, on a timely basis, reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, as follows:

•	Robert J. Skandalaris, an Officer and Director of the Company, failed to file three Form 4s in a timely manner, relating to his purchase of the Company’s warrants; and

•	Michael C. Azar, an Officer and Director of the Company, failed to file three Form 4s in a timely manner, relating to his purchases of the Company’s warrants.

Certain Relationships and Related Transactions

In April 2005, we issued 2,000,000 shares of our common stock to the individuals set forth below for an aggregate of $25,000 in cash, at an average purchase price of approximately $0.0125 per share as follows:

Name	Number of Shares	Relationship to Us

Robert J. Skandalaris (1)(2)(3)	1,152,000	Chairman & Chief Executive Officer
Michael C. Azar (2)(3)	587,547	President, Principal Accounting Officer, Secretary & Director
David J. Langevin(4)	180,000	Director
Frederick L. Hubacker	20,000	Director
Andrew M. Rooke(4)	0	Director
Mark T. Behrman	20,000	Director
Donald J. Spence	20,000	Director

(1)	On April 18, 2005, Robert J. Skandalaris contributed 360,000 shares of our common stock to KrisLee & Associates, LLC, a limited liability company whose members include Robert J. Skandalaris and his children. Mr. Skandalaris retained 792,453 shares of our common stock.
(2)	On April 27, 2005, Robert J. Skandalaris and Michael C. Azar contributed an aggregate of 340,000 shares of our common stock to QVM Oakmont Services LLC. Robert J. Skandalaris contributed 192,453 shares of common stock to QVM Oakmont Services LLC, and retained 600,000 shares of common stock. Michael C. Azar contributed 147,547 shares of common stock to QVM Oakmont Services LLC, and retained 440,000 shares of common stock.
(3)	On July 7, 2005, Robert J. Skandalaris and Michael C. Azar contributed an aggregate amount of 20,000 shares of our common stock to QVM Oakmont Services LLC. Robert J. Skandalaris contributed 15,000 shares of common stock to QVM Oakmont Services LLC, and retained 585,000 shares of common stock. Michael C. Azar contributed 5,000 shares of common stock to QVM Oakmont Services LLC, and retained 435,000 shares of common stock.
(4)	Does not include any shares held by QVM Oakmont Services, LLC of which such person is a current member.

Pursuant to an escrow agreement between us, our initial stockholders and Continental Stock Transfer & Trust Company, all of the initial stockholders’ shares were placed in escrow, with Continental acting as escrow agent, pursuant to an escrow agreement, until the earliest of:

•	three years from the date of the IPO;

•	our liquidation; or

•	the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

During the escrow period, these shares cannot be sold, but the initial stockholders will retain all other rights as stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of our initial stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to our IPO.

We also entered into a registration rights agreement with the initial stockholders pursuant to which the holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Each of our initial stockholders also entered into a letter agreement with us and Morgan Joseph & Co. pursuant to which, among other things:

•	each agreed to vote all shares initially owned by him in accordance with the majority of the holders of our shares of common stock sold in our IPO if we solicit approval of our stockholders for a business combination;

•	if we fail to consummate a business combination by January 18, 2007 (or by July 18, 2007 under certain limited circumstances), each agreed to take all reasonable actions within his power to cause us to liquidate as soon as reasonably practicable;

•	each waived any and all rights he may have to receive any distribution of cash, property or other assets as a result of such liquidation with respect to his initial shares;

•	each agreed to present to us for our consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire an operating business, until the earlier of our consummation of a business combination, our liquidation or until such time as he ceases to be an officer or director of ours, subject to any pre-existing fiduciary obligations he might have;

•	each agreed that we could not consummate any business combination which involves a company which is affiliated with any of our initial stockholders unless we obtain an opinion from an independent investment banking firm reasonably acceptable to Morgan Joseph & Co. that the business combination is fair to our stockholders from a financial perspective;

•	each agreed that he and his affiliates will not be entitled to receive and will not accept any compensation for services rendered to us prior to the consummation of our business combination; and

•	each agreed that he and his affiliates will not be entitled to receive or accept a finder’s fee or any other compensation in the event he or his affiliates originate a business combination.

Quantum Associates, LLC (formerly Quantum Value Management LLC), an affiliate of Robert J. Skandalaris and Michael C. Azar, has agreed that commencing July 12, 2005 and ending upon the acquisition of a target business, it will make available to us a small amount of office space and certain office and secretarial services, as we may require from time to time. We have agreed to pay Quantum Associates, LLC $7,500 per month for these services. As of June 30, 2006, we have paid Quantum Value Management, LLC and Quantum Associates, LLC an aggregate of $67,500.

Robert J. Skandalaris and Michael C. Azar advanced an aggregate of $75,000 to us to cover expenses related to the IPO. The loan was payable without interest and the loan was repaid following our IPO from the proceeds of the IPO.

We have and will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations.

Other than the $7,500 per-month administrative fee and reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of our initial stockholders, officers or directors who owned our common stock prior to the IPO, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.

Robert J. Skandalaris and Michael C. Azar may be deemed to be our “parent” and “promoter,” as these terms are defined under the Federal securities laws.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel.

DESCRIPTION OF OAKMONT COMMON STOCK AND OTHER SECURITIES

General

Oakmont’s authorized capital stock consists of 36,000,000 shares, of which 35,000,000 consists of common stock ($0.0001 par value per share) and 1,000,000 consists of preferred stock ($0.0001 par value per share). On July 18, 2005, Oakmont consummated an IPO of 8,000,000 units. Each unit consists of one share of common stock and two warrants, each to purchase one share of common stock. The units were sold at an offering price of $6.00 per unit, and, on July 26, 2005, the underwriter exercised its over-allotment option for 575,166 units, with Oakmont receiving aggregate net proceeds of approximately $47,361,000. Our units, common stock and warrants are each quoted on the OTC Bulletin Board under the symbols OMACU, OMAC, and OMACW, respectively.

Common Stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of our initial stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to the IPO in accordance with the majority of the shares of common stock voted by the public stockholders. This voting arrangement shall not apply to shares included in units purchased in the IPO or purchased following the IPO in the open market by any of our initial stockholders, officers and directors. Additionally, our initial stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

We will proceed with the acquisition only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the acquisition and public stockholders owning less than 20% of the shares sold in the IPO exercise their conversion rights discussed below.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

If we are forced to liquidate prior to a business combination, our public stockholders are entitled to share ratably in the trust account, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Our initial stockholders have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the IPO if we are forced to liquidate.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

Our certificate of incorporation, as amended, authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock have been issued. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

There are currently 17,150,332 warrants outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share (other than those warrants underlying the representative’s purchase option, which shall have an exercise price of $5.70), subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; and

•	July 12, 2006.

The warrants will expire July 11, 2009 at 5:00 p.m., New York City local time.

We may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $.01 per warrant;

•	at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. We are in the process of updating the prospectus relating to the common stock issuable upon exercise of the warrants, so no prospectus is currently available.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Conversion Rights

In connection with the proposed acquisition, each public stockholder has the right to have such stockholder’s share of common stock converted to cash if the stockholder votes against the acquisition and the acquisition is approved and completed. The actual per-share conversion price will be equal to the amount in the trust account, inclusive of any interest (calculated as of two business days prior to the consummation of the proposed business combination), divided by the number of shares sold in the IPO.

An eligible stockholder may request conversion at any time after the mailing to our stockholders of this proxy statement and prior to the vote taken with respect to the proposed acquisition at our Annual Meeting, but the request will not be granted unless the stockholder votes against the acquisition and the acquisition is approved and completed.

Any request for conversion, once made, may be withdrawn at any time up to the date of the Annual Meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of the acquisition. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units. We will not complete any business combination if public stockholders, owning 20% or more of the shares sold in the IPO, exercise their conversion rights.

EXPERTS

The financial statements of Oakmont as of December 31, 2005 and for the period from April 15, 2005 (inception) to December 31, 2005 included in this proxy statement have been audited by GGK, to the extent and for the period set forth in their report included herein, and are included herein in reliance upon such report given upon authority of said firm as experts in accounting and auditing. GGK has acted as auditor for Oakmont from April 14, 2005 through April 15, 2006.

The financial statements of Oakmont for the period from April 15, 2006 to the date included in this proxy statement have been audited by our current auditor Freedman & Goldberg, PLLC and are included herein in reliance upon such report given upon authority of said firm as experts in accounting and auditing.

The combined financial statements of One Source Equipment Rentals, LLC as of December 31, 2005, 2004 and 2003 included in this proxy statement have been so included in reliance on the report of Parker & Meltzer, independent auditors, given on the authority of said firm as experts in accounting and auditing.

INDEMNIFICATION

We have obtained director and officer liability insurance to cover liabilities of our directors and officers that may occur in connection with their services to us, including matters arising under the Securities Act. Our certificate of incorporation and bylaws also provide that we will indemnify and advance expenses to, to the fullest extent permitted by the Delaware General Corporation Law, any of our directors and officers, against any and all costs, expenses or liabilities incurred by them by reason of having been a director or officer.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We refer you to the reports filed with the SEC for further information about Oakmont. The reports filed with the SEC can be inspected and copied at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Oakmont files its reports, proxy statements and other information electronically with the SEC. You may access information on Oakmont at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement, or any annex to this proxy statement, are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement.

All information contained in this proxy statement relating to Oakmont has been supplied by Oakmont, and all such information relating to Sellers has been supplied by Sellers. Information provided by either of Oakmont or Sellers does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement, or if you have questions about the reincorporation or the acquisition, you should contact:

Oakmont Acquisition Corp.

33 Bloomfield Hills Parkway, Suite 240

Bloomfield Hills, Michigan 48304

STOCKHOLDER PROPOSALS

The 2007 Annual Meeting of Stockholders will be held May 17, 2007. Stockholders who intend to have a proposal considered for inclusion in Oakmont’s proxy materials for presentation at the 2007 Annual Meeting of Stockholders must submit the written proposal to Oakmont no later than December 24, 2006. Stockholders who intend to present a proposal at the 2007 Annual Meeting of Stockholders without inclusion of such proposal in Oakmont’s proxy materials are required to provide notice of such proposal to Oakmont no later than March 9, 2007. The persons named in Oakmont’s proxies for its annual meeting of stockholders to be held in 2007 may exercise discretionary voting power with respect to any such proposal as to which Oakmont does not receive timely notice. Oakmont reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

REQUEST TO RETURN PROXIES PROMPTLY

A Proxy is enclosed for your use. Please mark, date, sign and return the Proxy at your earliest convenience or vote through the telephone or Internet procedures set forth on the proxy card. The Proxy requires no postage if mailed in the United States in the postage-paid envelope provided. A prompt return of your Proxy will be appreciated.

By Order of the Board of Directors,

Michael C. Azar,
President, Principal Accounting Officer and Secretary

Bloomfield Hills, Michigan

                    , 2006

INDEX TO FINANCIAL STATEMENTS

ONE SOURCE EQUIPMENT RENTALS, LLC

OAKMONT ACQUISITION CORP.

Audited Financial Statements
Report of Independent Registered Accounting Firm	F-20
Balance Sheet as of December 31, 2005	F-21
Statement of Operations for the Period from April 15, 2005 (Inception) to December 31, 2005	F-22
Statement of Stockholders’ Equity for the Period from April 15, 2005 (Inception) to December 31, 2005	F-23
Statement of Cash Flows for the Period from April 15, 2005 (Inception) to December 31, 2005	F-24
Notes to Financial Statements	F-25

Unaudited Interim Financial Statements
Unaudited Condensed Balance Sheets as of June 30, 2006 and December 31, 2005 (audited)	F-31

Unaudited Condensed Statement of Operations for the Period from April 15, 2005 (Inception) to June 30, 2006, for the Three Months Ended June 30, 2006, for the Period from April 15, 2005 (Inception) to June 30, 2005, for the Six Months Ended June 30, 2006, and for the Period from April 15, 2005 (Inception) to June 30, 2005

F-32

Unaudited Condensed Statement of Cash Flows for the Period from April 15, 2005 (Inception) to June 30, 2006, for the Period from April 15, 2005 (Inception) to June 30, 2005, for the Six Months Ended June 30, 2006, and for the Period from April 15, 2005 (Inception) to June 30, 2005

F-33
Unaudited Statement of Stockholders’ Equity for the Period from April 15, 2005 (Inception) to June 30, 2006	F-34
Unaudited Notes to Condensed Financial Statements	F-35

INDEPENDENT AUDITOR’S REPORT

1420 Renaissance Dr, Suite 411

Park Ridge, Illinois 60068-1345

To the Members and Managing Member of

    One Source Equipment Rentals, LLC and Affiliates

We have audited the accompanying combined balance sheets of One Source Equipment Rentals, LLC and Affiliates (limited liability companies) as of December 31, 2005, 2004, and 2003, and the related combined statements of operations and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

Except as discussed in the following paragraph, we conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

We did not observe the physical inventory (stated at $427,377, $355,316, and $421,602, respectively) taken as of December 31, 2005, 2004, and 2003 since those were prior to our initial engagement as auditors for the Companies, and the Companies’ records do not permit adequate retroactive tests of inventory quantities.

In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary in the combined statements of operations and retained earnings, and cash flows had we been able to observe the physical inventory taken as of December 31, 2005, 2004, and 2003, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial positions of One Source Equipment Rentals, LLC and Affiliates as of December 31, 2005, 2004, and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Parker & Meltzer

June 14, 2006

ONE SOURCE EQUIPMENT RENTALS, LLC AND AFFILIATES

COMBINED BALANCE SHEETS

December 31, 2005, 2004, and 2003

ASSETS

	2005	2004	2003
Current assets:
Cash	$962,787	$1,104,381	$785,203
Accounts receivable, less allowance for doubtful accounts of $92,210, $92,427, and $111,967 (Note 2)	2,954,633	2,150,920	2,238,021
Inventories (Note 3)	427,377	355,316	421,602
Prepaid expenses (Note 4)	381,847	392,072	471,529

Total current assets	4,726,644	4,002,689	3,916,355

Property and equipment (Note 5)	40,490,745	34,416,125	30,388,347
Less accumulated depreciation	(18,162,445)	(13,108,350)	(8,210,340)

	22,328,300	21,307,775	22,178,007

Total assets	$27,054,944	$25,310,464	$26,094,362

LIABILITIES AND MEMBERS’ EQUITY

	2005	2004	2003
Current liabilities:
Accounts payable	$741,711	$850,498	$740,961
Accrued liabilities:
Interest	143,657	143,657	94,126
Legal	34,697	—	—
Payroll	134,022	130,801	93,757
Current obligations under capital lease	8,190,872	6,881,192	5,003,667
Current obligations from bank note	132,309	—	—
Current maturities of advances from related parties (Note 7)	36,671	—	—
Note payable - line of credit	—	—	500,000
Sales tax payable	37,674	45,006	88,249
Use tax payable	656,305	656,305	463,274

Total current liabilities	10,107,918	8,707,459	6,984,034

Notes payable	527,070	—	—
Obligations under capital leases, less current position	14,015,030	15,161,823	18,066,252
Advances from related parties (Note 7)	109,010	90,657	106,694
Members’ equity
Members’ capital contribution	551,250	551,250	551,250
Retained earnings	1,744,666	799,275	386,132

	2,295,916	1,350,525	937,382

Total liabilities and members’ equity	$27,054,944	$25,310,464	$26,094,362

The accompanying notes are an integral part of these financial statements.

ONE SOURCE EQUIPMENT RENTALS, LLC AND AFFILIATES

COMBINED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

For the Years Ended December 31, 2005, 2004, and 2003

	2005	2004	2003
Net Revenues	$20,153,336	$18,652,387	$16,192,136
Cost of revenues	12,002,193	11,215,607	9,817,482

Gross profit	8,151,143	7,436,780	6,374,654

Operating expenses	5,682,086	5,284,138	4,705,320

Operating income	2,469,057	2,152,642	1,669,334

Other income (expense):
Discounts	46	594	3,455
Donations	(1,242)	(11,161)	(1,235)
Finance charges	596	982	1,877
Gain on sale of equipment	266,552	98,870	61,004
Interest expense	(1,789,448)	(1,790,074)	(1,827,414)
Miscellaneous	(170)	(104)	754
Penalties	—	(38,606)	(3,861)

Total other expense	(1,523,666)	(1,739,499)	(1,765,420)

Net income (loss)	945,391	413,143	(96,086)

Retained earnings, beginning of year	799,275	386,132	482,218

Retained earnings, end of year	$1,744,666	$799,275	$386,132

The accompanying notes are an integral part of these financial statements.

ONE SOURCE EQUIPMENT RENTALS, LLC AND AFFILIATES

COMBINED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2005, 2004, and 2003

	2005	2004	2003
Cash flows from operating activities:
Net income (loss)	$945,391	$413,143	$(96,086)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	5,875,091	5,193,050	4,476,695
(Gain) loss on disposition of equipment	(266,552)	(98,870)	(61,004)
Change in assets and liabilities:
Accounts receivable	(803,713)	272,899	(233,817)
Inventories	(72,061)	66,286	84,103
Prepaid expenses and other current assets	10,225	79,457	40,286
Accounts payable	(108,787)	109,537	(482,190)
Accrued expenses	30,586	236,363	334,662

Net cash provided by operating activities	5,610,180	6,271,865	4,062,649

Cash flows from investing activities:
Proceeds from disposition of equipment	1,543,672	401,496	289,661
Acquisition of property and equipment	(2,008,465)	—	(892,835)

Net cash by (used in) investing activities	(464,793)	(401,496)	(603,174)

Cash flows from financing activities:
Advances from shareholders	55,024	—	11,694
Repayments to shareholders	—	(16,037)	—
Proceeds from line of credit	—	—	500,000
Repayments of line of credit	—	(500,000)
Proceeds from long-term debt	731,178	—	—
Repayments of long-term debt	(71,794)	—	—
Proceeds from paid-in-capital	—	—	25,000
Proceeds from long-term lease debt	6,164,276	5,075,007	4,854,982
Repayment from long-term lease debt	(6,001,389)	(5,838,146)	(3,787,531)

Net cash provided by (used in) financing activities	(5,286,981)	(6,354,183))	(3,250,837)

(Decrease) increase in cash and cash equivalents	(141,594)	319,178	208,638
Cash and cash equivalents, beginning of year	1,104,381	785,203	576,565

Cash and cash equivalents, end of year	$962,787	$1,104,381	$785,203

Supplemental cash flow information:
Interest paid	$1,789,448	$1,740,543	$1,798,144

Income taxes paid	$—	$—	$—

Supplemental disclosure of noncash investing and financial activities:
Acquisition of equipment through capital leases	$6,164,276	$4,811,242	$4,854,982

The accompanying notes are an integral part of these financial statements.

ONE SOURCE EQUIPMENT RENTALS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

1 - Summary of Significant Accounting Policies

Nature of Operations

The combined Companies of One Source Equipment Rentals, LLC and Affiliates are independent rental companies of construction equipment. This equipment includes aerial lifts, air compressors, air tools, equipment for compaction, concrete, masonry, excavation, electric tools, generators, welders, heating, cooling, ventilation, lighting, material handling, pumps and hoses, personnel vehicles, pressure washers, and scaffold. Equipment rental accounts for approximately 80% of the company’s activity. The remaining 20% of activity is sales, which is equally divided between supplies and equipment. Equipment rentals are generally within a 100 mile radius of each branch store and equipment yard.

One Source Equipment Rentals, LLC consists of a corporate office and five rental and sales locations. The corporate office is located in Willowbrook, Illinois. The other locations are Dayton, Ohio; Decatur, Illinois; Granite City, Illinois; Lafayette, Indiana; and Morton, Illinois. The affiliates, which are limited liability corporations, operate under the following names:

One Source Equipment Rentals of Dayton, LLC

One Source Equipment Rentals of Decatur, LLC

One Source Equipment Rentals of Granite City, LLC

One Source Equipment Rentals of Lafayette, LLC

One Source Equipment Rentals of Morton, LLC

One Source Equipment Rentals, LLC and affiliates opened for business in 2001 at Dayton, Decatur, Lafayette, and Morton. The Granite City LLC was opened in 2002.

Combination Policy

These combined financial statements include the five aforementioned affiliates, which are limited liability corporations. These entities are affiliated by virtue of identical common ownership and ownership percentages.

The accompanying combined financial statements are entitled One Source Equipment Rentals, LLC and Affiliates. The intercompany assets and liabilities have been eliminated from the combined financial statements.

Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

ONE SOURCE EQUIPMENT RENTALS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

1 - Summary of Significant Accounting Policies (continued)

Inventory

Inventory consists of purchased, expendable supplies, small tools, and portable equipment for sale. Inventory is carried at the lower of cost or market and uses the FIFO method of accounting.

Property and Equipment

Property and equipment are carried at cost. Depreciation on property and equipment is computed using straight line method of depreciation over two to seven years. When assets are disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to income as incurred: significant renewals and betterments are capitalized.

Concentration of Risk

The Company’s cash and cash equivalents are located in one financial institution, which exceeds the federally insured limit through the year. As of December 31, 2005, the insured limit was exceeded by approximately $845,000.

Income Taxes

The companies are “Limited Liability Corporations” and file taxes as partnerships on Federal Income Tax Form 1065. In lieu of corporate income taxes, the stockholders of the LLC are taxed on their proportionate share of the Company’s taxable income.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expense during the year. Actual results could differ from those estimates.

2 - Accounts Receivable and Allowance for Doubtful Accounts

The company rents its equipment and sells its supplies to customers on an open credit basis. The accounts receivable balances are generally collectible. Management loosely monitors the outstanding accounts receivable and charges to expenses any balances that are determined to be uncollectible. At year end, the Company reviews its outstanding balances and establishes an allowance for doubtful accounts based upon the specific identification method. At December 31, 2005, 2004, and 2003, the bad debt expense was $48,073, $139,139, and $59,733, respectively.

ONE SOURCE EQUIPMENT RENTALS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Accounts receivable at December 31, are as follows:

	2005	2004	2003
Willowbrook	$—	$8,225	$2,763
Dayton	471,303	389,684	432,360
Decatur	364,777	437,021	321,916
Granite City	538,359	383,391	440,874
Lafayette	1,196,051	637,104	805,330
Morton	476,353	387,922	346,745
	3,046,843	2,243,347	2,349,988

Allowance for doubtful accounts	92,210	92,427	111,967

	$2,954,633	$2,150,920	$2,238,021

3 – Inventories

Inventories at December 31, are as follows:

	2005	2004	2003
New Equipment	$23,768	$3,958	$8,133
Tools	55,333	58,027	73,872
Supplies	236,862	180,201	230,108
Scaffolding	111,414	113,130	109,489

	$427,377	$355,316	$421,602

ONE SOURCE EQUIPMENT RENTALS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

3 – Inventories (continued)

Inventories were located at the following locations:

	2005	2004	2003
Dayton	$77,259	$57,076	$50,264
Decatur	38,845	46,638	51,978
Granite City	9,785	1,054	29,803
Lafayette	252,233	217,363	230,278
Morton	49,255	33,185	59,279

	$427,377	$355,316	$421,602

4 - Prepaid Expenses

The majority of the prepaid expenses involved prepaid interest expense of $344,355, $347,887, and $430,318 for the years ended December 31, 2005, 2004, and 2003, respectively. The remainder of the prepaid expenses includes insurance expense and tax expense.

5 - Property and Equipment

Property and equipment at December 31, are as follows:

	2005	2004	2003
Rental equipment	$40,338,231	$34,263,611	$30,230,533
Computers	69,870	69,870	69,870
Phones	7,539	7,539	7,539
Vehicles	75,105	75,105	80,405

	40,490,745	34,416,125	30,388,347
Accumulated depreciation	(18,162,445)	(13,108,350)	(8,210,340)

	$22,328,300	$21,307,775	$22,178,007

ONE SOURCE EQUIPMENT RENTALS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

6 - Long-Term Debt

The Company has a bank loan dated May 26, 2005 for $294,320 payable over 60 months. Monthly payments of $5,839.14 include interest at 6.9% with a final payment due on May 26, 2010.

The Company has a second bank loan dated June 23, 2005 for $206,080 payable over 60 months. Monthly payments of $4,050.16 include interest at 6.7% with a final payment due on June 23, 2010.

The Company has a third bank loan dated November 1, 2005 for $230,778 payable over 60 months. Monthly payments of $4,615.61 include interest at 7.3% with a final payment due on November 1, 2010.

The bank notes are secured by the specific rental equipment and are guaranteed by the Company’s Managing Member.

The future payments on the notes payable as of December 31, 2005 is summarized as follows:

Year Ending December 31,
2006	$132,309
2007	141,694
2008	151,865
2009	161,790
2010	71,721

$659,379

Interest expense on the long-term bank debt was $21,000 in 2005.

7 - Related Party Transactions

The Company has notes payable to related parties of:

	2005	2004	2003
Total advances from related parties	$145,681	$90,657	$106,694
Less current maturities	(36,671)	—	—

Long-term portion of advances from related parties	$109,010	$90,657	$106,694

ONE SOURCE EQUIPMENT RENTALS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

7 - Related Party Transactions (continued)

In the normal course of business, the Company conducts certain transactions with its Managing Member, as well as with other related parties.

The Company has a note payable, with the Managing Member, dated December 31, 2004 for $110,376. This note is payable over 36 months with monthly payments of $3,561.51. This includes interest at 10% with a final payment due December 31, 2007.

The Company has a note payable with a family member of the Managing Member dated August 1, 2002 for $68,500. This note is payable on August 1, 2007. Monthly interest payments at 10% interest will be paid until maturity.

The Company also leases the Morton, Illinois facility from a Member of the Company. The lease requires payments of $2,100 per month until November 30, 2007, as described in Note 9.

8 - Line of Credit

The Company has a $1,000,000 revolving line of credit with no outstanding balance as of December 31, 2005. Interest on the line of credit is payable monthly at  1/2% over prime rate. Advances are limited to 80% of accounts receivable and at least one day during the year, the line of credit balance must be reduced to zero. The maturity date of the loan is February 11, 2006. The note has been extended to February 11, 2007.

9 – Operating Leases

The Companies have the following commitments under operating leases for building and yard space:

Location	Expiration
Dayton, OH	Month to Month
Decatur, IL	December 31, 2008
Granite City, IL	December 31, 2008
Lafayette, IN	April 30, 2006
Morton, IL	November 30, 2007

For the years ended December 31, 2005, 2004, and 2003 the total rent expense under all operating leases was $311,396, $304,989 and $302,429, respectively.

ONE SOURCE EQUIPMENT RENTALS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

9 – Operating Leases (continued)

Future minimum lease payments are as follows:

2006	$189,534
2007	154,159
2008	128,034
2009	—

10 - Capital Leases

As of December 31, 2005, the property under these capital leases had a total cost of $39,252,811, accumulated depreciation of $17,472,233, and a net book value of $21,780,578. Long-term debt at December 31, consisted of the following:

	2005	2004	2003
Total capital leases –rental fleet notes	$22,205,902	$22,043,015	$23,069,919
Less current maturities	(8,190,872)	(6,881,192)	(5,003,667)

Long-term portion of capital leases –rental fleet notes	$14,015,030	$15,161,823	$18,066,252

The Company has approximately 165 rental equipment leases. Monthly payments total approximately $680,000 including interest from 3.6% to 10.7%. Maturity ranges from April 2006 to June 2010.

The future lease payments on the leases as of December 31, 2005 are as follows:

Year Ending December 31,
2006	$9,424,079
2007	7,308,389
2008	4,583,464
2009	2,466,659
2010	1,758,772

Total minimum lease payments	25,541,363
Executory costs	—

25,541,363
Less: Amount representing interest	(3,335,461)

Present value of net minimum lease payments	$22,205,902

ONE SOURCE EQUIPMENT RENTALS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

11 - Advertising

The Company expenses the production costs of advertising the first time the advertising takes place. At December 31, 2005, 2004, and 2003 the advertising expense was $51,467, $62,369 and $61,269, respectively.

12 - Employee Retirement Plan

The Company maintains a 401(k) Profit Sharing Plan and Trust under the Internal Revenue Code, which is a plan that an eligible employee may defer a portion of their annual compensation. The Company may elect to fund a discretionary contribution to the plan, and the employee would share in that contribution based upon the employees relative compensation to the total comparison for all plan participants. An eligible employee would have at least 1,000 hours of service and must be an employee at the company at year end. January 1st and July 1st are the entry dates into the plan for eligible employees. Employees are eligible participants immediately into the salary deferral portion of the plan. The maximum deferral in 2005 for the employee under the salary deferral portion of the plan is $14,000 plus an additional $4,000 for participants age 50 or over. For the employer contribution there is a vesting schedule for the discretionary portion up to six years of service for full vesting. For the years ended December 31, 2005, 2004, and 2003, employer voluntary discretionary contributions of $2,072, $833, and $0, respectively, have been funded.

13 - Litigation and Contingencies

In 2004, an action was filed in the Eighteenth Judicial Circuit Court, DuPage County Illinois, Chancery Division against the Company. The plaintiffs have alleged a variety of general allegations against the One Source defendants including unjust enrichment and breach of fiduciary duty. The Plaintiff has requested over a half million dollars for lost profits and other economic damages. One plaintiff’s and several out-of-state witnesses’ depositions have been conducted and several more will be conducted in the next four to five months. All claims against the Company are being vigorously contested and a counterclaim against the plaintiff has been filed seeking damages. It is currently too early to determine the likelihood of an unfavorable outcome or give an amount or range of any potential loss.

In two other related lawsuits to the action in the above paragraph, the Managing Member was personally sued with other related parties in the Chancery Division of DuPage County, Illinois and in the United States District Court for the Southern District of New York. The general allegations includes unjust enrichment, breach of fiduciary duty and other ancillary charges. Because the adverse judgment in these cases would affect the personal credit worthiness of the Managing Member, who has personally guaranteed various transactions for the Company, a negative outcome for the Managing Member would also have an adverse and harmful effect to the Company and would hamper the ability of the Company to borrow monies in the ordinary course of business. The Company has, therefore, a vested interest in a positive outcome, and management has stated that the Company will assist in any manner that would be a benefit to a positive outcome for the Company and the Managing Member. At this early point in the litigation, there is not enough information to determine the likelihood of a favorable or unfavorable outcome or to ascertain the amount or range of any monetary damages or other potential loss.

14 - Subsequent Events

On January 25, 2006, the Company filed articles of incorporation in the state of Indiana under the name One Source Sales & Rental, Inc.

ONE SOURCE EQUIPMENT RENTALS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

On March 2, 2006, the Company filed articles of incorporation in the state of Missouri under the name One Source Sales & Rental of Missouri, Inc.

On March 3, 2006, the Company filed articles of incorporation in the state of Illinois under the name One Source Sales & Rental of Illinois, Inc.

On May 3, 2006, the Company filed articles of incorporation in the state of Ohio under the name of One Source Sales & Rental of Ohio, Inc.

The Company has not changed from a limited liability corporation to a corporation at this time. In conjunction with the formation of the corporation, the Company issued 1,000 shares of its 100,000 authorized shares of common stock.

In addition to filing the articles of incorporation, the Company is in the process of opening a new store location in Terre Haute, Indiana.

ONE SOURCE EQUIPMENT RENTALS, LLC AND AFFILIATES

CONDENSED COMBINED BALANCE SHEETS

UNAUDITED

ASSETS

	June 30, 2006	December 31, 2005
	(unaudited)	(audited)
Current assets:
Cash	$647,747	$962,787
Accounts receivable less allowance for Doubtful accounts of $92,721 and	3,080,746	2,954,633
Inventories	427,601	427,377
Prepaid expenses	383,678	381,847

Total current assets	4,539,772	4,726,644

Property and equipment	43,732,807	40,490,745
Less accumulated depreciation	(20,981,048)	(18,162,445)

	22,751,759	22,328,300

Total assets	$27,291,531	$27,054,944

LIABILITIES AND MEMBERS’ EQUITY

	June 30, 2006	December 31, 2005
Current liabilities:
Accounts payable	$1,109,155	$741,711
Accrued liabilities	53,277
Interest	—	143,657
Legal	53,277	34,697
Payroll	134,022	134,022
Current obligations under cap lease	8,050,692	8,190,872
Current obligations from bank note	174,854	132,309
Current maturities of advances from
Related parties	38,543	36,671
Note payable - line of credit	500,000	—
Sales tax payable	37,698	37,674
Use tax payable	—	656,305

Total current liabilities	$10,098,240	$10,107,918

Notes payable	650,775	527,070
Obligations under cap leases, less current portion	13,775,173	14,015,030
Advances from related parties	89,260	109,010

Members’ equity
Members’ capital contribution	551,250	551,250
Retained earnings	2,126,833	1,744,666

	2,678,083	2,295,916

Total liabilities and members’ equity	$27,291,531	$27,054,944

ONE SOURCE EQUIPMENT RENTALS, LLC AND AFFILIATES

CONDENSED COMBINED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

UNAUDITED

	Six Months Ended
	June 30, 2006	June 30, 2005
Net revenues	$10,166,806	$9,286,274
Cost of revenues	6,243,492	5,698,809

Gross profit	3,923,314	3,587,465

Operating expenses	2,742,101	2,528,814

Operating income	1,181,213	1,058,651

Other income (expense):
Donations	(714)	(423)
Finance charges	(2,216)	(1,067)
Gain on sale of equipment	142,333	142,403
Interest expense	(938,447)	(885,603)

Total other expense	(799,044)	(744,690)

Net income (loss)	382,170	313,961

Retained earnings, beginning of year	1,744,666	799,275

Retained earnings, end of period	$2,038,161	$1,113,236

ONE SOURCE EQUIPMENT RENTALS, LLC AND AFFILIATES

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

UNAUDITED

	Six Months Ended
	June 30, 2005	June 30, 2006
Cash flows from operating activities
Net income (loss)	$382,169	$313,961
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	3,059,994	2,807,490
(Gain) loss on disposal of equipment	(142,333)	(142,403)
Change in assets and liabilities:
Accounts receivable	(126,113)	(358,702)
Inventories	(223)	(94,333)
Prepaid expenses	(1,831)	11,916
Accounts payable	367,444	(155,321)
Accrued expenses and taxes	(781,358)	(15,949)

Net cash provided by operating activities	2,757,749	2,366,659

Cash flows from investing activities:
Proceeds from disposition of equipment	295,197	664,867
Acquisition of property and equipment	(847,162)	(1,345,453)

Net cash used in investing activities	(551,965)	(680,586)

Cash flows from financing activities:
Advances from shareholders	—	88,219
Repayments to shareholders	(17,879)	(16,235)
Proceeds from line of credit	500,000	300,000
Proceeds from long term debt	230,983	500,400
Repayments of long term debt	(64,734)	(4,135)
Repayment of long term lease debt	(3,169,194)	(3,017,310)

Net cash provided by (used in) financing activities	(2,520,823)	(2,149,061)

(Decrease) increase in cash and cash equivalents	(315,040)	(462,988)
Cash and cash equivalents, beginning of year	962,787	1,104,381

Cash and cash equivalents, end of june	$647,747	$641,393

Supplemental cash flow data:
Interest paid	$938,447	$885,603

Income taxes	—	—

Supplemental disclosure of noncash investing and financial activities:

Acquisition of equipment through capital leases	$2,789,157	$1,977,434

ONE SOURCE EQUIPMENT RENTALS, LLC AND AFFILIATES

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

UNAUDITED

1. Basis of presentation

The accompanying unaudited condensed combined financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. for interim financial information. Accordingly, these financial statements do not include all the information in the notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited condensed combined financial statements include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial position, results of operations and cash flows as of and for the dates presented. The unaudited condensed combined financial statements and notes herein should be read in conjunction with the audited combined financial statements of One Source Equipment Rentals, LLC and Affiliates, (“the Company”), and the notes thereto, included elsewhere in this proxy statement/prospectus.

The condensed combined results of operations for the interim periods presented herein are not necessarily indicative of the results to be expected for the full year.

2. Accounts Receivable and Allowance for Doubtful Accounts

Accounts Receivable and Allowance for Doubtful Accounts at June 30, 2006 and December 31, 2005 are as follows:

	June 30, 2006	December, 31 2005
Willowbrook	$111,149	$—
Dayton	416,860	471,303
Decatur	398,145	364,777
Granite City	714,092	538,359
Lafayette	909,659	1,196,051
Morton	582,077	476,353
Terra Haute	40,954	—

	3,172,936	3,046,843

Allowance for doubtful accounts	(92,190)	(92,010)

	$3,080,746	$2,954,633

3. Inventories

Inventories at June 30, 2006 and December 31, 2005 are as follows:

	June 30, 2006	December, 31 2005
New equipment	$6,765	$23,768
Tools	52,942	55,333
Supplies	259,432	236,862
Scaffolding	108,462	111,414

	$427,601	$427,377

4. Litigation and contingencies

In 2004, an action was filed in the Eighteenth Judicial Circuit Court, DuPage County Illinois, Chancery Division against the Company. The plaintiffs have alleged a variety of general allegations against the One Source defendants including unjust enrichment and breach of fiduciary duty. The Plaintiff has requested over a half million dollars for lost profits and other economic damages. One plaintiff’s and several out-of-state witnesses’ depositions have been conducted and several more will be conducted in the next four to five months. All claims against the Company are being vigorously contested and a counterclaim against the plaintiff has been filed seeking damages. It is currently too early to determine the likelihood of an unfavorable outcome or give an amount or range of any potential loss.

In two other related lawsuits to the action in the above paragraph, the Managing Member was personally sued with other related parties in the Chancery Division of DuPage County, Illinois and in the United States District Court for the Southern District of New York. The general allegations include unjust enrichment, breach of fiduciary duty and other ancillary charges. Because the adverse judgment in these cases would affect the personal credit worthiness of the Managing Member, who has personally guaranteed various transactions for the Company, a negative outcome for the Managing Member would also have an adverse and harmful effect to the Company and would hamper the ability of the Company to borrow monies in the ordinary course of business. The Company has, therefore, a vested interest in a positive outcome, and management has stated that the Company will assist in any manner that would be a benefit to a positive outcome for the Company and the Managing Member. At this early point in the litigation, there is not enough information to determine the likelihood of a favorable or unfavorable outcome or to ascertain the amount or range of any monetary damages or other potential loss.

On September 5, 2006, One Source Members entered into an Amended and Restated Asset Purchase Agreement providing for the acquisition of substantially all of the outstanding assets of One Source by Oakmont Acquisition Corp. for an aggregate purchase price of $17.2m , together with the assumption by Oakmont of approximately $24m of indebtedness of One Source. Of the $17.2m purchase price, $1.2m will be delivered by Oakmont in the form of a subordinated note in favor of the Sellers, with the remainder delivered in cash. The purchase price is subject to a post-closing adjustment based on One Source’s adjusted net working capital as of a date just prior to the closing date of the Purchase Agreement. Immediately following the completion of the acquisition, Oakmont will operate the business and acquire all of the assets and certain of the liabilities of the One Source together with the current management of One Source.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Oakmont Acquisition Corp.

We have audited the accompanying balance sheets of Oakmont Acquisition Corp. (a corporation in the development stage) as of December 31, 2005, and the related statements of operations, stockholders’ equity and cash flows for the period from April 15, 2005 (inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oakmont Acquisition Corp. as of December 31, 2005, and the results of its operations and its cash flows for the period from April 15, 2005 (inception) to December 31, 2005 in conformity with United States generally accepted accounting principles.

/s/ Goldstein Golub Kessler LLP

Goldstein Golub Kessler LLP

New York, New York

March 23, 2006

Oakmont Acquisition Corp.

(a corporation in the development stage)

Balance Sheet

December 31, 2005
ASSETS
Current assets:
Cash	$894,856
Cash held in Trust Fund (Note 1)	47,081,111
Prepaid expenses	25,959

Total Current Assets	$48,001,926

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$12,199
Capital taxes payable	29,139
Deferred income taxes payable	148,402
Deferred trust income	146,264

Total Current Liabilities	336,004

Common stock, subject to possible redemption, 1,714,176 shares at conversion value (Note 1)	9,265,250

Stockholders’ Equity:
Preferred stock, $.0001 par value
Authorized 1,000,000 shares; none issued	—
Common stock, $.0001 par value
Authorized 35,000,000 shares Issued and outstanding 10,575,166 shares which includes 1,714,176 subject to possible conversion	1,058
Additional paid-in-capital	38,119,599
Earnings accumulated during the development stage	280,015

Total Stockholders’ Equity	38,400,672

Total Liabilities and Stockholders’ Equity	$48,001,926

See notes to financial statements.

Oakmont Acquisition Corp.

(a corporation in the development stage)

Statement of Operations

Period from April 15, 2005 (inception) to December 31, 2005
Income:
Interest Income	$585,421

Expenses:
Professional fees	37,420
Franchise and capital taxes	29,139
Travel	1,582
Rent and office	42,097
Insurance	20,000
Other formation and operating costs	26,766

Total Expenses	157,004

Income before taxes	428,417
Provision for income taxes	148,402

Net Income	$280,015

Earnings per share - basic and diluted	$0.04

Weighted average shares outstanding - basic and diluted	7,457,216

See notes to financial statements.

Oakmont Acquisition Corp.

(a corporation in the development stage)

Statement of Stockholders’ Equity

	Common Stock		Additional Paid-in-Capital	Earnings accumulated during the development stage	Total
	Shares	Amount
Sale of 2,000,000 shares of common stock to initial stockholders on April 15, 2005 at $0.125 per share	2,000,000	$200	$24,800		$25,000
Sale of 8,000,000 units, net of underwriters’ discount and offering expenses (includes 1,599,200 shares subject to possible conversion) on July 18, 2005	8,000,000	800	44,171,458		44,172,258
Sale of 575,166 units, net of underwriters’ discount and offering expenses (includes 114,976 shares subject to possible conversion) on July 26, 2005	575,166	58	3,188,491		3,188,549
Proceeds subject to possible conversion of 1,714,176 shares			(9,265,250)		(9,265,250)
Proceeds from issuance of option			100		100
Net income for the period				280,015	280,015

Balance, December 31, 2005	10,575,166	$1,058	$38,119,599	$280,015	$38,400,672

See notes to financial statements.

Oakmont Acquisition Corp.

(a corporation in the development stage)

Statement of Cash Flows

April 15, 2005 (inception) to December 31, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$280,015
Deferred income tax expense	148,402
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Accrued interest on treasury bills held in Trust	(731,685)
Increase in capital taxes payable	29,139
Increase in deferred interest	146,264
Increase in prepaid expenses	(25,959)
Increase in accounts payable and accrued expenses	12,199

Net cash used in operating activities	(141,625)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash deposited in Trust Fund	(46,349,426)

CASH FLOWS FROM FINANCING ACTIVITIES
Gross proceeds from public offering	51,450,996
Proceeds from notes payable, stockholders	75,000
Repayment of notes payable, stockholders	(75,000)
Proceeds from sale of shares of common stock	25,000
Proceeds from issuance of option	100
Costs of the public offering	(4,090,189)

Net cash provided by financing activities	47,385,907

Net increase in cash	$894,856
Cash at beginning of period	—

Cash at end of year	$894,856

See notes to financial statement

Oakmont Acquisition Corp.

(a corporation in the development stage)

Notes to Financial Statements

1. Organization And Business Operations	Oakmont Acquisition Corp. (the “Company”) was incorporated in Delaware on April 15, 2005 as a blank check company whose objective is to acquire an operating business.

The registration statement for the Company’s initial public offering (“Offering”) for 8,000,000 Units (“Units”) was declared effective July 12, 2005. The Company consummated the offering on July 18, 2005 and, on July 26, 2005, the underwriter exercised its over-allotment option for 575,166 Units, with the Company receiving aggregate net proceeds of approximately $47,361,000 (Note 2). The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with an operating business (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. An amount of $46,349,426 of the net proceeds is being held in an interest-bearing trust account (“Trust Account”) until the earlier of (i) the consummation of a Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Account, funds will only be invested in United States government securities. This amount has been invested in Treasury Bills. The Treasury Bills have been accounted for as trading securities which are recorded at their market value of $47,081,111 at December 31, 2005. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Two of the Company’s officers have severally agreed that they will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company. However, there can be no assurance that these officers will be able to satisfy those obligations. The remaining net proceeds (not held in the Trust Account) may be used for tax payments and business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated.

Oakmont Acquisition Corp.

(a corporation in the development stage)

Notes to Financial Statements

All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 2,000,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders. Accordingly, a portion of the net proceeds from the offering (19.99% of the amount held in the Trust Account) has been classified as common stock subject to possible conversion in the accompanying balance sheet and 19.99% of the related interest earned on the Treasury Bills has been recorded as deferred interest.

The Company’s Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units issued in the Offering as discussed in Note 2).

Basic earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share reflects the additional dilution for all potentially dilutive securities such as stock warrants and options. The effect of the 17,150,332 outstanding warrants, issued in connection with the Offering described in Note 2 has not been considered in diluted

Oakmont Acquisition Corp.

(a corporation in the development stage)

Notes to Financial Statements

earnings per share since the warrants are contingently exercisable. The effect of the 720,000 Units included in the underwriter’s purchase option, as described in Note 2, along with the warrants underlying such units, has not been considered in the diluted earnings per share calculation since the market price of the option was less than the exercise price during the period.

The Company maintains its cash balances in a bank with balances insured by the FDIC up to $100,000. At December 31, 2005, the Company’s balance in its checking account exceeded the FDIC insurable limit.

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized. For income tax purposes, the Company records income and expenses on a cash basis.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123(R)”), “Share Based Payment”. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company is required to adopt SFAS 123(R) effective January 1, 2006. The Company does not believe that the adoption of SFAS No. 123(R) will have a significant impact on its financial condition or results of operations.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2. Initial Public Offering	In connection with the Offering and the underwriter’s exercise of its overallotment option, the Company sold 8,575,166 Units in July 2005. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination or

Oakmont Acquisition Corp.

(a corporation in the development stage)

Notes to Financial Statements

one year from the effective date of the Offering and expiring four years from the effective date of the Offering. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In connection with the Offering, the Company paid the underwriters an underwriting discount of 7% of the gross proceeds of the Offering.

In connection with the Offering, the Company also issued an option to the underwriters, for $100, to purchase up to a total of 720,000 Units. The Units issuable upon exercise of this option are identical to those offered by this prospectus, except that each of the Warrants underlying this option entitles the holder to purchase one share of our common stock at a price of $5.70. This option is exercisable at $7.50 per unit commencing on the later of the consummation of a business combination and one year from the date of the offering and expiring five years from the date of the offering. In lieu of exercise, the option may be converted into units (i.e., a “cashless exercise”) to the extent that the market value of the units at the time of conversion exceeds the exercise price of the option. The option may only be exercised or converted by the option holder.

The sale of the option has been accounted for as an equity transaction. Accordingly, there was no net impact on the Company’s financial position or results of operations, except for the recording of the $100 proceeds from the sale. The Company has determined, based upon a Black-Scholes model that the fair value of the option on the date of sale was approximately $513,410, using an expected life of four years, volatility of 18.5% and a risk-free interest rate of 3.85%.

3. Notes Payable, Stockholders	The Company issued an aggregate of $75,000 unsecured promissory notes to two Initial Stockholders, who are also officers. The notes were non interest-bearing and were repaid with proceeds of the Offering.

4. Income Taxes	Components of the provision for income taxes are as follows:

Current	$—
Deferred - Federal	148,402
- State	—

Total provision for income taxes	$148,402

Oakmont Acquisition Corp.

(a corporation in the development stage)

Notes to Financial Statements

The net deferred tax asset (liability) consists of the following:

Deferred interest income	$(201,783)
Deferred operating costs	53,381

$(148,402)

5. Commitments and Related Party Transactions

The Company utilizes certain limited administrative, technology and secretarial services, as well as certain limited office space provided by an affiliate of four Initial Stockholders. Such affiliate has agreed that, until the acquisition of a target business by the Company, it will make such services available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services commencing on the effective date of the Offering. The statement of operations for the period ended December 31, 2005 includes $42,097 related to this agreement. In addition, this affiliate processes the payroll for an individual hired to conduct legal and financial due diligence on prospective target businesses. During the year, the Company reimbursed the affiliate $19,986 for payroll and payroll related expenses paid on its behalf.

Pursuant to letter agreements dated April 15, 2005 with the Company and the Representative, the Initial Stockholders have waived their right to receive distributions with respect to their founding shares upon the Company’s liquidation.

Pursuant to an agreement, the Initial Stockholders are entitled to registration rights with respect to their founding shares. The holders of the majority of these shares are entitled to make up to two demands that the Company register these shares at any time after the date on which these shares of common stock are released from escrow. In addition, the Initial Stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the third anniversary of the effective date of the Offering.

Unaudited: The Company’s Chief Executive Officer, Robert J. Skandalaris, and its President, Michael C. Azar, agreed with the underwriters that within the first forty trading days after separate trading of the Warrants has commenced, they or certain of their affiliates or designees would collectively purchase up to 1,600,000 Warrants in the public marketplace at prices not to exceed $0.70 per Warrant. They have

Oakmont Acquisition Corp.

(a corporation in the development stage)

Notes to Financial Statements

further agreed that any warrants purchased by them or their affiliates or designees will not be sold or transferred until after the Company has completed a business combination. The Warrants may trade separately on the 90th day after the offering unless the underwriters determine that an earlier date is acceptable. During October 2005, Mr. Skandalaris and Mr. Azar satisfied their commitment to purchase up to 1,600,000 Warrants in the public marketplace.

6. Preferred Stock	The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

7. Common Stock	At December 31, 2005, 19,310,332 shares of common stock were reserved for issuance upon exercise of redeemable warrants and underwriters’ unit purchase option.

OAKMONT ACQUISITION CORP.

(A Corporation in the Development Stage)

CONDENSED BALANCE SHEETS

(Unaudited)

	June 30, 2006 (Unaudited)	December 31, 2005 (Audited)
ASSETS
Current assets:
Cash	$450,934	$894,856
Cash held in trust fund (Note 2)	48,104,519	47,081,111
Prepaid expenses	32,291	25,959

Total current assets	$48,587,744	$48,001,926

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$43,216	$12,199
Accrued federal taxes	118,565	148,402
Accrued franchise taxes	9,107	29,139
Deferred trust income	350,843	146,264

Total current liabilities	521,731	336,004

Common stock, subject to possible conversion, 1,714,176 shares at conversion value (Note 2)	9,265,250	9,265,250

Stockholders’ Equity:
Preferred stock, $.0001 par value
Authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value
Authorized 35,000,000 shares
Issued and outstanding 10,575,166 shares which includes 1,714,176 subject to possible conversion	1,058	1,058
Additional paid-in-capital	38,119,599	38,119,599
Accumulated earnings during development stage	680,106	280,015

Total stockholders’ equity	38,800,763	38,400,672

Total liabilities and stockholders’ equity	$48,587,744	$48,001,926

See notes to condensed financial statements

CONDENSED STATEMENT OF OPERATIONS

OAKMONT ACQUISITION CORP.

(A Corporation in the Development Stage)

CONDENSED STATEMENT OF OPERATIONS

(Unaudited)

	Cumulative from April 15, 2005 (inception) to June 30, 2006	For the Three Months Ended June 30, 2006	Period from April 15, 2005 (inception) to June 30, 2005	For the Six Months Ended June 30, 2006	For the period from April 15, 2005 (inception) to June 30, 2005
Income:
Interest Income	$1,404,250	$436,965	$—	$818,829	$—

Expenses:
Professional Fees	141,883	48,939		104,463
Franchise and capital taxes	49,927	9,107		20,787
Business meals, travel, entertainment	9,452			7,870
Rent and office	87,843	22,500		45,746
Insurance	40,000	10,000		20,000
Other formation and operating costs	36,475	6,998	879	9,709	879

Total Expenses	365,580	97,544	879	208,575	879

Income before taxes	1,038,670	339,421	(879	)610,254	(879)
Provision for income taxes	358,565	118,081	—	210,163	—

Net income	$680,105	$221,340	$(879)	$400,091	$(879)

Earnings per share - basic and diluted	$0.07	$0.02	$(0.00)	$0.04	$(0.00)

Weighted average shares outstanding - basic and diluted	9,073,883	10,575,166	2,000,000	10,575,166	2,000,000

Some of the expenses for the period April 15, 2005 (inception) to June 30, 2006, have been reclassified to correspond with current account groupings.

See notes to condensed financial statements

CONDENSED STATEMENT OF CASH FLOWS

OAKMONT ACQUISITION CORP.

(A Corporation in the Development Stage)

CONDENSED STATEMENT OF CASH FLOWS

(Unaudited)

	Cumulative from April 15, 2005 (inception) to June 30, 2006	For the Three Months Ended June 30, 2006	Period from April 15, 2005 (inception) to June 30, 2005	For the Six Months Ended June 30, 2006	For the period from April 15, 2005 (inception) to June 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$680,105	$221,340	$(879)	$400,091	$(879)

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Accrued interest on treasury bills held in Trust	(1,755,093)	(546,138)	—	(1,023,408)	—
Increases (Decreases) in capital taxes payable	9,107	(2,549)	—	(20,032)	—
Increase (Decrease) in income taxes payable	118,565	118,081	—	(29,837)	—
Increase in deferred interest	350,843	109,173	—	204,579	—
Increase (Decrease) in prepaid expenses	(32,290)	(19,082)	—	(6,332)	—
Increase in accounts payable and accrued expenses	43,217	(8,936)	879	31,017	879

Net cash used by operating activities	(585,546)	(128,111)	—	(443,922)	—

CASH FLOWS FROM INVESTING ACTIVITIES
Cash deposited in Trust Fund	(46,349,426)	—

	(46,349,426)	—	—	—	—
CASH FLOWS FROM FINANCING ACTIVITIES
Gross proceeds from public offering	51,450,995
Proceeds from notes payable, stockholders	75,000		75,000		75,000
Repayment of notes payable, stockholders	(75,000)
Proceeds from sale of shares of common stock	25,000		25,000		25,000
Proceeds from issuance of option	100
Costs of the public offering	(4,090,189)		(66,612)		(66,612)

Net cash provided by financing activities	47,385,906	—	33,388	—	33,388

Net increase (decrease) in cash	$450,934	$(128,111)	$33,388	$(443,922)	$33,388

Cash at beginning of period	—	579,045	—	894,856	—

Cash at end of period	$450,934	$450,934	$33,388	$450,934	$33,388

Supplemental schedule of non-cash financing activities:
Accrual of costs of the public offering			$140,544

See notes to condensed financial statements

STATEMENT OF STOCKHOLDERS’ EQUITY

OAKMONT ACQUISITION CORP.

(A Corporation in the Development Stage)

STATEMENT OF STOCKHOLDERS’ EQUITY

(Unaudited)

	Common Stock		Additional Paid-in- Capital	Earnings accumulated during the development stage	Total
	Shares	Amount
Sale of 2,000,000 shares of common stock to initial stockholders on April 15, 2005 at $0.125 per share	2,000,000	$200	$24,800		$25,000
Sale of 8,000,000 units, net of underwriters’ discount and offering expenses (includes 1,599,200 shares subject to possible conversion) on July 18, 2005	8,000,000	800	44,171,458		44,172,258
					—
Proceeds subject to possible conversion of 1,599,200 shares			(8,623,686)		(8,623,686)
					—
Proceeds from issuance of option			100		100
					—
Sale of 575,166 units, net of underwriters’ discount and offering expenses (includes 114,976 shares subject to possible conversion) on July 26, 2005	575,166	58	3,188,491		3,188,549
Proceeds subject to possible conversion of 114,976 shares			(641,564)		(641,564)
Retained Earnings				458,766	458,766

Balance, March 31, 2006	10,575,166	1,058	38,119,599	458,766	38,579,423
Net income for the period				221,340	221,340

Balance, June 30, 2006	10,575,166	$1,058	$38,119,599	$680,106	$38,800,763

See notes to condensed financial statements

OAKMONT ACQUISITION CORP.

(A Corporation in the Development Stage)

UNAUDITED NOTES TO CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The condensed financial statements at June 30, 2006 and for the three months ended June 30, 2006 and for the six months ended June 30, 2006 are unaudited and include the accounts of Oakmont Acquisition Corporation (a corporation in the development stage) (“the Company”).

In the opinion of management, all adjustments (consisting of normal accruals) have been made that are necessary to present fairly the financial position of the Company as of June 30, 2006 and the results of its operations and its cash flows for the three months ended June 30, 2006 and for the six months ended June 30, 2006. The Company commenced operations effective April 15, 2005. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for a full year. The financial information presented should be read in conjunction with the audited financial statements and related notes as of December 31, 2005 and for the period from inception, April 15, 2005, to December 31, 2005, in the Company’s annual report on Form 10-KSB for the year then ended.

The statements and related notes have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations.

2. ORGANIZATION, BUSINESS OPERATIONS, AND SUBSEQUENT EVENTS

Oakmont Acquisition Corp. (the “Company”) was incorporated in Delaware on April 15, 2005 as a blank check company whose objective is to acquire an operating business.

The financial information in this report has not been audited, but in the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary to present fairly such information have been included.

All activity from April 15, 2005 (inception) through June 30, 2006 relates to the Company’s formation and initial public offering is described below. The Company has selected December 31 as its fiscal year-end. These statements and related notes have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations.

The registration statement for the Company’s initial public offering (“Offering”) for 8,000,000 Units (“Units”) was declared effective July 12, 2005. The Company consummated the Offering on July 18, 2005 and, on July 26, 2005, the underwriter exercised its over-allotment option for 575,166 Units, with the Company receiving aggregate net proceeds of approximately $47,361,000 (See Note 3). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with an operating business (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. An amount of $46,349,426 of the net proceeds is being held in an interest-bearing trust account (“Trust Account”) until the earlier of (i) the consummation of a Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Account, funds will only be invested in United States government securities. This amount has been invested in Treasury Bills. The Treasury Bills have been accounted for as trading securities which are recorded at their market value of $48,104,519 at June 30, 2006. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Two of the Company’s officers have severally agreed that they will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company. However, there can be no assurance that these officers will be able to satisfy those obligations. The remaining net proceeds (not held in the Trust Account) may be used for tax payments and business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated

All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 2,000,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders. Accordingly, a portion of the net proceeds from the offering (19.99% of the amount originally held in the Trust Fund) has been classified as common stock subject to possible redemption in the accompanying balance sheet and 19.99% of the related interest earned on the Treasury Bills has been recorded as deferred interest.

The Company’s Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units issued in the Offering as discussed in Note 3).

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

3. INITIAL PUBLIC OFFERING

In connection with the Offering and the underwriter’s exercise of its over-allotment option, the Company sold 8,575,166 Units in July 2005. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination or one year from the effective date of the Offering and expiring four years from the effective date of the Offering. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In connection with the Offering and the underwriter’s exercise of its over-allotment option, the Company paid the underwriters an underwriting discount of 7% of the related gross proceeds.

In connection with the Offering, the Company also issued an option to the underwriters, for $100, to purchase up to a total of 720,000 Units. The Units issuable upon exercise of this option are identical to those offered by the prospectus, except that each of the Warrants underlying this option entitles the holder to purchase one share of our common stock at a price of $5.70. This option is exercisable at $7.50 per unit commencing on the later of the consummation of a business combination and one year from the date of the offering and expiring five years from the date of the offering. In lieu of exercise, the option may be converted into units (i.e., a “cashless exercise”) to the extent that the market value of the units at the time of conversion exceeds the exercise price of the option. The option may only be exercised or converted by the option holder.

The sale of the option was accounted for as an equity transaction. Accordingly, there was no net impact on the Company’s financial position or results of operations, except for the recording of the $100 proceeds from the sale. The Company has determined, based upon a Black-Scholes model that the fair value of the option on the date of sale was approximately $513,410, using an expected life of four years, volatility of 18.5% and a risk-free interest rate of 3.85%.

4. COMMITMENTS AND RELATED PARTY TRANSACTIONS

The Company utilizes certain limited administrative, technology and secretarial services, as well as certain limited office space provided by an affiliate of four Initial Stockholders. Such affiliate has agreed that, until the acquisition of a target business by the Company, it will make such services available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services commencing on the effective date of the Offering. The statement of operations for the three (3) month period ended June 30, 2006 includes $22,500 of expense related to this agreement. In addition, this affiliate processes the payroll for an individual hired to conduct legal and financial due diligence on prospective target businesses. During the period, the Company reimbursed the affiliate $17,974 for payroll and payroll related expenses paid on its behalf.

Pursuant to letter agreements dated April 15, 2005 with the Company and the Representative, the Initial Stockholders have waived their right to receive distributions with respect to their founding shares upon the Company’s liquidation.

The Company’s Chief Executive Officer, Robert J. Skandalaris, and its President, Michael C. Azar, have agreed with the underwriters that within the first forty trading days after separate trading of the Warrants has commenced, they or certain of their affiliates or designees will collectively purchase up to 1,600,000 Warrants in the public marketplace at prices not to exceed $0.70 per Warrant. They have further agreed that any warrants purchased by them or their affiliates or designees will not be sold or transferred until after the Company has completed a business combination. The Warrants may trade separately on the 90th day after the offering unless the underwriters determine that an earlier date is acceptable. During October 2005, Mr. Skandalaris and Mr. Azar satisfied their commitment to purchase up to 1,600,000 Warrants in the public marketplace.

Pursuant to an agreement, the Initial Stockholders are entitled to registration rights with respect to their founding shares. The holders of the majority of these shares are entitled to make up to two demands that the Company register these shares at any time after the date on which these shares of common stock are released from escrow. In addition, the Initial Stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the third anniversary of the effective date of the Offering.

The Company has paid the fees and issued the securities to the underwriters in the Offering as described in Note 3 above.

Basic earnings per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share reflects the additional dilution for all potentially dilutive securities such as stock warrants and options. The effect of the 17,150,332 outstanding warrants, issued in connection with the Offering described in Note 3 has not been considered in diluted earnings per share since the warrants are contingently exercisable. The effect of the 720,000 Units included in the underwriter’s purchase option, as described in Note 3, along with the warrants underlying such units, has not been considered in the diluted earnings per share calculation since the market price of the option was less than the exercise price during the period.

The Company maintains its cash balances in a bank with balances insured by the FDIC up to $100,000. At June 30, 2006, the Company’s balance in its checking account exceeded the FDIC insurable limit.

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized. For income tax purposes, the Company records income and expenses on a cash basis.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123(R)”), “Share Based Payment”. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company was required to adopt SFAS 123(R) effective January 1, 2006. The Company does not believe that the adoption of SFAS No. 123(R) will have a significant impact on its financial condition or results of operations.

5. PROPOSED ACQUISITION

On July 28, 2006, the Company entered into a definitive Agreement with One Source Equipment Rentals, LLC, One Source Equipment Rentals of Lafayette, LLC, One Source Equipment Rentals of Dayton, LLC, One Source Equipment Rentals of Morton, LLC, One Source Equipment Rentals of Decatur, LLC, One Source Equipment Rentals of Granite City, LLC, and One Source Equipment Rentals, LLC, Members, providing for the purchase by the Company from One Source of substantially all of the operating assets of One Source for total consideration of approximately $38m, consisting of $16.0m in cash, with an option to convert this before closing into shares of common stock of Oakmont Acquisition Corporation and a subordinated note in the amount of $1.2m, subject to adjustment based on certain conditions. Oakmont will also assume approximately $22m of indebtedness of One Source. The acquisition is subject to the approval of the Company’s shareholders and certain other conditions, including that the acquisition cannot proceed if holders of 20% or more of the Company’s common stock vote against the acquisition and demand that their shares of common stock of the Company be converted to cash.

ANNEX A

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

OAKMONT ACQUISITION CORP.

(Buyer),

-AND-

ONE SOURCE EQUIPMENT RENTALS, LLC,

ONE SOURCE EQUIPMENT RENTALS OF LAFAYETTE, LLC,

ONE SOURCE EQUIPMENT RENTALS OF DAYTON, LLC,

ONE SOURCE EQUIPMENT RENTALS OF MORTON, LLC,

ONE SOURCE EQUIPMENT RENTALS OF DECATUR, LLC,

ONE SOURCE EQUIPMENT RENTALS OF GRANITE CITY,

(collectively, the Sellers)

-AND-

ONE SOURCE EQUIPMENT RENTALS, LLC MEMBERS

(collectively, the Members)

September     , 2006

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

- i -

	4.1.(b)	Corporate Power	7
	4.1.(c)	Qualification	7
	4.1.(d)	No Subsidiaries	7
4.2.	Authority		7
4.3.	No Violation		8
4.4.	Financial Statements		8
4.5.	Tax Matters.		9
	4.5.(a)	Provision For Taxes	9
	4.5.(b)	Tax Returns Filed	9
	4.5.(c)	Tax Audits	9
	4.5.(d)	Consolidated Group	9
	4.5.(e)	Other	9
4.6.	Accounts Receivable		9
4.7.	Inventory		10
4.8.	Absence of Certain Changes		10
	4.8.(a)	No Adverse Change	10
	4.8.(b)	No Damage	10
	4.8.(c)	No Increase in Compensation	10
	4.8.(d)	No Labor Disputes	10
	4.8.(e)	No Commitments	10
	4.8.(f)	No Dividends	10
	4.8.(g)	No Disposition of Property	10
	4.8.(h)	No Indebtedness	10
	4.8.(i)	No Liens	11
	4.8.(j)	No Amendment of Contracts	11
	4.8.(k)	Loans and Advances	11
	4.8.(l)	Credit	11
	4.8.(m)	No Unusual Events	11
4.9.	Absence of Undisclosed Liabilities		11
4.10.	No Litigation		12
4.11.	Compliance With Laws and Orders.		12
	4.11.(a)	Compliance	12
	4.11.(b)	Licenses and Permits	12
	4.11.(c)	Environmental Matters	13
4.12.	Title to and Condition of Properties.		13
	4.12.(a)	Marketable Title	13
	4.12.(b)	Condition	14
	4.12.(c)	Real Property	14
	4.12.(d)	No Condemnation or Expropriation	14
4.13.	Insurance		14
4.14.	Contracts and Commitments.		15
	4.14.(a)	Real Property Leases	15
	4.14.(b)	Personal Property Leases	15
	4.14.(c)	Purchase Commitments	15
	4.14.(d)	Sales Commitments	15
	4.14.(e)	Contracts for Services	15

- ii -

		4.14.(f)	Powers of Attorney	15
		4.14.(g)	Collective Bargaining Agreements	15
		4.14.(h)	Loan Agreements	15
		4.14.(i)	Guarantees	15
		4.14.(j)	Contracts Subject to Renegotiation	15
		4.14.(k)	Other Material Contracts	15
		4.14.(l)	No Default	16
	4.15.	Labor Matters		16
	4.16.	Employee Benefit Plans.		16
		4.16.(a)	Disclosure	16
		4.16.(b)	Operation	16
		4.16.(c)	Changes	17
		4.16.(d)	Claims	17
	4.17.	Employment Compensation		17
	4.18.	Intellectual Property		17
	4.19.	Major Customers and Suppliers.		17
		4.19.(a)	Major Customers	17
		4.19.(b)	Major Suppliers	18
		4.19.(c)	Dealers and Distributors	18
	4.20.	Product Warranty and Product Liability		18
	4.21.	Affiliates’ Relationships to Sellers.		18
	4.22.	Assets Necessary to Business		18
	4.23.	No Brokers or Finders		18
	4.24.	Disclosure		18

5.	REPRESENTATIONS AND WARRANTIES OF BUYER			19
	5.1.	Corporate		19
		5.1.(a)	Organization	19
		5.1.(b)	Corporate Power	19
	5.2.	Authority		19
	5.3.	No Brokers or Finders		19
	5.4.	Disclosure		19

6.	EMPLOYEES - EMPLOYEE BENEFITS			20
	6.1.	Affected Employees		20
	6.2.	Retained Responsibilities		20
	6.3.	Payroll Tax		20
	6.4.	Termination Benefits		20
	6.5.	Employee Benefit Plans.		20
		6.5.(a)	Defined Contribution Plans	20
		6.5.(b)	Defined Benefit Plans	21
		6.5.(c)	Delivery of Records	21
		6.5.(d)	No Third-Party Rights	21

7.	COVENANTS			21
	7.1.	Employment and Noncompetition Agreement		21
	7.2.	Employees.		21

- iii -

	7.3.	Noncompetition		21
	7.4.	Confidential Information		22
	7.5.	Product Liability Matters		23

8.	FURTHER COVENANTS OF SELLERS AND MEMBERS			23
	8.1.	Access to Information and Records.		23
		8.1.(a)	Information	23
		8.1.(b)	Access	23
	8.2.	Conduct of Business Pending the Closing.		24
		8.2.(a)	No Changes	24
		8.2.(b)	Maintain Organization	24
		8.2.(c)	No Breach	24
		8.2.(d)	No Material Contracts	24
		8.2.(e)	No Corporate Changes	24
		8.2.(f)	Maintenance of Insurance	24
		8.2.(g)	Maintenance of Property	24
		8.2.(h)	Interim Financials	24
		8.2.(i)	No Negotiations	25
	8.3.	Consents		25
	8.4.	Other Action		25
	8.5.	Disclosure		25

9.	ADDITIONAL AGREEMENTS			25
	9.1.	Registration Statement and Prospectus/Proxy Statement; Special Meeting.		25
		9.1.(a)	Registration Statement	25
		9.1.(b)	Cooperation.	26
		9.1.(c)	Prospectus/Proxy Statement	26
		9.1.(d)	Compliance	26
		9.1.(e)	Approval	26
	9.2.	Form 8-K		26
	9.3.	Required Information		26
	9.4.	Public Disclosure		27
	9.5.	No Securities Transactions		27

10.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS			27
	10.1.	Representations and Warranties True on the Closing Date		27
	10.2.	Compliance With Agreement		27
	10.3.	Absence of Litigation		28
	10.4.	Consents and Approvals		28
	10.5.	Estoppel Certificates		28
	10.6.	Corporate Approval		28
	10.7.	Due Diligence		28
	10.8.	Audit		28
	10.9.	Absence of Changes		28
	10.10.	Employees		29

11.	CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS			29
	11.1.	Representations and Warranties True on the Closing Date		29

- iv -

	11.2.	Compliance With Agreement		29
	11.3.	Absence of Litigation		29

12.	INDEMNIFICATION			29
	12.1.	By Sellers and Members		29
	12.2.	By Buyer		30
	12.3.	Indemnification of Third-Party Claims		30
		12.3.(a)	Notice and Defense	30
		12.3.(b)	Failure to Defend	31
		12.3.(c)	Indemnified Party’s Rights	31
	12.4.	Payment		31
	12.5.	Indemnification for Environmental Matters.		32
		12.5.(a)	Indemnification	32
		12.5.(b)	Transfers of Permits	32
	12.6.	Limitations on Indemnification		32
		12.6.(a)	Time Limitation	32
		12.6.(b)	Basket	33
		12.6.(c)	General	33
	12.7.	No Waiver		33

13.	CLOSING			33
	13.1.	Documents to be Delivered by Sellers and Members		33
		13.1.(a)	Bills of Sale	33
		13.1.(b)	Compliance Certificate	33
		13.1.(c)	Opinion of Counsel	34
		13.1.(d)	Employment and Noncompetition Agreements	34
		13.1.(e)	Certified Resolutions	34
		13.1.(f)	Articles; Operating Agreement	34
		13.1.(g)	Incumbency Certificate	34
		13.1.(h)	Other Documents	34
	13.2.	Documents to be Delivered by Buyer.		34
		13.2.(a)	Cash Purchase Price	34
		13.2.(b)	Note	34
		13.2.(c)	Assumption of Liabilities	34
		13.2.(d)	Compliance Certificate	34
		13.2.(e)	Certified Resolutions	35
		13.2.(f)	Incumbency Certificate	35
		13.2.(g)	Other Documents	35

14.	TERMINATION			35
	14.1.	Right of Termination Without Breach.		35
	14.2.	Termination for Breach.		35
		14.2.(a)	Termination by Buyer	35
		14.2.(b)	Termination by Sellers	35
		14.2.(c)	Effect of Termination	36

- v -

15.	MISCELLANEOUS			36
	15.1.	Disclosure Schedule		36
	15.2.	Further Assurance		36
	15.3.	Disclosures and Announcements		36
	15.4.	Assignment; Parties in Interest.		37
		15.4.(a)	Assignment	37
		15.4.(b)	Parties in Interest	37
	15.5.	Equitable Relief		37
	15.6.	Law Governing Agreement		37
	15.7.	Amendment and Modification		37
	15.8.	Notice		37
	15.9.	Expenses		39
		15.9.(a)	Expenses to be Paid by Sellers	39
		15.9.(b)	Other	39
		15.9.(c)	Costs of Litigation	39
	15.10.	Entire Agreement		39
	15.11.	Counterparts		39
	15.12.	Headings		39
	15.13.	Glossary of Terms		39

- vi -

Disclosure Schedule

Schedule 1.1.(a)	-	Leased Real Property
Schedule 1.1.(d)	-	Personal Property Leases
Schedule 1.1.(f)		Contracts
Schedule 1.2		Excluded Assets
Schedule 2.1.(b)	-	Assumed Contracts
Schedule 2.2.(a)		Excluded Contracts
Schedule 3.6	-	Purchase Price Allocation
Schedule 4.1.(c)	-	Foreign Corporation Qualification
Schedule 4.1(d)		Subsidiaries
Schedule 4.3	-	Violation, Conflict, Default
Schedule 4.4	-	Financial Statements
Schedule 4.5.(b)	-	Tax Returns (Exceptions to Representations)
Schedule 4.5.(c)	-	Tax Audits
Schedule 4.5.(d)	-	Consolidated Tax Returns
Schedule 4.5.(e)	-	Tax, Other
Schedule 4.6	-	Accounts Receivable (Aged Schedule)
Schedule 4.7	-	Inventory Off Premises
Schedule 4.8	-	Certain Changes
Schedule 4.9	-	Off-Balance Sheet Liabilities
Schedule 4.10	-	Litigation Matters
Schedule 4.11(a)	-	Non-Compliance with Laws
Schedule 4.11(b)	-	Licenses and Permits
Schedule 4.11(c)	-	Environmental Matters (Exceptions to Representations)
Schedule 4.12(a)(i)	-	Pre-Closing Liens
Schedule 4.12(a) (ii)	-	Post-Closing Liens
Schedule 4.13	-	Insurance
Schedule 4.14(d)		Sales Commitments
Schedule 4.14(e)		Contracts for Services
Schedule 4.14.(g)	-	Collective Bargaining Agreements
Schedule 4.14.(h)	-	Loan Agreements, etc.
Schedule 4.14.(i)	-	Guarantees
Schedule 4.14(l)	-	Material Contracts
Schedule 4.15	-	Labor Matters
Schedule 4.16(a)	-	Employee Plans/Agreements
Schedule 4.17	-	Employment Compensation
Schedule 4.18	-	Intellectual Property
Schedule 4.19(a)	-	Major Customers
Schedule 4.19(b)	-	Major Suppliers
Schedule 4.19(c)	-	Dealers and Distributors
Schedule 4.20	-	Product Warranty, Warranty Expense and Liability Claims
Schedule 4.21(a)	-	Contracts with Affiliates
Schedule 4.21(c)	-	Obligations of and to Affiliates
Schedule 4.23		Brokers or Finders

- vii -

Exhibits

Exhibit A	Members of Sellers
Exhibit B	Form of Subordinated Note
Exhibit C	Form of Employment and Noncompetition Agreement
Exhibit D	Opinion of counsel to Sellers and Members

- viii -

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this “Agreement”) dated September     , 2006, by and among Oakmont Acquisition Corp., a Delaware corporation or its assignee (“Buyer”), One Source Equipment Rentals, LLC, an Indiana LLC, One Source Equipment Rentals of Lafayette, LLC, an Indiana LLC, One Source Equipment Rentals of Dayton, LLC, an Ohio, LLC, One Source Equipment Rentals of Morton, LLC, an Illinois, LLC, One Source Equipment Rentals of Decatur, LLC, an Illinois LLC, One Source Equipment Rentals of Granite City, an Illinois LLC (each of the aforementioned entities individually refereed to herein as a “Seller” and collectively as the “Sellers”) and each of the Members of the Sellers listed on Exhibit A (individually a “Member” and together the “Members”)

RECITALS

A. Sellers are engaged in the sale, rental and leasing of industrial and general construction equipment, including sales of repair parts and certain supplies (the “Business”). Members own all of the issued and outstanding membership interests of the ultimate parent of the Sellers.

B. Sellers’ facilities consist of six locations utilized for servicing, repairing, storing and delivering the products utilized in connection with the Business (the “Facilities”).

C. Buyer desires to purchase from Sellers, Sellers desires to sell to Buyer, and the Members desire to cause Sellers to sell to Buyer the business and substantially all of the property and assets of each Seller.

D. On or about July 28, 2006, the parties hereto entered into an Asset Purchase Agreement. The parties wish to make certain amendments and changes thereto, all as incorporated herein.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1. PURCHASE AND SALE OF ASSETS

1.1. Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) each Seller shall, and Members shall cause each Seller to, sell, transfer, convey, assign, and deliver to Buyer (or upon Buyer’s request, to one or more wholly-owned subsidiaries of Buyer as designated by Buyer), and Buyer shall purchase and accept all of the business, rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) of each Seller, together with all rights and privileges associated with such assets and with the business of each Seller, other than the

Excluded Assets (as hereinafter defined) (collectively the “Purchased Assets”). The Purchased Assets shall include, but not be limited to, the following:

1.1.(a) Leased Real Property. All of the leases of real property with respect to real property leased by Sellers, including the leases (the “Real Property Leases”) described on Schedule 1.1.(a) with respect to the real property described thereon (the “Leased Real Property”).

1.1.(b) Personal Property. All machinery, equipment, vehicles, tools, supplies, spare parts, furniture, trade fixtures and all other personal property (other than personal property leased pursuant to Personal Property Leases as hereinafter defined) owned, utilized or held by Sellers in connection with the Business.

1.1.(c) Inventory. All inventories of raw materials, work-in-process and finished goods (including all such in transit), and service and repair parts, supplies and components held for resale by Sellers on the Closing Date, together with related packaging materials (collectively the “Inventory”).

1.1.(d) Personal Property Leases. All leases of machinery, equipment, vehicles, furniture and other personal property leased by Sellers, including all such leases (the “Personal Property Leases”) described in Schedule 1.1.(d).

1.1.(e) Intellectual Property. All Sellers’ interest in any Intellectual Property. As used herein, the term “Intellectual Property” shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all registrations of any of the foregoing, all applications therefore, all goodwill associated with any of the foregoing, and all claims for infringement or breach thereof.

1.1.(f) Contracts. Except as set forth in Section 2.3, all Sellers’ rights in, to and under all contracts, purchase orders and sales orders (hereinafter “Contracts”) of Sellers, including without limitation the Contracts described on Schedule 1.1.(f).

1.1.(g) Computer Software. All computer source codes, programs and other software owned by Sellers, including all machine readable code, printed listings of code, documentation and related property and information of Sellers.

1.1.(h) Literature. All sales literature, promotional literature, catalogs and similar or related materials of Sellers.

1.1.(i) Records and Files. All records and files of Sellers of every kind including, without limitation, invoices, customer and vendor lists (and other related information), blueprints, specifications, designs, drawings, and operating and marketing plans, and all other documents, tapes, discs, programs or other embodiments of information of Sellers.

1.1.(j) Notes and Accounts Receivable. All notes, drafts and accounts receivable of Sellers, except for those described in Section 1.2.(d) hereof.

1.1.(k) Licenses; Permits. All licenses, permits, approvals, certifications and listings of Sellers.

1.1.(l) Corporate Name. The name “One Source Equipment Rentals, LLC,” and all rights to use or allow others to use such name.

1.1.(m) Cash and Cash Equivalents. All cash and cash equivalents, including petty cash balances at Sellers’ various places of business.

1.1.(n) General Intangibles. All advance payments, prepaid items and expenses, all rights of offset and credits, all causes of action, claims, demands, rights and privileges against third parties (including manufacturer and seller warranties of any goods or services provided to Sellers), all attorney-client privileges and rights related thereto and all other intangible rights and assets, including all goodwill associated with the Business and the Purchased Assets.

1.2. Excluded Assets. The provisions of Section 1.1 notwithstanding, Sellers shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept any of the assets listed on Schedule 1.2 attached hereto (collectively the “Excluded Assets”).

2. ASSUMPTION OF LIABILITIES

2.1. Liabilities to be Assumed. As used in this Agreement, the term “Liability” shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge those and only those Liabilities specifically described on Schedule 2.1 attached hereto (collectively the “Assumed Liabilities”).

2.2. Liabilities Not to be Assumed. Except as and to the extent specifically set forth in Section 2.1, Buyer is not assuming any Liabilities of Sellers and all such Liabilities shall be and remain the responsibility of Sellers (the “Excluded Liabilities”). Specifically, and not by way of limiting the foregoing, Buyer is not assuming any Liability of Sellers arising out of or in any way relating to or resulting from any product assembled or sold prior to the Closing Date, or in any way relating to or resulting from leases to customers of the Business during any lease period prior to the Closing (including any Liability of Sellers for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, breach of warranty or otherwise). Sellers or Members, as the case may be, shall pay, perform and discharge, as and when due, all of the Excluded Liabilities.

2.3. Nonassignable Contracts and Rights. To the extent that any Contract, right, property or other asset for which assignment to Buyer is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Each Member, each Seller and Buyer agree to use their reasonable best efforts (without any requirement on the part of Buyer to pay any money or agree to any change in the terms of any such Contract, right, property or other asset) to obtain the consent of such other party to the assignment of any such Contract, right, property or other asset to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, each Member and each Seller agrees to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Contract, right, property or other asset, including enforcement at the cost and for the account of Buyer of any and all rights of Sellers against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyer, upon notice to Sellers, shall have no obligation pursuant to Section 2.1 or otherwise with respect to any such Contract, right, property or other asset and any such Contract, right, property or other asset shall not be deemed to be a Purchased Asset hereunder.

3. PURCHASE PRICE - PAYMENT

3.1. Purchase Price. In addition to the assumption of the Assumed Liabilities, the purchase price (the “Purchase Price”) for the Purchased Assets shall be $17,200,000.

3.2. Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

3.2.(a) Assumption of Liabilities. At the Closing, Buyer shall deliver to Sellers such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities. Notwithstanding anything to the contrary herein, Buyer shall cause all personal guarantees of any Member of Sellers of any Assumed Liability to be released within a reasonable time after Closing. In the event that such personal guarantees are not released within a reasonable time after Closing, not to exceed a period of 15 days after Closing, Buyers shall fully discharge any Assumed Liabilities with respect to which such personal guarantees have not been released, effectively releasing such guarantees unilaterally.

3.2.(b) Cash to Sellers. At the Closing, Buyer shall deliver to Sellers the sum of (i) Sixteen Million Dollars ($16,000,000), plus (ii) the Note described in Section 3.2(c)., (iii) minus the amount by which the Net Working Capital reflected on the Estimated Closing Balance Sheet (as defined in Section 3.3(b) is less than zero (the “Cash Consideration”). In the event that the Net Working Capital is less than $0, such shortfall shall cause a dollar for dollar reduction in the amount of the Note (as defined below).

3.2.(c) Note to Sellers. At the Closing, Buyer shall deliver to Sellers a subordinated note in favor of Sellers in the amount of One Million Two Hundred Thousand Dollars ($1,200,000), subject to reduction pursuant to the last sentence of Section 3.2(b, in the form attached hereto as Exhibit B (the “Note”). The Note shall provide for interest at the rate of 7% per annum payable quarterly in arrears, with all outstanding principal and interest due in full on the third anniversary date of the Closing Date.

3.2.(d) Exchange. In lieu of receiving the Cash Consideration, each Seller, upon 30 days written notice to Buyer prior to the Closing, shall have the option to elect to receive Stock Consideration in lieu the Cash Consideration. For purposes hereof, “Stock Consideration” shall mean the number of shares of common stock of Oakmont Acquisition Corp., $0.0001 par value per share (“Oakmont Common Stock”), equal to an amount determined by dividing the Cash Consideration by the closing price as quoted on the OTC Bulletin Board of Oakmont Common Stock on the close of business on the day prior to the Closing Date; provided, however, no fractional shares of Common Stock shall be issued pursuant hereto and, in lieu thereof, any said fractional shares shall be paid the cash equivalent value thereof. All shares of Oakmont Common Stock issued pursuant to this Agreement to “affiliates” of Sellers will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and all certificates representing such shares shall bear an appropriate restrictive legend.

3.2.(e) Adjustment of Final Cash Purchase Price. On the date of the final determination of the Final Closing Balance Sheet (such date being hereinafter referred to as the “Settlement Date”), the amount, if any, by which the Net Working Capital as reflected on the Estimated Closing Balance Sheet is less than the Estimated Closing Balance Sheet shall cause a dollar for dollar reduction in the amount of the principal balance of the Note.

3.2.(f) Method of Payment. All payments under this Section 3.2 shall be made by wire transfer of immediately available funds to an account designated by the recipient.

3.3. Determination of Net Working Capital.

3.3.(a) Definition of Net Working Capital. The term “Net Working Capital” shall mean the current assets of Sellers, less the current liabilities of Sellers (including any negative cash or checks in float to the extent incurred or assumed by Buyer, but excluding the current portion of any Indebtedness from the purchases of equipment held by Sellers and available for rent or sale), each as determined in accordance with GAAP. For purposes of the calculation contemplated by this Section 3.3(a), GAAP shall be modified to exclude from the calculation of Net Working Capital the current portion of any Indebtedness from the purchases of equipment held by Sellers and available for rent or sale,

3.3.(b) Estimated Closing Balance Sheet. For purposes of determining the Net working capital and the Purchase Price payable by the Buyer at the Closing, not less than ten (10) business days prior to the Closing Date, Sellers shall, in consultation with the Buyer, prepare and deliver to Buyer a balance sheet of Sellers as of the close of business on the business day immediately prior to the Closing Date (hereinafter the “Effective Time”) which shall represent Sellers’ reasonable estimate of the Final Closing Balance Sheet and include a statement of Net working capital of Sellers. Such balance sheet shall be in form and detail identical to, and in its accounting principles and policies consistent in every respect with, the Recent Balance Sheet (as defined in Section 4.4 and accompanied by schedules setting forth in reasonable detail all assets and liabilities included therein. In the event Buyer shall object to the statement of Net working capital or any of the information set forth on the balance sheet or accompanying schedules as presented by Sellers, the parties shall negotiate in good faith and agree on appropriate adjustments to the end that such balance sheet and accompanying schedules reflect a reasonable estimate of the Final Closing Balance Sheet and Net working capital (the estimated balance sheet as finally determined by the parties pursuant to this subsection is herein referred to as the “Estimated Closing Balance Sheet”). In connection with the determination of the Estimated Closing Balance Sheet, Sellers shall provide to Buyer such information and detail as Buyer shall reasonably request.

3.3.(c) Final Closing Balance Sheet. The balance sheet of Sellers prepared as of the Effective Time shall be prepared as follows:

(i) Within 45 days after the Closing Date, Buyer shall deliver to Sellers a balance sheet of Sellers as of the Effective Time, prepared in accordance with GAAP, except for the modifications set forth in Section 3.3(a), from the books and records of Sellers, on a basis otherwise consistent with GAAP theretofore followed by Sellers in the preparation of the Recent Balance Sheet (as defined in Section 4.4 and fairly presenting the financial position of Sellers as of the Effective Time. The balance sheet shall be accompanied by detailed schedules of the assets and liabilities of Sellers (1) setting forth the amount of Net Working Capital (as defined above) reflected in the balance sheet.

(ii) Within 30 days following the delivery of the balance sheet referred to in (i) above, Sellers may object to the calculation of Net Working Capital or any of the information contained in said balance sheet or accompanying schedules which could affect the necessity or amount of any adjustment to the Purchase Price pursuant to Section 3.2.(e) hereof. Any such objection shall be made in writing and shall state Sellers’ determination of the amount of the Net working capital.

(iii) In the event of a dispute or disagreement relating to the Net Working Capital which Buyer and Sellers are unable to resolve, either party may elect to have all such disputes or disagreements resolved by an accounting firm (the “Third Accounting Firm”) to be mutually selected by Sellers and Buyer. The Third Accounting Firm shall make a resolution of the balance sheet of Sellers as of the Effective Time and the calculation of Net working capital, which shall be final and binding for purposes of this Article 3. The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days of submission of the balance sheet to it and, in any case, as soon as practicable after such submission.

(iv) The fees and expenses for the services of the Third Accounting Firm shall be allocated between the Sellers on the one hand and the Buyer on the other hand in the same proportion that the aggregate amount of the disputed items submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such disputed items so submitted.

(v) As used in this Agreement, the term “Final Closing Balance Sheet” shall mean the balance sheet of Sellers as of the Effective Time as finally determined for purposes of this Article 3.

3.4. Allocation of Purchase Price. The aggregate Purchase Price (including the assumption by Buyer of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes in accordance with Schedule 3.4. Sellers and Buyer will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service (“IRS”) under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) or any regulations there under, Buyer and Sellers will disclose such reports to the other prior to filing with the IRS.

4. REPRESENTATIONS AND WARRANTIES OF SELLERS AND MEMBERS

Sellers and Members, jointly and severally, make the following representations and warranties to Buyer, each of which shall remain true and correct to and including the Closing Date, and to the best Knowledge of Sellers, is true and correct on the date hereof, and shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedules delivered to Buyer at the time of the execution of this Agreement as such may be amended prior to Closing, and shall survive the Closing of the transactions provided for herein. As used herein, “Knowledge of Seller,” “Sellers’ Knowledge” or correlative terms mean, as to a particular matter, the actual knowledge, after due inquiry, of the following persons: William A. Irvine and Steve Micheletti.

4.1. Corporate.

4.1.(a) Organization. Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation.

4.1.(b) Corporate Power. Each Seller has all requisite power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by such Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby.

4.1.(c) Qualification. To the best of Sellers’ Knowledge, each Seller is duly licensed or qualified to do business as a foreign company, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The states in which each Seller is licensed or qualified to do business are listed in Schedule 4.1.(c).

4.1.(d) No Subsidiaries. Except as set forth on Schedule 4.1(d), no Seller owns any interest in any corporation, partnership or other entity.

4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by each Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary parties. No other or further act or proceeding on the part of any Seller is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by a Seller pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by each Seller pursuant hereto will constitute, valid binding agreements of such Seller, enforceable in accordance with their respective terms.

4.3. No Violation. To the best of Sellers’ Knowledge, and except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Sellers pursuant hereto, nor the consummation by Sellers of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any “plant-closing” or similar law), except for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities and “blue sky” laws (“Blue Sky Laws”), and the rules and regulations there under, or (c) subject to obtaining the consents referred to in Schedule 4.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 4.12.(a)) upon any of the assets of Sellers under, any term or provision of the Articles of Organization or Operating Agreement of any Seller or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which such Seller is a party or by which any Seller or any of its assets or properties may be bound or affected.

4.4. Financial Statements. Included as Schedule 4.4 are true and complete copies of the financial statements of Sellers consisting of (i) balance sheets of Sellers as of December 31, 2003, 2004, and 2005, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Parker and Meltzer, CPAs, independent auditors for Sellers for such years, and (ii) an unaudited balance sheet of Sellers as of June 30, 2006 (the “Recent Balance Sheet”), and the related unaudited statements of income for the six (6) months then ended and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with GAAP (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of Sellers, and fairly present, in accordance with GAAP, the assets, liabilities and financial position, the results of operations and cash flows of Sellers as of the dates and for the years and periods indicated. The Estimated Closing Balance Sheet and the Final Closing Balance Sheet shall be in accordance with the specifications set forth in Article 3; the Final Closing Balance Sheet shall be true, complete and accurate.

4.5. Tax Matters.

4.5.(a) Provision For Taxes. The provision made for taxes on the Recent Balance Sheet is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed at the date of the Recent Balance Sheet, and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, Sellers have not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of Sellers.

4.5.(b) Tax Returns Filed. Except as set forth on Schedule 4.5(b), all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of Sellers have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. Sellers have duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Sellers.

4.5.(c) Tax Audits. The federal and state income tax returns of Sellers have been audited by the Internal Revenue Service and appropriate state taxing authorities for the periods and to the extent set forth in Schedule 4.5.(c), and no Seller has received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by Sellers. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

4.5.(d) Consolidated Group. No Seller has ever been a member of an affiliated group of companies that was required to file a consolidated tax return.

4.5.(e) Other. Except as set forth in Schedule 4.5.(e), Sellers have not (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement.

4.6. Accounts Receivable. All accounts receivable of Sellers reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm’s length sales actually made in the ordinary course of business; are collectible (net of the reserves shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute. Schedule 4.6 contains an aged schedule of accounts receivable included in the Recent Balance Sheet. All accounts receivable of Sellers reflected on the Final Closing Balance Sheet will represent arm’s length sales actually made in the ordinary course of business and will be collected (net of the reserve shown on the Final Closing Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings and will be subject to no counterclaim or set-off.

4.7. Inventory. All inventory of Sellers reflected on the Recent Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business, had a commercial value at least equal to the value shown on such balance sheet and is valued in accordance with GAAP at the lower of cost (on a LIFO basis) or market. All inventory purchased since the date of such balance sheet consists of a quality and quantity usable and saleable in the ordinary course of business. Except as set forth in Schedule 4.7, all inventory of Sellers is located on premises owned or leased by Sellers as reflected in this Agreement.

4.8. Absence of Certain Changes. Except as and to the extent set forth in Schedule 4.8, since December 31, 2005 there has not been:

4.8.(a) No Adverse Change. Any material adverse change in the financial condition, assets, Liabilities, business, prospects or operations of Sellers;

4.8.(b) No Damage. Any loss, damage or destruction, whether covered by insurance or not, affecting Sellers’ business or properties;

4.8.(c) No Increase in Compensation. Other than as specified in any collective bargaining agreement as which a Seller is a party, any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of a Seller (including, without limitation, except as and to the extent set forth in Schedule 4.8(c), any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

4.8.(d) No Labor Disputes. To the Sellers’ Knowledge, any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of Sellers;

4.8.(e) No Commitments. Any commitment or transaction by Sellers (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

4.8.(f) No Dividends. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of Sellers’ Membership interest; any redemption, purchase or other acquisition by Sellers of any Membership interest of a Seller, or any security relating thereto; or any other payment to any member of a Seller;

4.8.(g) No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of Sellers, except for the sale of inventory or rental equipment items in the ordinary course of business;

4.8.(h) No Indebtedness. Except as and to the extent set forth in Schedule 4.8(h), any indebtedness for borrowed money incurred, assumed or guaranteed by Sellers;

4.8.(i) No Liens. Except as and to the extent set forth in Schedule 4.8(i), any Lien made on any of the properties or assets of Sellers;

4.8.(j) No Amendment of Contracts. Any entering into, amendment or termination by Sellers of any contract, or any waiver of material rights there under, other than in the ordinary course of business;

4.8.(k) Loans and Advances. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any officer, director or employee of any Seller, or any Member or Affiliate;

4.8.(l) Credit. To the Sellers’ Knowledge, any grant of credit to any customer or distributor on terms or in amounts materially more favorable than those which have been extended to such customer or distributor in the past, any other material change in the terms of any credit heretofore extended, or any other material change of any Seller’s policies or practices with respect to the granting of credit; or

4.8.(m) No Unusual Events. To the Sellers’ Knowledge, any other event or condition not in the ordinary course of business of the Sellers.

4.8(o) Permitted Schedule 4.8 items. Pursuant to Section 3.2(b) above, Sellers are to deliver Net Working Capital at least equal to zero. Notwithstanding anything to the contrary in this Agreement, including the representations and warranties contained in this Section 4.8 and elsewhere, the parties acknowledge and agree that Sellers are permitted to utilize working capital as they see fit prior to and up through the Closing (including payment of Illinois use tax, and professional fees related to this transaction) that will have an effect of reducing Net Working Capital to zero, including without limitation, payment of the Sellers and/or Members share of the costs described in Section 15.9(a), estimated sales and/or use taxes for prior periods, distributions to Members and other expenditures that may otherwise violate one or more of the representations, warranties and covenants contained in this Agreement. Such items shall be listed on Schedule 4.8, which schedule may be modified by Sellers in their sole discretion up to and through Closing.

4.9. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in Schedule 4.9, Sellers do not have any Liabilities other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operations of Sellers. Except as and to the extent described in the Recent Balance Sheet or in Schedule 4.9, neither Sellers nor any Member has knowledge of any basis for the assertion against Sellers of any Liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities, except commercial liabilities and obligations incurred in the ordinary course of Sellers’ business and consistent with past practice.

4.10. No Litigation. To the Sellers’ Knowledge, except as set forth in Schedule 4.10 there is no Litigation pending or threatened against Sellers, its directors (in such capacity), its business or any of its assets, nor do Sellers or any Member know, or have grounds to know, of any basis for any Litigation. Schedule 4.10 also identifies all Litigation to which Sellers has been a party since December 31, 2001. Except as set forth in Schedule 4.10, no Seller nor any of such Seller’s business or assets is subject to any Order.

4.11. Compliance With Laws and Orders.

4.11.(a) Compliance. Except as set forth in Schedule 4.11.(a), to the Sellers’ Knowledge, Sellers (including each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws as hereinafter defined. Except as set forth in Schedule 4.11.(a), to the Sellers’ Knowledge, Sellers have not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by Sellers with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing, to the Sellers’ Knowledge:

(i) The operation of Sellers’ business as it is now conducted does not, nor does any condition existing at any of the Facilities, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

(ii) Each Seller has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

(iii) Sellers have delivered to Buyer copies of all reports of Sellers for the past five (5) years required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

4.11.(b) Licenses and Permits. To the Sellers’ Knowledge, each Seller has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the business (as presently conducted and as proposed to be conducted) and operation of the Facilities. All such licenses, permits, approvals, authorizations and consents are described in Schedule 4.11.(b),are in full force and effect and are assignable to Buyer in accordance with the terms hereof. Except as set forth in Schedule 4.11.(b), to the Sellers’ Knowledge each Seller (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

4.11.(c) Environmental Matters. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes (“Waste”) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act (“CERCLA”), as amended, and their state and local counterparts are herein collectively referred to as the “Environmental Laws”. Without limiting the generality of the foregoing provisions of this Section 4.11, to the Sellers’ Knowledge each Seller is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved there under. Except as set forth in Schedule 4.11.(c), to the Sellers’ Knowledge there is no Litigation nor any demand, claim, hearing or notice of violation pending or threatened against Sellers relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved there under. Except as set forth in Schedule 4.11.(c), to the best of each Seller’s and the Members’ knowledge, there are no past, present or future events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved there under, or which may give rise to any Liability, including, without limitation, Liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

4.12. Title to and Condition of Properties.

4.12.(a) Marketable Title. Sellers have good and marketable title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, “Liens”) except those described in Schedule 4.12.(a)(i); and, in the case of real property, Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against in the Recent Balance Sheet), municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the property as currently utilized (“Permitted Real Property Liens”). None of the Purchased Assets are subject to any restrictions with respect to the transferability thereof. Sellers have complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby. At Closing, Buyer will receive good and marketable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever except those described in Schedule 4.12.(a)(i) (which Buyer is willing to assume) and Permitted Real Property Liens.

4.12.(b) Condition. To the Sellers’ Knowledge, all tangible assets (real and personal) constituting Purchased Assets hereunder that are reflected on Schedule 4.4 are in good operating condition and repair, free from any defects (except ordinary wear and tear and such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Sellers), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of Sellers as conducted during the preceding 12 months. All buildings, plants and other structures owned or otherwise utilized by Sellers are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

4.12.(c) Real Property. Schedule 1.1.(a) sets forth all real property used or occupied by Sellers (the “Real Property”), including a description of all land. No fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads and, to the Sellers’ Knowledge, there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress.

4.12.(d) No Condemnation or Expropriation. To the Sellers’ Knowledge, neither the whole nor any portion of the property or any other assets of Sellers is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefore, nor to the best of each Seller’s and Members’ Knowledge has any such condemnation, expropriation or taking been proposed.

4.13. Insurance. Set forth in Schedule 4.13 is a true, correct and complete list of all fire, theft, casualty, general liability, workers’ compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies insuring the Purchased Assets or the Business and of all life insurance policies maintained for any officers or employees of the Business, specifying the type of coverage, the amount of coverage, the premium, the deductible, the insurer and the expiration date of each such policy (collectively, the “Insurance Policies”), and all claims made under such Insurance Policies since January 1, 2003. True, correct and complete copies of all of the Insurance Policies have been delivered by Sellers to Buyer. The Insurance Policies are in full force and effect and are in amounts and of a nature which are adequate and customary for businesses similar to the Business. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies. Except as set forth on Schedule 4.13, Sellers have not received any notice or other communication from any issuer of the Insurance Policies canceling or materially amending any of the Insurance Policies, materially increasing any annual or other premiums, deductibles or retained amounts there under, and to the best knowledge of Sellers, no such cancellation, amendment or increase of premiums, deductibles or retained amounts is threatened.

4.14. Contracts and Commitments.

4.14.(a) Real Property Leases. Except as set forth in Schedule 1.1.(a), Sellers have no leases of real property.

4.14.(b) Personal Property Leases. Except as set forth in Schedule 1.1.(d), Sellers have no leases of personal property.

4.14.(c) Purchase Commitments. Except as set forth in Schedule 4.14.(c), Sellers have no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of 6 months normal usage, or which are at an excessive price.

4.14.(d) Sales Commitments. Except as set forth in Schedule 4.14(d), Sellers have no sales contracts or commitments to customers except those made in the ordinary course of business, at arm’s length, and no such contracts or commitments are for a sales price which would result in a loss to Sellers that is not reflected on Schedule 4.4.

4.14.(e) Contracts for Services. Except as set forth in Schedule 4.14(e), Sellers have no agreement, understanding, contract or commitment (written or oral) with any Member, officer, employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by Sellers on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

4.14.(f) Powers of Attorney. No Seller has given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

4.14.(g) Collective Bargaining Agreements. Except as set forth in Schedule 4.14.(g), Sellers are not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups. Copies of all such agreements have heretofore been delivered to Buyer.

4.14.(h) Loan Agreements. Except as set forth in Schedule 4.14.(h), Sellers are not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

4.14.(i) Guarantees. Except as set forth in Schedule 4.14.(i), no Seller has guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person other than another Seller or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person other than another Seller.

4.14.(j) Contracts Subject to Renegotiation. Sellers are not a party to any contract with any governmental body which is subject to renegotiation.

4.14.(k) Other Material Contracts. Sellers have no lease, license, contract or commitment of any nature involving consideration or other expenditure in excess of $50,000, or which is otherwise individually material to the operations of Sellers, except as explicitly described in Schedule 4.14.(l).

4.14.(l) No Default. To the Sellers’ Knowledge, no Seller is in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default there under or cause the acceleration of any of Sellers’ obligations or result in the creation of any Lien on any of the assets owned, used or occupied by Sellers. To the Sellers’ Knowledge , no third party is in default under any lease, contract or commitment to which Sellers are a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default there under or give rise to an automatic termination, or the right of discretionary termination, thereof.

4.15. Labor Matters. Except as set forth in Schedule 4.15, no Seller has experienced any labor disputes or any work stoppage due to labor disagreements in connection with the Business. Except to the extent set forth in Schedule 4.15, (a) Sellers are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Sellers pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Sellers nor any secondary boycott with respect to products of Sellers; (d) no question concerning representation has been raised or is threatened respecting the employees of Sellers; (e) no grievance which might have a material adverse effect on Sellers, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefore exists; and (f) there are no administrative charges or court complaints against Sellers concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

4.16. Employee Benefit Plans.

4.16.(a) Disclosure. Schedule 4.16.(a) contains a complete list of all (i) incentive, bonus, commission, or deferred compensation or severance or termination pay plans, agreements or arrangements for the benefit of employees employed in the Business, (ii) pension, profit-sharing, stock purchase, stock option, group life insurance, hospitalization insurance, disability, retirement and all other employee benefit plans, agreements or arrangements, including but not limited to any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), for the benefit of employees employed in the Business or (iii) fringe benefit plans, agreements and arrangements for the benefit of employees employed in the Business (the items referred to in (i), (ii) and (iii) above are hereinafter referred to collectively as the “Plans”).

4.16.(b) Operation. Each of the Plans set forth on Schedule 4.16(a) that is an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), or an “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA), has been operated in compliance with its written terms and the applicable provisions of ERISA and the Code. To the extent applicable, Sellers has heretofore delivered or made available to Buyer complete copies of (i) each Plan, including all amendments thereto, and its related trust agreement, if any, and summary plan description, if any, and (ii) each collective bargaining agreement relating to each Plan.

4.16.(c) Changes. Except as set forth on Schedule 4.16(a), to the knowledge of Sellers there are no agreed upon future increases of benefit levels for employees employed in the Business, and no increases in benefits have been committed to by Sellers for the benefit of employees employed in the Business. With respect to each Plan, full payment has been made of all amounts that Sellers are required to have paid as contributions to such Plan under its terms or under the terms of any applicable collective bargaining agreement or ERISA.

4.16.(d) Claims. There are no pending or, to the knowledge of Sellers, threatened claims against any of the Plans or related trusts other than routine claims by participants and beneficiaries for benefits due and owing under such Plans.

4.17. Employment Compensation. Schedule 4.17 contains a true and correct list of all employees to whom each Seller is paying compensation, including bonuses and incentives, at an annual rate in excess of $50,000 for services rendered or otherwise.

4.18. Intellectual Property. Schedule 4.18 lists all Intellectual Property of the type described in clauses (i), (ii), (iii) or (iv) of Section 1.1.(f) in which Sellers now have any interest, specifying whether such Intellectual Property are owned, controlled, used or held (under license or otherwise) by Sellers, and also indicating which of such Intellectual Property are registered; provided that Schedule 4.18 does not list software licensed to Sellers that is available in consumer retail stores or subject to “shrink-wrap” license agreements. All Intellectual Property shown as registered in Schedule 4.18 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of Sellers, as such is currently being conducted or proposed to be conducted, Sellers do not require any Intellectual Property that it does not already have. Sellers are not infringing and has not infringed any Intellectual Property of another in the operation of the business of Sellers, nor is any other person infringing the Intellectual Property of Sellers. No Seller has granted any license or made any assignment of any Trade Right listed on Schedule 4.18, and no other person has any right to use any Trade Right owned or held by Sellers. There is no Litigation pending or threatened to challenge any Seller’s right, title and interest with respect to its continued use and right to preclude others from using any Intellectual Property of Sellers. All Intellectual Property of Sellers are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Sellers.

4.19. Major Customers and Suppliers.

4.19.(a) Major Customers. Schedule 4.19(a) contains a list of the ten (10) largest customers, including distributors, of each Seller for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Neither any Seller nor any Member has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on Schedule 4.19(a) will not continue to be customers of the business of Sellers after the Closing at substantially the same level of purchases as heretofore.

4.19.(b) Major Suppliers. Schedule 4.19.(b) contains a list of the ten (10) largest suppliers to each Seller for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Neither any Seller nor any Member has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on Schedule 4.19.(b) will not continue to be suppliers to the business of Sellers after the Closing and will not continue to supply the business with substantially the same quantity and quality of goods at competitive prices.

4.19.(c) Dealers and Distributors. Schedule 4.19.(c) contains a list by product line of all sales representatives, dealers, distributors and franchisees of each Seller, together with representative copies of all sales representative, dealer, distributor and franchise contracts and policy statements, and a description of all substantial modifications or exceptions.

4.20. Product Warranty and Product Liability. Except as set forth in Schedule 4.20, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. Schedule 4.20 sets forth the estimated aggregate annual cost to Sellers of performing warranty obligations for customers for each of the three (3) preceding fiscal years and the current fiscal year to the date of the Recent Balance Sheet. Schedule 4.20 contains a description of all product liability claims and similar Litigation relating to Products leased or sold, or services rendered, which are presently pending or which to any Seller or any Member’s knowledge are threatened, or which have been asserted or commenced against Sellers within the last three (3) years, in which a party thereto either requests injunctive relief or alleges damages in excess of $50,000 (whether or not covered by insurance). As used in this Section 4.20, the term “Products” means any and all products currently or at any time previously leased, distributed or sold by Sellers, or by any predecessor of Sellers under any brand name or mark under which products are or have been leased, distributed or sold by Sellers.

4.21. Affiliates’ Relationships to Sellers. [Intentionally left Blank].

4.22. Assets Necessary to Business. The Purchased Assets include all property and assets (except for the Excluded Assets), tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit Buyer to carry on, or currently used or held for use in, the Business of Sellers as presently conducted.

4.23. No Brokers or Finders. Except as set forth on Schedule 4.23, neither Sellers nor any of its directors, officers, employees, Members or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof.

4.24. Disclosure. No representation or warranty by Sellers and/or the Members in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Sellers or Members pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Sellers and/or Members shall be deemed representations and warranties by Sellers and the Members. Without limiting the foregoing, Sellers represents and warrants that the information relating to Sellers supplied by Sellers for inclusion in any report, registration statement or definitive proxy statement to be filed by Buyer with the Securities and Exchange Commission (the “SEC”) will not, as of the date provided to Buyer, contain any statement which is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

5. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Sellers, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Sellers or any notice to Sellers, and shall survive the Closing of the transactions provided for herein.

5.1. Corporate.

5.1.(a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.1.(b) Corporate Power. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

5.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and the shareholders of Buyer. No other corporate act or proceeding on the part of Buyer is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

5.3. No Brokers or Finders. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof.

5.4. Disclosure. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. Without limiting the foregoing, Buyer represents and warrants that the information relating to Buyer in each report, registration statement and definitive proxy statement filed by Buyer with the SEC will not, as of the effective date of such report, registration statement or definitive proxy statement (or any amendment or supplement thereto on the date of such filing and as so amended or superseded), contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading.

6. EMPLOYEES - EMPLOYEE BENEFITS

6.1. Affected Employees. “Affected Employees” shall mean employees of Sellers who are employed by Buyer immediately after the Closing.

6.2. Retained Responsibilities. Sellers agree to satisfy, or cause its insurance carriers to satisfy, all claims for benefits, whether insured or otherwise (including, but not limited to, workers’ compensation, life insurance, medical and disability programs), under Sellers’ employee benefit programs brought by, or in respect of, Affected Employees and other employees and former employees of Sellers, which claims arise out of events occurring on or prior to the Closing Date, in accordance with the terms and conditions of such programs or applicable workers’ compensation statutes without interruption as a result of the employment by Buyer of any such employees after the Closing Date.

6.3. Payroll Tax. Sellers agree to make a clean cut-off of payroll and payroll tax reporting with respect to the Affected Employees paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to the Effective Time. Sellers also agrees to issue, by the date prescribed by IRS Regulations, Forms W-2 for wages paid through the Effective Time. Except as set forth in this Agreement, Buyer shall be responsible for all payroll and payroll tax obligations after the Effective Time for Affected Employees.

6.4. Termination Benefits. Buyer shall be solely responsible for, and shall pay or cause to be paid, severance payments and other termination benefits, if any, to Affected Employees who may become entitled to such benefits by reason of any events occurring after Closing. If any action on the part of Sellers prior to the Closing, or if the sale to Buyer of the business and assets of Sellers pursuant to this Agreement or the transactions contemplated hereby, or if the failure by Buyer to hire as a permanent employee of Buyer any employee of Sellers, shall directly or indirectly result in any Liability (i) for severance payments or termination benefits or (ii) by virtue of any state, federal or local “plant-closing” or similar law, such Liability shall be the sole responsibility of Sellers, and Sellers and Members shall, jointly and severally, indemnify and hold harmless Buyer against such Liability.

6.5. Employee Benefit Plans.

6.5.(a) Defined Contribution Plans. Following the Closing, Sellers shall vest and make non-forfeitable as of the Closing Date the interest of each Affected Employee in each such defined contribution plan.

6.5.(b) Defined Benefit Plans. Following the Closing, Sellers shall vest and make non-forfeitable the accrued benefit of each Affected Employee. For purposes of this Section, the accrued benefit of each Affected Employee will, for purposes of benefits earned, be determined at the Closing Date and for all other purposes, including subsidies payable on early retirement and death of an Affected Employee prior to commencement of benefits, based on the combined pre- and post-Closing Date service rendered to Sellers and Buyer and the age at termination from the service of Buyer and shall be computed on a basis no less favorable than that provided by the defined benefit plan of Sellers covering each Affected Employee as it existed on the Closing Date.

6.5.(c) Delivery of Records. Sellers shall deliver to Buyer not less than 10 days prior to the Closing Date, with respect to each Employee Plan/Agreement, information adequate to determine the liability there under, whether or not contingent, to any Affected Employee or other employee or former employee who is or was employed by Sellers and with respect to whom Buyer may have any liability, and any beneficiary or dependent of any such Affected Employee, employee or former employee, together with data, records and other documentation adequate to determine the existence and amount of such liability. Delivery of such data, records and other documentation shall be made in machine readable form, if existing, and shall be made by Sellers or any other person at the time providing or who has provided services with respect to the Employee Plan/Agreement. Sellers or persons designated by Sellers prior to the Closing Date will have reasonable access after the Closing Date to such items.

6.5.(d) No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any of Sellers’ employees, former employees, collective bargaining representatives, job applicants, any association or group of such persons or any Affected Employees any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights of employment.

7. COVENANTS

7.1. Employment and Noncompetition Agreement. At the Closing, Sellers shall cause to be delivered to Buyer Employment and Noncompetition Agreements, substantially in the form of Exhibit C hereto, duly executed by William Irvine, Steven Micheletti (Irvine and Michelleti are hereby referred to as the “Principal Members”), and Bruce Bonesteel, Paul Lacure, J. Christopher Moser, Jeffrey Bates, Neal Douglas, Douglas Gietl, Kenneth Rogers (collectively referred to as the “Additional Members”).

7.2. Employees. At the Closing, Sellers shall cause substantially all of the employees of the Sellers as of the date of Closing to become employees of the Buyer (the “Employees”).

7.3. Noncompetition. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of Sellers being acquired pursuant to this Agreement, and in addition to and not in limitation of any covenants contained in any agreement executed and delivered pursuant to Section 7.1 hereof, each Principal Member and Additional Member hereby covenant and agree that for a period of two (2) years for each Principal Member, and for a period of one (1) year for each Additional Member, from the later of the Closing Date or the date upon which they are no longer employed by Buyer, they will not, directly or indirectly:

(i) engage in, continue in or carry on any business which competes with the Business or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

(ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Buyer in any aspect with respect to the Business including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm’s length basis with any such competitor;

(iii) hire, offer to hire, or solicit for employment any person who, at any time during such one (1) year period, has been an employee of Buyer engaged in the Business, without the prior consent of Buyer, until such person has been separated from employment by the Buyer for at least 180 days; or

(iv) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Business, Purchased Assets or Assumed Liabilities;

provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall extend throughout the United States. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the business or the Purchased Assets being acquired by Buyer hereunder. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

7.4. Confidential Information. No Seller nor any Member shall at any time subsequent to the Closing, except as explicitly requested by Buyer, use for any purpose, disclose to any person, or keep or make copies of documents, tapes, discs, programs or other information storage media (“records”) containing, any confidential information concerning the Business, the Purchased Assets, or the Assumed Liabilities, all such information being deemed to be transferred to the Buyer hereunder. For purposes hereof, “confidential information” shall mean and include, without limitation, all Intellectual Property in which Sellers have an interest, all customer and vendor lists and related information, all information concerning Sellers’ processes, products, costs, prices, sales, marketing and distribution methods, properties and assets, liabilities, finances, employees, all privileged communications and work product, and any other information not previously disclosed to the public directly by Sellers. The foregoing provisions shall not apply to any information which is an “Excluded Asset” as defined in Section 1.2, or which relates solely to one or more Excluded Assets. If at any time after Closing any Seller or any Member should discover that it is in possession of any records containing the confidential information of Buyer, then the party making such discovery shall immediately turn such records over to Buyer, which shall upon request make available to the surrendering party any information contained therein which is not confidential information. Each Seller and each Member severally agree that they will not assert a waiver or loss of confidential or privileged status of the information based upon such possession or discovery. Sellers hereby consent to Buyer’s consultation with legal, accounting and other professional advisors to Sellers concerning advice rendered to Sellers prior to the Closing regarding the Business, the Purchased Assets or the Assumed Liabilities, excluding, however, the negotiation and drafting of this Agreement and the transactions entered into pursuant hereto.

7.5. Product Liability Matters. At or prior to the Closing, Sellers at its expense shall cause Buyer to be named as an additional insured under each of its occurrence-type policy or policies of insurance insuring against claims for personal injury and property damage arising out of or resulting from any products leased or sold by Sellers prior to the Closing Date. At the Closing, Sellers shall deliver to Buyer one or more certificates of insurance evidencing that the insurance to be obtained by it pursuant to this Section is in effect and providing for notification to Buyer at least ten (10) days prior to the effective date of any termination or cancellation of such insurance.

8. FURTHER COVENANTS OF SELLERS AND MEMBERS

Sellers and Members covenant and agree as follows:

8.1. Access to Information and Records.

During the period prior to the Closing:

8.1.(a) Information. Sellers shall, and shall cause its officers, employees, agents, independent accountants and advisors to, furnish to Buyer, its officers, employees, agents, independent accountants and advisors, at reasonable times and places, all information in their possession concerning Sellers as may be requested, and give such persons access to all of the properties, books, records, contracts and other documents of or pertaining to Sellers that Sellers or its officers, employees, agents, independent accountants or advisors shall have in their custody.

8.1.(b) Access. With the prior consent of Sellers in each instance (which consent shall not be unreasonably withheld), Buyer and its officers, employees, agents, independent accountants and advisors, shall have access to vendors, customers, and others having business dealings with Sellers for the purpose of performing Buyer’s due diligence investigation.

8.2. Conduct of Business Pending the Closing.

From the date hereof until the Closing, except as otherwise approved in writing by the Buyer or disclosed on Schedule 4.8:

8.2.(a) No Changes. Sellers will carry on its business diligently and in the same manner as heretofore and will not make or institute any material changes in its methods of purchase, sale, management, accounting or operation.

8.2.(b) Maintain Organization. Sellers will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Sellers and will use its best efforts to preserve the business organization of Sellers intact, to keep available to Buyer the present officers and employees, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with Sellers.

8.2.(c) No Breach. Sellers and Members will not do or omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, or any material breach of any representation, warranty, covenant or agreement made by Sellers and/or the Members herein, or which would have required disclosure on Schedule 4.8 had it occurred after December 31, 2005 and prior to the date of this Agreement.

8.2.(d) No Material Contracts. Except as set forth on Schedule 8.2.(d), no contract or commitment will be entered into, and no purchase of materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Sellers, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to Sellers (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement.

8.2.(e) No Corporate Changes. Sellers shall not amend its Articles of Organization or Operating Agreement or make any changes in authorized or issued membership interests.

8.2.(f) Maintenance of Insurance. Sellers shall maintain all of the insurance in effect as of the date hereof and shall procure such additional insurance as shall be reasonably requested by Buyer.

8.2.(g) Maintenance of Property. Sellers shall use, operate, maintain and repair all property of Sellers in a normal business manner.

8.2.(h) Interim Financials. Sellers will provide Buyer with interim monthly financial statements and other management reports as and when they are available.

8.2.(i) No Negotiations. No Seller nor any Member will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of Sellers, Sellers’ assets or business or any part thereof or any equity securities of Sellers (an “acquisition proposal”), and Sellers and Members shall immediately advise Buyer of the receipt of any acquisition proposal.

8.3. Consents. Sellers and Members will use their best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

8.4. Other Action. Sellers and Members shall use their best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties’ obligations to consummate the transactions contemplated in this Agreement.

8.5. Disclosure. Sellers and Members shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

9. ADDITIONAL AGREEMENTS

9.1. Prospectus/Proxy Statement; Special Meeting.

9.1.(a) Registration Statement. As soon as is reasonably practicable after receipt by Buyer from Sellers of all financial and other information relating to Sellers as Buyer may reasonably request for its preparation, Buyer shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from shareholders of Buyer to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, (collectively, (“Buyer Shareholder Approval”). Such proxy materials shall be in the form of a prospectus/proxy statement to be used for the purpose of soliciting such proxies from shareholders of Buyer and also for the purpose of issuing the Oakmont Common Stock to Sellers, if elected by Sellers, as part of the Stock Consideration (the “Prospectus/Proxy Statement”). Sellers shall furnish to Buyer all information concerning Sellers as Buyer may reasonably request. Sellers and its counsel shall be given an opportunity to review and comment on the Proxy Statement prior to its filing with the SEC. Buyer, with the assistance of Sellers, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use reasonable best efforts to cause the Proxy Statement to be declared effective as promptly as practicable. Buyer shall also take any and all such actions to satisfy the requirements of the Securities Act and the Exchange Act. Prior to the Closing Date, Buyer shall use its reasonable best efforts to cause the shares of Oakmont Common Stock to be issued to Sellers hereunder to be registered or qualified under Blue Sky Laws of each of the states and territories of the United States in which Buyer determines necessary, and to take any other such actions which may be necessary to enable the Oakmont Common Stock to be issued in each such jurisdiction.

9.1.(b) Cooperation. Sellers shall cause their officers, executives, directors, employees and personnel to support the marketing of any securities by Buyer (including, without limitation, the participation by such individuals in “road shows”) to the extent requested by Buyer.

9.1.(c) Prospectus/Proxy Statement. As soon as practicable, Buyer shall distribute the Prospectus/Proxy Statement to the shareholders of Buyer and, pursuant thereto, shall call a special meeting of its shareholders (the “Special Meeting”) in accordance with the General Corporation Law of the State of Delaware (“DGCL”) and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the shareholders of Buyer for approval or adoption at the Special Meeting.

9.1.(d) Compliance. Buyer shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the solicitation of proxies, and the calling and holding of the Special Meeting. Without limiting the foregoing, Sellers shall ensure that the Prospectus/Proxy Statement does not, as of the date on which it is distributed to the shareholders of Buyer, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Buyer shall not be responsible for the accuracy or completeness of any information relating to Sellers or any other information furnished by Sellers for inclusion in the Prospectus/Proxy Statement).

9.1.(e) Approval. Buyer, acting through its Board of Directors, shall include in the Prospectus/Proxy Statement the recommendation of its Board of Directors that shareholders of Buyer vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, and shall otherwise use reasonable best efforts to obtain the Buyer Shareholder Approval.

9.2. Form 8-K. At least five (5) days prior to Closing, Buyer shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by Sellers and its accountant, and such other information that may be required to be disclosed with respect to the transactions contemplated hereby or in any report or form to be filed with the SEC (“Transaction Form 8-K”), which shall be in a form reasonably acceptable to Sellers and in a format acceptable for EDGAR filing. Prior to Closing, Buyer and Sellers shall prepare the press release announcing the consummation of the transactions contemplated hereunder (“Press Release”). Simultaneously with the Closing, Buyer shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

9.3. Required Information. In connection with the preparation of the Transaction Form 8-K and Press Release, and for such other reasonable purposes, Sellers and Buyer each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers, shareholders and Members and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other statement, filing, notice or application made by or on behalf of Sellers and Buyer to any third party and/or any Government Entity in connection with the transactions contemplated hereby.

9.4. Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Buyer (in the case of Sellers and the Members) or Sellers (in the case of Buyer), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Neither party will unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. Notwithstanding the foregoing, the parties hereto agree that Buyer will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement and that any language included in such Current Report shall be deemed to have been approved by Sellers.

9.5. No Securities Transactions. No Seller nor any Member or any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of Buyer prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Sellers shall use its reasonable best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

10. CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

10.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Sellers and Members in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by Sellers pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

10.2. Compliance With Agreement. Sellers and Members shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 13.1.

10.3. Absence of Litigation. No Litigation shall have been commenced or threatened against Buyer, Sellers or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby, which, in the reasonable judgment of counsel to either Sellers or Buyer, could have a material adverse effect on Sellers’ or Buyer’s business, financial condition, prospects, assets or operations, or prevent consummation of the transactions contemplated hereby.

10.4. Consents and Approvals. All approvals, consents and waivers of governmental bodies, lenders, lessors and other third parties that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer not less than two business days prior to the Closing. Notwithstanding the foregoing, receipt of the consent of any third party to the assignment of a Contract which is not (and is not required to be) disclosed in the Disclosure Schedule shall not be a condition to Buyer’s obligation to close, provided that the aggregate of all such Contracts does not represent a material portion of Sellers’ sales or expenditures. After the Closing, Sellers and Members will continue to use their best effects to obtain any such consents or approvals, and no Seller nor any Member shall hereby be relieved of any liability hereunder for failure to perform any of their respective covenants or for the inaccuracy of any representation or warranty.

10.5. Estoppel Certificates. Sellers shall have delivered to Buyer on or prior to the Closing Date an estoppel certificate or status letter from the landlord under each lease of real property which estoppel certificate or status letter will certify (i) the lease is valid and in full force and effect; (ii) the amounts payable by Sellers under the lease and the date to which the same have been paid; (iii) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; and (iv) that the transactions contemplated by this Agreement will not constitute default under the lease and that the landlord consents to the assignment of the lease to Buyer.

10.6. Corporate Approval. The Board of Directors of Buyer shall have duly approved this Agreement and all transactions contemplated hereby, and Buyer shall obtain the Buyer Shareholder Approval from its shareholders.

10.7. Due Diligence. Buyer shall have completed its due diligence investigation of Sellers to Buyer’s complete satisfaction.

10.8. Audit. Buyer’s Accountants shall have completed an audit of the financial statements of Sellers consisting of (i) balance sheets of Sellers as of December 31, 2003, 2004, and 2005, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto).

10.9. Absence of Changes. No material adverse change in the Business, financial condition, prospects, assets or operation of Sellers shall have occurred from the date of the Recent Balance Sheet until the Closing.

10.10. Employees. Substantially all of the Employees shall have accepted employment with the Buyer.

11. CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS

Each and every obligation of Sellers and Members to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

11.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

11.2. Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of Buyer’s agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 13.2.

11.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Sellers or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby; provided that the obligations of Sellers shall not be affected unless there is a reasonable likelihood that as a result of such action, suit, proceeding or investigation Sellers will be unable to retain substantially all the consideration to which it is entitled under this Agreement.

12. INDEMNIFICATION

12.1. By Sellers and Members. Subject to the limitations, terms and conditions of this Article 12, each Seller and each Member, jointly and severally, hereby agree to compensate, indemnify, defend and hold harmless Buyer, and its directors, officers, employees and controlled and controlling persons (hereinafter “Buyer’s Affiliates”), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer’s Affiliates or the business and assets transferred to Buyer pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from:

(i) the inaccuracy, misrepresentation or breach of any representation or warranty of any Seller or any Member contained in or made pursuant to this Agreement;

(ii) the breach of any covenant of any Seller or any Member contained in this Agreement;

(iii) the breach of any agreement of any Seller or any Member contained or referenced in this Agreement;

(iv) any Claim brought by or on behalf of any broker or finder retained, employed or used by any Seller or any of its directors, officers, employees, Members or agents in connection with the transactions provided for herein or the negotiation thereof, whether or not disclosed herein;

(v) any Claim arising as a result of any undisclosed liabilities of the Business or Sellers; or

(vi) any Claim of or against Sellers, the Purchased Assets or the Business not specifically assumed by Buyer pursuant hereto;

provided, however, that not withstanding anything to the contrary in this Agreement, each Member’s aggregate liability pursuant to this Agreement shall be limited to his, her or proceeds received from the transactions contemplated hereunder, net of all federal, state or local income taxes paid with respect to the transactions contemplated hereby.

As used in this Article 12, the term “Claim” shall include (i) all Liabilities; (ii) all losses, deficiencies, damages (including, without limitation, consequential damages), judgments, awards, penalties and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iv) all costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), court costs and fees and expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.

12.2. By Buyer. Subject to the limitations, terms and conditions of this Article 12, Buyer hereby agrees to indemnify, defend and hold harmless Sellers, its directors, officers, employees and controlling persons, and each Member from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed “material”); (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed “material”); or (c) all Claims of or against Sellers specifically assumed by Buyer pursuant hereto.

12.3. Indemnification of Third-Party Claims. The following provisions shall apply to any Claim subject to indemnification which is (i) a suit, action or arbitration proceeding filed or instituted by any third party, or (ii) any other form of proceeding or assessment instituted by any Government Entity:

12.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the “Indemnified Party”) will give the party from whom indemnification is sought (the “Indemnifying Party”) prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. The assumption of defense shall constitute an admission by the Indemnifying Party of its indemnification obligation hereunder with respect to such Claim, and its undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith. Failure to give such notice shall not affect the Indemnifying Party’s duty or obligations under this Article 12, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

12.3.(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment.

12.3.(c) Indemnified Party’s Rights. Anything in this Article 12 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

12.4. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 12, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this Article 12 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the prime lending rate then being published by money center banks. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

12.5. Indemnification for Environmental Matters.

12.5.(a) Indemnification. Without limiting the generality of the foregoing, each Seller and each Member, jointly and severally (hereinafter collectively referred to in this Section 12.5 jointly and severally as “Sellers”), agree to indemnify, reimburse, hold harmless and defend Buyer for, from, and against all Claims asserted against, imposed on, or incurred by Buyer, directly or indirectly, in connection with any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of Waste that (A) is related in any way to Sellers’ operation or occupancy of the business, properties and assets being transferred to Buyer, and (B) occurred, existed, or arose out of conditions or circumstances that existed or were caused on or before the Closing Date and during the term of the relevant Real Property Leases.

12.5.(b) Transfers of Permits. Sellers agree to indemnify, reimburse, defend, and hold harmless Buyer from, for and against all demands, claims, actions or causes of action arising from or in connection with the operation of the Purchased Assets by Buyer in the absence of a permit required by law, subsequent to the Closing Date and prior to transfer to the Buyer of any permits currently applicable to the Purchased Assets.

12.6. Limitations on Indemnification. Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

12.6.(a) Time Limitation. No claim or action shall be brought under this Article 12 for breach of a representation or warranty after the lapse of thirty (30) months following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

(i) There shall be no time limitation on claims on actions brought for breach of any representation or warranty made in or pursuant to Sections 4.12(a), 4.23 and 4.24, and Sellers and Members hereby waive all applicable statutory limitation periods with respect thereto.

(ii) Any claim or action brought for breach of any representation or warranty made in or pursuant to Section 4.5 may be brought at any time until the underlying tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

(iii) Any claim made by a party hereunder by filing a suit or action in a court of competent jurisdiction or a court reasonably believed to be of competent jurisdiction for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

(iv) If any act, omission, disclosure or failure to disclosure shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party’s right to make a claim based on the breach of representation or warranty still surviving.

12.6.(b) Basket. Except with respect to claims for breaches of representations or warranties contained in Sections 4.2, 4.11, 4.12(a), 4.24, or 5.3 (as to which the limitation in this Section 12.6(b) shall not apply), an Indemnified Party shall not be entitled to indemnification under this Article for breach of a representation or warranty unless the aggregate of the Indemnifying Party’s indemnification obligations to the Indemnified Party pursuant to this Article 12 (but for this Section 12.6.(b)) exceeds $170,000; but in such event, the Indemnified Party shall be entitled to indemnification in full for all breaches of representations, warranties and/or covenants.

12.6.(c) General. The limitations set forth in this Section 12.6 do not in any way limit the obligation of any party to indemnify the other party from and against any Claim arising from any breach of a covenant made herein, even if such breach also constitutes a breach of a representation or warranty. Without limiting the generality of the foregoing, the obligations of Sellers and the Members to indemnify the Buyer Indemnified Parties from and against any Liability of Sellers that is not an Assumed Liability shall be unaffected by the limitations set forth in this Section 12.6.

12.7. No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be “material.”

13. CLOSING

The closing of this transaction (the “Closing”) shall take place at the Detroit offices of Foley & Lardner LLP at 12:00 P.M. on the later of September 30, 2006, or three (3) days following approval by Buyer’s Shareholders, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the “Closing Date”.

13.1. Documents to be Delivered by Sellers and Members. At the Closing, Sellers and Members shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

13.1.(a) Bills of Sale. Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby.

13.1.(b) Compliance Certificate. A certificate signed by the Managing Members of each Seller that each of the representations and warranties made by such Seller and Members in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Sellers and Members have performed and complied with all of Sellers’ and Members’ obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

13.1.(c) Opinion of Counsel. A written opinion of John J. Pembroke & Associates, LLC, counsel to Sellers and Members, dated as of the Closing Date, addressed to Buyer, substantially in the form of Exhibit D hereto.

13.1.(d) Employment and Noncompetition Agreements. The Employment and Noncompetition Agreements referred to in Section 7.3, duly executed by the persons referred to in such Section.

13.1.(e) Certified Resolutions. A certified copy of the resolutions of the Board of Directors and the Members of Sellers authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

13.1.(f) Articles; Operating Agreement. A copy of the Operating Agreement of each Seller certified by the manager or secretary of such Seller, and a copy of the Articles of Organization of such Seller certified by the Secretary of State of the state of incorporation of such Seller.

13.1.(g) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof.

13.1.(h) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

13.2. Documents to be Delivered by Buyer.

At the Closing, Buyer shall deliver to Sellers the following documents, in each case duly executed or otherwise in proper form:

13.2.(a) Cash Purchase Price. To Sellers by wire transfer as required by Section 3.2.(c) hereof.

13.2.(b) Note. To Sellers an executed Note in favor of Sellers as required by Section 3.2(d) hereof.

13.2.(c) Assumption of Liabilities. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of Sellers and its counsel to evidence the assumption of Sellers Liabilities as provided for in Article 2.

13.2.(d) Compliance Certificate. A certificate signed by the chief executive officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Sellers), and that Buyer has performed and complied with all of Buyer’s obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

13.2.(e) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

13.2.(f) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Sellers by Buyer pursuant to the terms hereof.

13.2.(g) Other Documents. All other documents, instruments or writings required to be delivered to Sellers at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Sellers may reasonably request.

14. TERMINATION

14.1. Right of Termination Without Breach.

This Agreement may be terminated without further liability of any party at any time prior to the Closing:

(i) by mutual written agreement of Buyer and Sellers,

(ii) by Buyer if the shareholders of Buyer fail to approve this Agreement or the transactions contemplated hereby; or

(iii) by either Buyer or Sellers if the Closing shall not have occurred on or before November 30, 2006, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

14.2. Termination for Breach.

14.2.(a) Termination by Buyer. If (i) there has been a material violation or breach by Sellers of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived, or (iii) Sellers shall have attempted to terminate this Agreement under this Article 14 or otherwise without grounds to do so, then Buyer may, by written notice to Sellers at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 14.2.(c) hereof.

14.2.(b) Termination by Sellers. If (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Sellers, or (ii) there has been a failure of satisfaction of a condition to the obligations of Sellers which has not been so waived, or (iii) Buyer shall have attempted to terminate this Agreement under this Article 14 or otherwise without grounds to do so, then Sellers may, by written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 14.2.(c) hereof.

14.2.(c) Effect of Termination. Termination of this Agreement pursuant to this Section 14.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made (“indemnified party”) from and against all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the parties’ obligations under Section 15.9 of this Agreement shall survive termination.

15. MISCELLANEOUS

15.1. Disclosure Schedule. Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive and such information shall be deemed to have been disclosed with respect to any other article or section of this Agreement, but not for any other purpose. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

15.2. Further Assurance. From time to time, at Buyer’s request and without further consideration, Sellers and Members will execute and deliver to Buyer such documents, instruments and consents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby, to discharge the covenants of Sellers and the Members and to vest in Buyer good, valid and marketable title to the business and assets being transferred hereunder.

15.3. Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Sellers or Buyer shall be subject to the approval of the other in all essential respects, except that Sellers’ approval shall not be required as to any statements and other information which Buyer may submit to the Securities and Exchange Commission, the OTC Bulletin Board or Buyer’s shareholders or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or otherwise required by law.

15.4. Assignment; Parties in Interest.

15.4.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, the Buyer shall be permitted to assign, in whole or in part, its right to purchase the Purchased Assets, or to transfer this Agreement to one or more affiliates of, or one or more entities controlled by, the Buyer.

15.4.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

15.5. Equitable Relief. Each Seller and each Member agree that any breach of Sellers’ obligation to consummate the sale of the Purchased Assets on the Closing Date, any breach of any noncompetition obligation imposed by Section 7.6 hereof or by any agreement delivered to Buyer pursuant to Section 7.5 hereof, or any breach by any Seller or any Member of its or their obligations imposed by Section 7.7 hereof, will result in irreparable injury to Buyer for which a remedy at law would be inadequate; and that, in addition to any relief at law which may be available to Buyer for such breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant. This Section 15.5 shall not be construed to limit Buyer’s right to obtain equitable relief for other breaches of this Agreement under general equitable standards.

15.6. Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal laws of the State of Michigan, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. The parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement may be commenced and prosecuted in its entirety in the federal or state courts having jurisdiction over Oakland County, Michigan, each party hereby submitting to the personal jurisdiction thereof, and the parties agree not to raise the objection that such courts are not a convenient forum. Process and pleadings mailed to a party at the address provided in Section 15.8 shall be deemed properly served and accepted for all purposes.

15.7. Amendment and Modification. Buyer, Sellers and Members may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

15.8. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

(a)	If to Buyer, to:

Oakmont Acquisition Corp.
33 Bloomfield Hills Pkwy
Suite 240
Bloomfield Hills, Michigan 48304
Attention: Michael C. Azar
Facsimile: (248) 220-2038

(with a copy to)

Foley & Lardner LLP
500 Woodward Avenue
Suite 2700
Detroit, Michigan 48226
Attention: Patrick Daugherty
Facsimile: (313) 234-2800

or to such other person or address as Buyer shall furnish to Sellers in writing.

(b)	If to Sellers or Members, to:

Mr. William A. Irvine
7911 Brookbank Road
Willowbrook, Illinois 60527

Facsimile: 630-325-0132

(with a copy to)

Mr. John J. Pembroke
John J. Pembroke & Associates, LLC
422 N. Northwest Highway, Suite 150
Park Ridge, Illinois 60068

Facsimile: 847-696-0950

or to such other person or address as Sellers shall furnish to Buyer in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

15.9. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

15.9.(a) Expenses to be Paid by Sellers. Sellers shall pay, and shall indemnify, defend and hold Buyer harmless from and against, and may pay prior to Closing, each of the following:

(i) Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

(ii) Professional Fees. All fees and expenses of Sellers’ legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby. Notwithstanding the foregoing, in the event that the transaction is completed, the Buyer hereby agrees to reimburse the Sellers for 50% of the cost of the audit referenced in Section 10.8.

15.9.(b) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

15.9.(c) Costs of Litigation. The parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation reasonable attorneys’ fees and prejudgment interest.

15.10. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

15.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.12. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

15.13. Glossary of Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

“Affected Employees”—Section 6.1

“Affiliate”—Section 1.2.(e)

“Assumed Contracts” - Section 2.1.(b)

“Assumed Liabilities” - Section 2.1

“Blue Sky Laws” – Section 4.3

“Buyer’s Accountants” – Section 3.3.(c)]

“Buyer’s Affiliates” - Section 12.1

“Buyer Shareholder Approval” – Section 9.1(a)

“Capitalization Amendment” – Section 9.1(a)

“Cash Consideration” – Section 3.2(b)

“CERCLA” - Section 4.11.(c)

“Claim” - Section 12.1

“Closing” - Preamble to Article 13

“Closing Date” – Preamble to Article 13

“Code” - Section 3.6

“Sellers’ Accountants” - Section 3.3.(c)(ii)

“Contracts” - Section 1.1.(g)

“DGCL” – Section 9.1(b)

“Disclosure Schedule” — Section 15.1

“Effective Time” - Section 3.3.(b)

“Environmental Laws” - Section 4.11.(c)

“ERISA” - Section 4.16.(a)

“Estimated Closing Balance Sheet” - Section 3.3.(b)

“Exchange Act” – Section 4.3

“Excluded Assets” - Section 1.2

“Excluded Contracts” – Section 2.2.(a)

“Final Closing Balance Sheet” - Section 3.3.(c)(v)

“Government Entities” - Section 2.2.(k)

“IRS” - Section 3.6

“Indemnified Party” - Section 12.3.(a)

“Indemnifying Party” - Section 12.3.(a)

“Inventory” - Section 1.1.(d)

“Insurance Policies” – Section 4.13

“Laws” - Section 2.2.(k)

“Leased Real Property” - Section 1.1.(b)

“Liability” - Section 2.1

“Lien” - Section 4.12(a)

“Litigation” - Section 2.2.(f)

“Net Working Capital” – Section 3.3(a)

“Oakmont Common Stock” – Section 3.2(e)

“Orders” - Section 2.2.(k)

“Permitted Real Property Liens” - Section 4.12.(a)

“Personal Property Leases” - Section 1.1.(e)

“Plans” – Section 4.16(a)

“Press Release” – Section 9.2

“Products” - Section 4.20

“Prospectus/Proxy Statement” – Section 9.1(a)

“Purchased Assets” - Section 1.1

“Purchase Price” - Section 3.1

“Real Property” - Section 4.12(c)

“Real Property Leases” - Section 1.1.(b)

“Recent Balance Sheet” - Section 4.4

“Registration Statement” – Section 9.1(a)

“SEC” – Section 4.24

“Securities Act” – Section 3.2(e)

“Settlement Date” - Section 3.2.(d)

“Special Meeting” – Section 9.1(b)

“Stock Consideration” – Section 3.2(e)

“Third Accounting Firm” - Section 3.3.(c)(iii)

“Transaction Form 8-K” – Section 9.2

“Intellectual Property” - Section 1.1.(f)

“Waste” - Section 4.11.(c)

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

SELLERS:

One Source Equipment Rentals, LLC

By:

Its:

One Source Equipment Rentals of Lafayette, LLC

By:

Its:

One Source Equipment Rentals of Dayton, LLC

By:

Its:

One Source Equipment Rentals of Morton, LLC

By:

Its:

One Source Equipment Rentals of Decatur, LLC

By:

Its:

One Source Equipment Rentals of Granite City, LLC

By:

Its:

MEMBERS:

/s/ William A. Irvine
William A. Irvine

/s/ Steve Micheletti
Steve Micheletti

/s/ Bruce A. Bonesteel
Bruce A. Bonesteel

/s/ J. Christopher Moser
J. Christopher Moser

/s/ Frederick C. Miller
Frederick C. Miller

/s/ Paul L. Lacure
Paul L. Lacure

/s/ Michael Cottrell
Michael Cottrell

/s/ Douglas Gietl
Douglas Gietl

/s/ Neal Douglas
Neal Douglas

/s/ Jeffery Bates
Jeffery Bates

/s/ Kenneth Rogers
Kenneth Rogers

/s/ Todd Erwin
Todd Erwin

/s/ Todd Bonham
Todd Bonham

BUYER:
Oakmont Acquisition Corp.

By:	/s/ Robert J. Skandalaris
Robert J. Skandalaris
Its:	Chief Executive Officer

SCHEDULE 1.2

EXCLUDED ASSETS

1.	2002 Acura RSX – Vehicle Identification No. JH4DC53042C008250

2.	BT 2463 BOOM TRUCK VIN# 1HTSCABPOYH274654

ANNEX B

PROPOSED AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

Of

OAKMONT ACQUISITION CORP.

Oakmont Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST, the name of the Corporation is Oakmont Acquisition Corp.

SECOND, the amendment to the Certificate of Incorporation set forth in this Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD, the Certificate of Incorporation of the Corporation is hereby amended so that Article First and Article Sixth are restated to read in their entirety as follows:

FIRST, the name of the Corporation is Oakmont Corp. (the “Corporation”)

SIXTH, The board of directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then elect additional Class A, Class B and Class C directors, as necessary; provided, that until such further election is made by the Class C director, the Class C director shall act for and on behalf of the Corporation as the sole director. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s by-laws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

IN WITNESS WHEREOF, Oakmont Acquisition Corp. has caused this Certificate of Amendment to be duly executed by an authorized officer this [    ] day of November, 2006.

OAKMONT ACQUISITION CORP.

By:
Name:	Michael C. Azar, President, Principal Accounting Officer and Secretary

B-1

ANNEX C-1

FORM OF PRINCIPAL MEMBERS EMPLOYMENT AND NONCOMPETITION AGREEMENT

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this      day of                     , 2006, and effective as of                     , 2006 (the “Effective Date”) by and between              (“Employee”) and Oakmont Acquisition Corp., a Delaware corporation, whose principal address is 33 Bloomfield Hills Parkway, Suite 240, Bloomfield Hills, Michigan 48304 (the “Company”).

RECITALS

WHEREAS, contemporaneously herewith, the Company, by and through its affiliates, is acquiring the assets of One Source Equipment Rentals, LLC; One Source Equipment Rentals of Lafayette, LLC; One Source Equipment Rentals of Dayton, LLC; One Source Equipment Rentals of Morton, LLC; One Source Equipment Rentals of Decatur, LLC; and One Source Equipment Rentals of Granite City, LLC (individually and collectively, “One Source”) (the “One Source Acquisition”).

WHEREAS, One Source is engaged in the sale, rental and leasing of industrial and general construction equipment (the “Business”);

WHEREAS, the Company is also engaged in the sale, rental and leasing of industrial and general construction equipment (the “Company Business”).

WHEREAS, the Company desires to employ Employee as             , and Employee desires to be employed by the Company, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the Parties, subject to the terms and conditions set forth herein, agree as follows:

TERMS

1. Employment Term. Subject to the terms and conditions set forth herein, the Company agrees to employ Employee, and Employee hereby accepts employment,                     . of the Company and its subsidiaries (the “Position”), for a term commencing on the closing of the One Source Acquisition (the “Commencement Date”) and ending on                      (the “Employment Term”) unless otherwise terminated under this Agreement. The Employment Term will automatically extend for successive periods of one (1) year at the end of the then current Employment Term unless either the Company or Employee notifies the other in writing (a “Non-Renewal Notice”) of the expiration of the Employment Term at least 90 days prior to the end of the then current Employment Term. Employee and the Company agree that Employee’s employment with the Company constitutes “at-will” employment. Employee and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Employee.

2. Duties. During the Term, Employee shall serve the Company faithfully and to the best of Employee’s ability, shall devote Employee’s full attention, skill and efforts to the performance of the duties of the Position. Employee shall report to the Company’s Board of Directors and the Company’s Chief Executive Officer. Employee will render such business and professional services in the performance of his duties, consistent with Employee’s position within the Company, as will reasonably be assigned to him by the Board and the Company’s Chief Executive Officer. During the Employment Term, Employee will devote Employee’s full business efforts and time to the Company and will use good faith efforts to discharge Employee’s obligations under this Agreement to

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the best of Employee’s ability. For the duration of the Employment Term, Employee agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however that Employee may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Employee’s obligations to Company.

3. Other Business Activities. During the Employment Term, other than as provided in Section 2 above, Employee will not engage in any other business activities or pursuits which are contrary to Employee’s responsibilities and obligations pursuant to this Agreement.

4. Compensation.

a.	Base Salary. As of the Effective Date, the Company will pay Employee an annual salary of $ as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual required withholdings. Employee’s salary will be subject to review by the Compensation Committee of the Board, or any successor thereto (the “Committee”) not less than annually, and adjustments may be made at the discretion of the Committee.

b.	Annual Incentive. Employee will be eligible to receive annual cash incentives payable for the achievement of performance totals established by the Committee (such annual cash incentives, as is then effective, to be referred to herein as “Annual Incentives”). The actual earned Annual Incentive payable to Employee for any performance period, if any, will depend upon the extent to which the applicable performance goal(s) specified by the Committee are achieved and will be decreased or increased accordingly. All payment of Annual Incentives shall be subject to normal and customary withholdings.

5. Benefits. Employee shall be entitled to those employee benefits which the Company from time to time generally make available to employees and/or Employee (“Benefits”) pursuant to the terms and conditions of the Company’s benefit plans and/or policies. The Benefits shall initially include, without limitation:

a.	Medical, dental, vision, and life and disability insurance and such other benefits as the Company may determine from time to time.

b.	Incentive, savings and retirement plans, practices, policies and programs applicable to Employees of the Company, including 401(k), and stock matching.

c.	Paid vacation time in accordance with the plans, practices, policies and programs applicable to Employees of the Company at three (3) weeks for each calendar year.

d.	Employee shall be entitled to an automobile expense (inclusive of fuel, maintenance, insurance and finance charges) in the amount of per month. Employee shall also be reimbursed for cellular telephone and customary expenses relating to professional activities.

6. Reimbursement of Business Expenses. Subject to such conditions as the Company may from time to time determine, Employee shall be reimbursed for ordinary and reasonable documented business expenses incurred by Employee in the performance of Employee’s duties under this Agreement.

7. Confidentiality. Employee recognizes and acknowledges that Confidential Information (as hereinafter defined) is a valuable, special and unique asset of the Company. As a result, both during the Employment Term and for a period the greater of two years or when Employee no longer receives compensation or severance hereunder, Employee shall not, without the prior written consent of the Company, for any reason, either directly or indirectly divulge to any third party or use for Employee’s own benefit or for any purpose other than the

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exclusive benefit of the Company any confidential, proprietary, business or technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company (“Confidential Information”) revealed, obtained or developed in the course of Employee’s employment with the Company. Such “Confidential Information” shall include, but shall not be limited to, the intangible personal property described in Section 8.b. hereof, any information relating to methods of production, manufacture, service, research, specifications, computer codes, business, marketing and sales techniques and concepts, other data and materials used in performing the Employee’s duties (other than his personal contact list), costs, business studies, finances, marketing data, plans and efforts, the terms of contracts and agreements with customers, contractors and suppliers, litigation strategy and other confidential information relating to litigation, the Company’s relationship with actual and prospective customers, contractors and suppliers and the needs and requirements of, and the Company’s course of dealing with, any such actual or prospective customers, contractors and suppliers, personnel information, and any other materials that have not been made available to the industry; provided, that nothing herein contained shall restrict Employee’s ability to make such disclosures during the course of Employee’s employment as may be necessary or appropriate to the effective and efficient discharge of the duties required by or appropriate for Employee’s Position or as such disclosures may be required by law; and further provided, that nothing herein contained shall restrict Employee from divulging or using for Employee’s own benefit or for any other purpose any Confidential Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Employee’s breach of this Section 7.

8. Inventions and Property.

a. Title to Proprietary Information. All right, title and interest in and to proprietary information shall be and remain the sole and exclusive property of the Company. During the Term, Employee shall not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of, or containing, proprietary or Confidential Information or other materials or property of any kind belonging to the Company, unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for Employee’s position, and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal.

b. Development of Intellectual Property.

i. Employee agrees that all right, title and interest in and to any innovations, designs, systems, analyses, ideas for sales and marketing programs, customer contacts, and all copyrights, patents, trademarks and trade names, or similar intangible personal property which have been or are developed or created in whole or in part by Employee (A) at any time and at any place during Employee’s employment with the Company and which, in the case of any or all of the foregoing, are related to and used in connection with the Business or any other business of the Company, (B) as a result of tasks assigned to Employee by the Company, or (C) from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (collectively, the “Intellectual Property”), shall be and remain forever the sole and exclusive property of the Company. Employee shall promptly disclose to the Company all Intellectual Property and Employee shall have no claim for additional compensation for the Intellectual Property.

ii. Employee acknowledges that all the Intellectual Property that is copyrightable shall be considered a work made for hire under United States Copyright Law. To the extent that any copyrightable Intellectual Property may not be considered a work made for hire under the applicable provisions of the United States Copyright Law, or to the extent that, notwithstanding the foregoing provisions, Employee may retain an interest in any Intellectual Property that is not copyrightable. Employee hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Employee may have in the Intellectual Property under copyright, patent, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company shall be entitled to obtain and hold in their own name all copyrights, patents, trade secrets, and trademarks with respect thereto.

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iii. Employee further agrees to reveal promptly all information relating to same to an appropriate officer of the Company and to cooperate with the Company and execute such documents as may be necessary or appropriate (A) in the event that the Company desires to seek copyright, patent or trademark protection, or other analogous protection, thereafter relating to the Intellectual Property, and when such protection is obtained, to renew and restore the same, and (B) to defend any opposition proceedings in respect of obtaining and maintaining such copyright, patent or trademark protection, or other analogous protection.

9. Non-Competition

a. Employee agrees that the Employee shall not during the Employee’s employment with the Company, and, if the Employee’s employment is terminated for any reason other than termination of employment without Just Cause (as defined in Section 10.a. hereof), thereafter for a period of two (2) years, directly or indirectly, engage in or become employed by any Prohibited Business as defined below.

b. The Employee agrees that if the Employee’s employment is terminated without Just Cause (as defined in Section 10.a. hereof), thereafter during the period in which the Employee is receiving payments under either Section 10.b. or 10.c. hereof, directly or indirectly, Employee shall not in any capacity, engage or participate in or become employed by or render advisory or consulting or other services in connection with any Prohibited Business as defined below.

c. Notwithstanding Section 9.b. above, at any time during which the Employee is receiving the payments and benefits due the Employee pursuant to Sections 10.b. or 10.c, as the case may be, the Employee may elect by written notice to the Company to forego and release the Company from paying such payments and providing such benefits. From and after the date of such notice (i) the Company shall have no further obligation to make such payments or provide such benefits, and (ii) the obligation of the Employee set forth in Section 9.a. or 9.b., as applicable, shall terminate.

d. The Employee agrees that the Employee shall not during the Employee’s employment with the Company, and, if the Employee’s employment is terminated for any reason, thereafter for a period of two (2) years, make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business. Nothing in this Section 9 shall, however, restrict the Employee from making any investment in any Company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market; provided that (i) such investment does not give the Employee the right or ability to control the policy decisions of any Prohibited Business, and (ii) such investment does not create a conflict of interest between the Employee’s duties hereunder and the Employee’s interest in such investment.

e. “Prohibited Business” shall be defined as any business, company, association, partnership, and any branch, office or operation thereof, which competes with the Business or is substantially similar thereto.

10. Termination.

a. Employee’s employment with the Company: (i) shall terminate upon Employee’s resignation, death or Permanent Disability (as defined below) (each, an “Employee Termination”); and (ii) subject to the conditions set forth below, may be terminated at any time by the Company for any reason (or no reason), including, without limitation, for Just Cause (as herein defined). In addition, if a Non-Renewal Notice is delivered pursuant to Section 1, Employee’s employment with the Company shall terminate on the last day of the then current Employment Term and the Employment Term shall be deemed to have expired. Termination of Employee’s employment with the Company shall be effective on the following date: (1) if terminated as a result of Employee’s resignation, on the date specified in a written notice delivered by Employee to the Company, which date shall be at least 15 days following the date of such written notice; (2) if terminated as a result of death or Permanent Disability (as defined below), upon the date of such event; (3) if terminated by the Company, on the date specified in a written notice delivered by the Company to Employee, and (4) if terminated by either the Company or Employee by virtue of delivery of a Non-Renewal Notice, on the last day of the then current Employment Term.

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As used in this Agreement, “Just Cause” means: (i) Employee’s admission of, or conviction of any act of fraud, embezzlement or theft against the Company or any of its subsidiaries; (ii) Employee’s plea of guilty or of no contest with respect to, admission of, or conviction for, a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misappropriation; (iii) Employee’s violation of the provisions set forth in Sections 7, 8 or 9; (iv) Employee’s misappropriation of the Company’s or any of its subsidiaries’ funds or a corporate opportunity by Employee; (v) Employee’s gross negligence, willful or reckless conduct that has brought or is reasonably likely to bring the Company or any of its subsidiaries into public disgrace or disrepute or which has had or is reasonably likely to have a materially adverse effect on the Business; (vi) any violation by Employee of any statutory or common law duty of loyalty to the Company or any of its subsidiaries; (vii) alcohol or substance abuse by Employee that interferes with the performance of Employee’s duties; or (viii) any other material breach by Employee of this Agreement; provided that the reasons described in clauses (iii), (vi), (vii) and (viii) shall constitute Just Cause only upon Employee’s failure to correct such behavior prospectively within ten (10) days following written notice thereof from, or on behalf of the independent members of the Board of Directors of the Company and provided further that “Just Cause” shall not include (1) bad judgment or negligence other than habitual neglect of duty, (2) any act or omission believed by the Employee in good faith to have been in or not opposed to the interest of the Company (without intent of the Employee to gain therefrom, directly or indirectly, a profit to which the Employee was not legally entitled); or (3) any act or omission with respect to which a determination could properly have been made that the Employee met the applicable standard of conduct for indemnification or reimbursement under the by-laws of the Company, any applicable indemnification agreement or the laws and regulations under which the Company is governed, in each case in effect at the time of such act or omission. The exercise of the right of the Company to terminate Employee’s employment for Just Cause shall not abrogate any rights or remedies of the Company in respect of the action giving rise to such termination.

b. If Employee’s employment with the Company is terminated by the Company without Just Cause, Employee shall be entitled to: (i) three (3) months of his monthly Base Salary from the date of termination, if termination shall occur within twelve (12) months from the Commencement Date, or six (6) months of his monthly Base Salary, if termination shall occur later than twelve (12) months following the Commencement Date; and (ii) health plan continuation coverage (i.e. COBRA) provided by the Company and with respect to the Company’s welfare benefit plans; and (iii) continuation of perquisites provided for in Section 5 (a) for such period; and (iv) reimbursement of any unpaid business expense Employee is otherwise entitled pursuant to Section 6.

c. If Employee’s employment with the Company is terminated for Just Cause by the Company, then, (i) all payments of compensation by the Company to Employee hereunder will terminate immediately, and (ii) except for those statutorily mandated obligations of Company, all perquisites and benefits will immediately cease.

d. Any change to Employee’s title, working conditions, duties or responsibilities shall not constitute a “constructive termination” of Employee’s employment and shall not entitle Employee to any additional or compensatory payments or benefits.

e. If Employee’s employment by the Company is terminated by resignation of Employee, Employee shall be entitled only to (i) his Base Salary accrued to the effective date of such termination, plus (ii) pay for vacation accrued but unused as of the effective date of such termination, plus (iii) any unpaid business expense reimbursement Employee is entitled to pursuant to Section 6.

f. In addition to any amounts or benefits provided upon termination of employment hereunder and except as otherwise provided herein, the Employee shall be entitled to any payments or benefits explicitly provided under the terms of any plan, policy or program of the Company or as otherwise required by applicable law.

g. For the purposes of this Agreement, Employee will be deemed to be Permanently Disabled upon the earlier of (i) the end of a six (6) consecutive month period during which, by reason of physical or mental injury or disease, the Employee has been unable to perform substantially all of his usual and customary duties under this Agreement or (ii) the date that a reputable physician selected by the Board, and as to whom the Employee has no reasonable objection, (or pending Employee’s inability to make such determination, a reputable physician selected by the Board) determines in writing that the Employee will, by reason of physical or mental

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injury or disease, be unable to perform substantially all of the Employee’s usual and customary duties under this Agreement for a period of at least six (6) consecutive months (each a “Disability Event”). If any question arises as to whether the Employee is disabled, upon reasonable request therefore by the Board, the Employee shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability. The Board shall promptly give the Employee written notice of any such determination of the Employee’s disability and of any decision of the Board to terminate the Employee’s employment by reason thereof. Upon a Disability Event, Employee’s employment with the Company shall be deemed terminated, and Employee shall be entitled to, (i) three (3) months of his monthly Base Salary from the date of termination, and (ii) health plan continuation coverage (i.e. COBRA) provided by the Company and with respect to the Company’s welfare benefit plans, and (iv) payment of the full value of any then vested SARs, and (iv) continuation of perquisites provided for in Section 5 (a) and (b), and (v) reimbursement of any unpaid business expense Employee is otherwise entitled pursuant to Section 6. Base salary payable to the Employee shall be reduced dollar-for-dollar by the amount of disability benefits paid to the Employee in accordance with any disability policy or program of the Company.

11. Conditions to Receipt of Severance; No Duty to mitigate

a. Nondisparagment. The parties agree to act hereafter in a professional and non-retaliatory manner, refraining from making disparaging remarks, innuendos, gestures, insinuations, actions, or other verbal, nonverbal, written, electronic or other similar such expression concerning each other. The parties acknowledge that a breach or threatened breach of this provision will result in the Company suffering irreparable harm that cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the parties are entitled to equitable relief, including interim or permanent injunctive relief, specific performance, or other equitable remedies in the event of any breach of this or any of the other of the provisions of this agreement, in addition to all other remedies which may be available to the parties, including discontinuation of the payments provided for hereunder.

b. Other Requirements. Employee’s receipt of continued severance payments will be subject to Employee continuing to comply with the terms of the Confidential Information provisions of this Agreement.

c. No Duty to Mitigate. Except for perquisites and health care benefits, Employee will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Employee may receive from any other source reduce any such payment.

12. Indemnification. The Company shall indemnify Employee, to the maximum extent permitted by law, during and after the termination of the Employee’s employment, against any and all judgments, settlement payments, costs, attorney fees, and other reasonable expenses incurred by Employee in connection with the defense of any claim, action, suit or proceeding, arising from events before or during the term of Employee’s employment to which Employee has been made a party because the performance of employment duties under this Agreement, or by way of inclusion, the execution of this Agreement. This right to indemnification shall be in addition to any rights that the Employee may otherwise be entitled to under the Certificate of Incorporation or Bylaws of the Company as applicable.

13. Survival of Provisions. The provisions of this Agreement set forth in Sections 7, 8, 9, 10, 11, 12, 19 and 20 hereof shall survive the termination of Employee’s employment hereunder.

14. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company’s successors and assigns. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes and the Company shall use its best efforts that any successor assumes this Contract. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. This Agreement will also be binding upon and inure to the benefit of the heirs, executors, and legal representatives of Employee upon Employee’s death. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Employee’s right to compensation or other benefits will be null and void.

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15. Legal and Tax Expenses. The Company will reimburse Employee for reasonable legal and tax advice expenses incurred by him in connection with the negotiation, preparation, and execution of this Agreement. In addition, in the event of a dispute relating to any provision of this Agreement, following the Effective Date, the Company will reimburse Employee’s fees and expenses as incurred quarterly, including reasonable attorneys’ fees, in connection with such dispute, provided Employee prevails on at least one material issue in such dispute, or provided an arbitrator does not determine that Employee’s legal positions were frivolous or without legal foundation. In the event Employee does not so prevail or in the event of such determination, Employee will repay the Company any amounts previously reimbursed by it, and Employee will reimburse the Company for its fees and expenses, including reasonable attorneys’ fees, incurred in connection with the dispute.

16. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified or registered mail, return receipt requested, addressed as follows:

If to Employee:

___________________________

If to the Company:

Chairman of the Compensation Commitee

c/o Corporate Secretary

33 Bloomfield Hills Parkway, Suite 240

Bloomfield Hills, MI 48304

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

17. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of Employee with the Company. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

18. Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

19. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan without giving effect to the choice of law principles of such state.

20. Settlement of Disputes. Any claims, controversies, demands, disputes, or differences between the parties hereto arising out of, or by virtue of, or in connection with, or relating to this Agreement, Employee’s employment relationship with the Company or termination of such employment relationship shall be submitted to and settled by arbitration in Southfield, Michigan before a single arbitrator who shall be knowledgeable in the field of business law and employment relations and such arbitration shall be in accordance with the rules of the American Arbitration Association then in force. The parties agree to bear joint and equal responsibility for all fees of the arbitrator, abide by any decision rendered as final and binding, and waive the right to submit the dispute to a public tribunal for a jury or non-jury trial.

21. Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and such provision(s) shall be deemed modified to the extent necessary to make it enforceable.

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22. Section Headings. The section headings in this Agreement are for convenience only, and form no part of this Agreement and shall not affect its interpretation.

23. Specific Enforcement: Extension of Period. Employee acknowledges that the restrictions contained in Sections 7, 8 and 9 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. Employee also acknowledges that any breach by Employee of Sections 7, 8 and 9 hereof will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. The Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Employee, the Company shall have the right to enforce the provisions of Sections 7, 8 and 9 of this Agreement through securing injunctive or other relief in any court without the necessity of posting a bond, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

“EMPLOYEE”

Date:

“COMPANY”

OAKMONT ACQUISITION CORP.

Title:
Date:

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EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this     day of          , 2006, and effective as of             , 2006 (the “Effective Date”) by and between (“Employee”) and One Source Equipment, LLC, an Indiana limited liability LLC, whose principal address is 33 Bloomfield Hills Parkway, Suite 240, Bloomfield Hills, Michigan 48304 (the “LLC”).

RECITALS

WHEREAS, contemporaneously herewith, Oakmont Acquisition Corp., a Delaware corporation (“Oakmont”), by and through its affiliates, is acquiring the assets of One Source Equipment Rentals, LLC; One Source Equipment Rentals of Lafayette, LLC; One Source Equipment Rentals of Dayton, LLC; One Source Equipment Rentals of Morton, LLC; One Source Equipment Rentals of Decatur, LLC; and One Source Equipment Rentals of Granite City, LLC (individually and collectively, “One Source”) (the “One Source Acquisition”).

WHEREAS, Oakmont is the parent company of the LLC.

WHEREAS, One Source was engaged in the sale, rental and leasing of industrial and general construction equipment (the “Business”);

WHEREAS, the LLC is also engaged in the sale, rental and leasing of industrial and general construction equipment (the “LLC Business”).

WHEREAS, the LLC desires to employ Employee as Branch Manager of its                      operations, and Employee desires to be employed by the LLC, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the Parties, subject to the terms and conditions set forth herein, agree as follows:

TERMS

1. Employment Term. Subject to the terms and conditions set forth herein, the LLC agrees to employ Employee, and Employee hereby accepts employment, as a Branch Manager of the LLC’s              operations (the “Position”), for a term commencing on the closing of the One Source Acquisition (the “Commencement Date”) and ending on December 31, 2007 (the “Employment Term”) unless otherwise terminated under this Agreement. The Employment Term will automatically extend for successive periods of one (1) year at the end of the then current Employment Term unless either the LLC or Employee notifies the other in writing (a “Non-Renewal Notice”) of the expiration of the Employment Term at least 90 days prior to the end of the then current Employment Term. Employee and the LLC agree that Employee’s employment with the LLC constitutes “at-will” employment. Employee and the LLC acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the LLC or Employee.

2. Duties. During the Term, Employee shall serve the LLC faithfully and to the best of Employee’s ability, shall devote Employee’s full attention, skill and efforts to the performance of the duties of the Position. Employee shall report to the LLC’s President. Employee will render such business and professional services in the performance of his duties, consistent with Employee’s position within the LLC, as will reasonably be assigned to him by the LLC’s President. During the Employment Term, Employee will devote Employee’s full business efforts and time to the LLC and will use good faith efforts to discharge Employee’s obligations under this Agreement to the best of Employee’s ability. For the duration of the Employment Term, Employee agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the LLC’s President; provided, however that Employee may, without the approval of the President, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Employee’s obligations to the LLC.

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3. Other Business Activities. During the Employment Term, other than as provided in Section 2 above, Employee will not engage in any other business activities or pursuits which are contrary to Employee’s responsibilities and obligations pursuant to this Agreement.

4. Compensation.

a. Base Salary. As of the Effective Date, the LLC will pay Employee an annual salary of $            . as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the LLC’s normal payroll practices and be subject to the usual required withholdings. Employee’s salary will be subject to review by the President of the LLC not less than annually, and adjustments may be made at the discretion of the President.

b. Annual Incentive. Employee will be eligible to receive annual cash incentives payable for the achievement of performance totals established by the President of the LLC (such annual cash incentives, as is then effective, to be referred to herein as “Annual Incentives”). The actual earned Annual Incentive payable to Employee for any performance period, if any, will depend upon the extent to which the applicable performance goal(s) specified by the President are achieved and will be decreased or increased accordingly. All payment of Annual Incentives shall be subject to normal and customary withholdings.

5. Benefits. Employee shall be entitled to those employee benefits which the LLC from time to time generally make available to employees and/or Employee (“Benefits”) pursuant to the terms and conditions of the LLC’s benefit plans and/or policies. The Benefits shall initially include, without limitation:

a. Medical, dental, vision, and life and disability insurance and such other benefits as the LLC may determine from time to time.

b. Incentive, savings and retirement plans, practices, policies and programs applicable to Employees of the LLC, including 401(k), and stock matching.

c. Paid vacation time in accordance with the plans, practices, policies and programs applicable to Employees of the LLC at three (3) weeks for each calendar year.

d. Employee shall be entitled to an automobile expense (inclusive of fuel, maintenance, insurance and finance charges) in the amount of $              per month.

6. Reimbursement of Business Expenses. Subject to such conditions as the LLC may from time to time determine, Employee shall be reimbursed for ordinary and reasonable documented expenses incurred by Employee in the performance of Employee’s duties under this Agreement.

7. Confidentiality. Employee recognizes and acknowledges that Confidential Information (as hereinafter defined) is a valuable, special and unique asset of the LLC. As a result, both during the Employment Term and for a period the greater of two years or when Employee no longer receives compensation or severance hereunder, Employee shall not, without the prior written consent of the LLC, for any reason, either directly or indirectly divulge to any third party or use for Employee’s own benefit or for any purpose other than the exclusive benefit of the LLC any confidential, proprietary, business or technical information or trade secrets of the LLC or of any parent, subsidiary or affiliate of the LLC (“Confidential Information”) revealed, obtained or developed in the course of Employee’s employment with the LLC. Such “Confidential Information” shall include, but shall not be limited to, the intangible personal property described in Section 8.b. hereof, any information relating to methods of production, manufacture, service, research, specifications, computer codes, business, marketing and sales techniques and concepts, other data and materials used in performing the Employee’s duties (other than his personal contact list), costs, business studies, finances, marketing data, plans and efforts, the terms of contracts and agreements with customers, contractors and suppliers, litigation strategy and other confidential information relating to litigation, the

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LLC’s relationship with actual and prospective customers, contractors and suppliers and the needs and requirements of, and the LLC’s course of dealing with, any such actual or prospective customers, contractors and suppliers, personnel information, and any other materials that have not been made available to the industry; provided, that nothing herein contained shall restrict Employee’s ability to make such disclosures during the course of Employee’s employment as may be necessary or appropriate to the effective and efficient discharge of the duties required by or appropriate for Employee’s Position or as such disclosures may be required by law; and further provided, that nothing herein contained shall restrict Employee from divulging or using for Employee’s own benefit or for any other purpose any Confidential Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Employee’s breach of this Section 7.

8. Inventions and Property.

a. Title to Proprietary Information. All right, title and interest in and to proprietary information shall be and remain the sole and exclusive property of the LLC. During the Term, Employee shall not remove from the LLC’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of, or containing, proprietary or Confidential Information or other materials or property of any kind belonging to the LLC, unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for Employee’s position, and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal.

b. Development of Intellectual Property.

i. Employee agrees that all right, title and interest in and to any innovations, designs, systems, analyses, ideas for sales and marketing programs, customer contacts, and all copyrights, patents, trademarks and trade names, or similar intangible personal property which have been or are developed or created in whole or in part by Employee (A) at any time and at any place during Employee’s employment with the LLC and which, in the case of any or all of the foregoing, are related to and used in connection with the Business or any other business of the LLC, (B) as a result of tasks assigned to Employee by the LLC, or (C) from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the LLC (collectively, the “Intellectual Property”), shall be and remain forever the sole and exclusive property of the LLC. Employee shall promptly disclose to the LLC all Intellectual Property and Employee shall have no claim for additional compensation for the Intellectual Property.

ii. Employee acknowledges that all the Intellectual Property that is copyrightable shall be considered a work made for hire under United States Copyright Law. To the extent that any copyrightable Intellectual Property may not be considered a work made for hire under the applicable provisions of the United States Copyright Law, or to the extent that, notwithstanding the foregoing provisions, Employee may retain an interest in any Intellectual Property that is not copyrightable. Employee hereby irrevocably assigns and transfers to the LLC any and all right, title, or interest that Employee may have in the Intellectual Property under copyright, patent, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The LLC shall be entitled to obtain and hold in their own name all copyrights, patents, trade secrets, and trademarks with respect thereto.

iii. Employee further agrees to reveal promptly all information relating to same to an appropriate officer of the LLC and to cooperate with the LLC and execute such documents as may be necessary or appropriate (A) in the event that the LLC desires to seek copyright, patent or trademark protection, or other analogous protection, thereafter relating to the Intellectual Property, and when such protection is obtained, to renew and restore the same, and (B) to defend any opposition proceedings in respect of obtaining and maintaining such copyright, patent or trademark protection, or other analogous protection.

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9. Non-Competition

a. Employee agrees that the Employee shall not during the Employee’s employment with the Company, and, if the Employee’s employment is terminated for any reason other than termination of employment without Just Cause (as defined in Section 10.a. hereof), thereafter for a period of one (1) years, directly or indirectly, engage in or become employed by any Prohibited Business as defined below.

b. The Employee agrees that if the Employee’s employment is terminated without Just Cause (as defined in Section 10.a. hereof), thereafter during the period in which the Employee is receiving payments under either Section 10.b. or 10.c. hereof, directly or indirectly, Employee shall not in any capacity, engage or participate in or become employed by or render advisory or consulting or other services in connection with any Prohibited Business as defined below.

c. Notwithstanding Section 9.b. above, at any time during which the Employee is receiving the payments and benefits due the Employee pursuant to Sections 10.b. or 10.c, as the case may be, the Employee may elect by written notice to the Company to forego and release the Company from paying such payments and providing such benefits. From and after the date of such notice (i) the Company shall have no further obligation to make such payments or provide such benefits, and (ii) the obligation of the Employee set forth in Section 9.a. or 9.b., as applicable, shall terminate.

d. The Employee agrees that the Employee shall not during the Employee’s employment with the Company, and, if the Employee’s employment is terminated for any reason, thereafter for a period of one (1) years, make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business. Nothing in this Section 9 shall, however, restrict the Employee from making any investment in any Company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market; provided that (i) such investment does not give the Employee the right or ability to control the policy decisions of any Prohibited Business, and (ii) such investment does not create a conflict of interest between the Employee’s duties hereunder and the Employee’s interest in such investment.

e. “Prohibited Business” shall be defined as any business, company, association, partnership, and any branch, office or operation thereof, which competes with the Business or is substantially similar thereto.

10. Termination.

a. Employee’s employment with the LLC: (i) shall terminate upon Employee’s resignation, death or Permanent Disability (as defined below) (each, an “Employee Termination”); and (ii) subject to the conditions set forth below, may be terminated at any time by the LLC for any reason (or no reason), including, without limitation, for Just Cause (as herein defined). In addition, if a Non-Renewal Notice is delivered pursuant to Section 1, Employee’s employment with the LLC shall terminate on the last day of the then current Employment Term and the Employment Term shall be deemed to have expired. Termination of Employee’s employment with the LLC shall be effective on the following date: (1) if terminated as a result of Employee’s resignation, on the date specified in a written notice delivered by Employee to the LLC, which date shall be at least 15 days following the date of such written notice; (2) if terminated as a result of death or Permanent Disability (as defined below), upon the date of such event; (3) if terminated by the LLC, on the date specified in a written notice delivered by the LLC to Employee, and (4) if terminated by either the LLC or Employee by virtue of delivery of a Non-Renewal Notice, on the last day of the then current Employment Term.

b. As used in this Agreement, “Just Cause” means: (i) Employee’s admission of, or conviction of any act of fraud, embezzlement or theft against the LLC or any of its subsidiaries; (ii) Employee’s plea of guilty or of no contest with respect to, admission of, or conviction for, a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misappropriation; (iii) Employee’s violation of the provisions set forth in Sections 7 or 8; (iv) Employee’s misappropriation of the LLC’s or any of its subsidiaries’ funds or a corporate opportunity by Employee; (v) Employee’s gross negligence, willful or reckless conduct that has brought or is reasonably likely to bring the LLC or any of its subsidiaries into public disgrace or disrepute or which has had or is reasonably likely to have a materially adverse effect on the Business; (vi) any violation by Employee of any

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statutory or common law duty of loyalty to the LLC or any of its subsidiaries; (vii) alcohol or substance abuse by Employee that interferes with the performance of Employee’s duties; or (viii) any other material breach by Employee of this Agreement; provided that the reasons described in clauses (iii), (vi), (vii) and (viii) shall constitute Just Cause only upon Employee’s failure to correct such behavior prospectively within ten (10) days following written notice thereof from, or on behalf of the independent members of the Board of Directors of the LLC and provided further that “Just Cause” shall not include (1) bad judgment or negligence other than habitual neglect of duty, (2) any act or omission believed by the Employee in good faith to have been in or not opposed to the interest of the LLC (without intent of the Employee to gain therefrom, directly or indirectly, a profit to which the Employee was not legally entitled); or (3) any act or omission with respect to which a determination could properly have been made that the Employee met the applicable standard of conduct for indemnification or reimbursement under the by-laws of the LLC, any applicable indemnification agreement or the laws and regulations under which the LLC is governed, in each case in effect at the time of such act or omission. The exercise of the right of the LLC to terminate Employee’s employment for Just Cause shall not abrogate any rights or remedies of the LLC in respect of the action giving rise to such termination.

c. If Employee’s employment with the LLC is terminated by the LLC without “Just Cause”, Employee shall be entitled to: (i) three (3) months of his monthly Base Salary from the date of termination; and (ii) health plan continuation coverage (i.e. COBRA) provided by the LLC and with respect to the LLC’s welfare benefit plans; and (iii) reimbursement of any unpaid business expense Employee is otherwise entitled pursuant to Section 6.

d. If Employee’s employment with the LLC is terminated for Just Cause by the LLC, then, (i) all payments of compensation by the LLC to Employee hereunder will terminate immediately, and (ii) except for those statutorily mandated obligations of LLC, all perquisites and benefits will immediately cease.

e. Any change to Employee’s title, working conditions, duties or responsibilities shall not constitute a “constructive termination” of Employee’s employment and shall not entitle Employee to any additional or compensatory payments or benefits.

f. If Employee’s employment by the LLC is terminated by resignation of Employee, Employee shall be entitled only to (i) his Base Salary accrued to the effective date of such termination, plus (ii) pay for vacation accrued but unused as of the effective date of such termination, plus (iii) any unpaid business expense reimbursement Employee is entitled to pursuant to Section 6.

g. In addition to any amounts or benefits provided upon termination of employment hereunder and except as otherwise provided herein, the Employee shall be entitled to any payments or benefits explicitly provided under the terms of any plan, policy or program of the LLC or as otherwise required by applicable law.

h. For the purposes of this Agreement, Employee will be deemed to be Permanently Disabled upon the earlier of (i) the end of a six (6) consecutive month period during which, by reason of physical or mental injury or disease, the Employee has been unable to perform substantially all of his usual and customary duties under this Agreement or (ii) the date that a reputable physician selected by the Board, and as to whom the Employee has no reasonable objection, (or pending Employee’s inability to make such determination, a reputable physician selected by the Board) determines in writing that the Employee will, by reason of physical or mental injury or disease, be unable to perform substantially all of the Employee’s usual and customary duties under this Agreement for a period of at least six (6) consecutive months (each a “Disability Event”). If any question arises as to whether the Employee is disabled, upon reasonable request therefore by the Board, the Employee shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability. The Board shall promptly give the Employee written notice of any such determination of the Employee’s disability and of any decision of the Board to terminate the Employee’s employment by reason thereof. Upon a Disability Event, Employee’s employment with the LLC shall be deemed terminated, and Employee shall be entitled to, (i) three (3) months of his monthly Base Salary from the date of termination, and (ii) health plan continuation coverage (i.e. COBRA) provided by the LLC and with respect to the LLC’s welfare benefit plans, and (iv) payment of the full value of any then vested SARs, and (iv) continuation of perquisites provided for in Section 5 (a) and (b), and (v) reimbursement of any unpaid business expense Employee is otherwise entitled pursuant to Section 6. Base salary payable to the Employee shall be reduced dollar-for-dollar by the amount of disability benefits paid to the Employee in accordance with any disability policy or program of the LLC.

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11. Conditions to Receipt of Severance; No Duty to mitigate

a. Nondisparagment. The parties agree to act hereafter in a professional and non-retaliatory manner, refraining from making disparaging remarks, innuendos, gestures, insinuations, actions, or other verbal, nonverbal, written, electronic or other similar such expression concerning each other. The parties acknowledge that a breach or threatened breach of this provision will result in the LLC suffering irreparable harm that cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the parties are entitled to equitable relief, including interim or permanent injunctive relief, specific performance, or other equitable remedies in the event of any breach of this or any of the other of the provisions of this agreement, in addition to all other remedies which may be available to the parties, including discontinuation of the payments provided for hereunder.

b. Other Requirements. Employee’s receipt of continued severance payments will be subject to Employee continuing to comply with the terms of the Confidential Information provisions of this Agreement.

c. No Duty to Mitigate. Except for perquisites and health care benefits, Employee will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Employee may receive from any other source reduce any such payment.

12. Indemnification. The LLC shall indemnify Employee, to the maximum extent permitted by law, during and after the termination of the Employee’s employment, against any and all judgments, settlement payments, costs, attorney fees, and other reasonable expenses incurred by Employee in connection with the defense of any claim, action, suit or proceeding, arising from events before or during the term of Employee’s employment to which Employee has been made a party because the performance of employment duties under this Agreement, or by way of inclusion, the execution of this Agreement. This right to indemnification shall be in addition to any rights that the Employee may otherwise be entitled to under the Certificate of Incorporation or Bylaws of the LLC as applicable.

13. Survival of Provisions. The provisions of this Agreement set forth in Sections 7, 8, 9, 10, 11, 12, 19 and 20 hereof shall survive the termination of Employee’s employment hereunder.

14. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the LLC’s successors and assigns. Any such successor of the LLC will be deemed substituted for the LLC under the terms of this Agreement for all purposes and the LLC shall use its best efforts that any successor assumes this Contract. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the LLC. This Agreement will also be binding upon and inure to the benefit of the heirs, executors, and legal representatives of Employee upon Employee’s death. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Employee’s right to compensation or other benefits will be null and void.

15. Legal and Tax Expenses. The LLC will reimburse Employee for reasonable legal and tax advice expenses incurred by him in connection with the negotiation, preparation, and execution of this Agreement. In addition, in the event of a dispute relating to any provision of this Agreement, following the Effective Date, the LLC will reimburse Employee’s fees and expenses as incurred quarterly, including reasonable attorneys’ fees, in connection with such dispute, provided Employee prevails on at least one material issue in such dispute, or provided an arbitrator does not determine that Employee’s legal positions were frivolous or without legal foundation. In the event Employee does not so prevail or in the event of such determination, Employee will repay the LLC any amounts previously reimbursed by it, and Employee will reimburse the LLC for its fees and expenses, including reasonable attorneys’ fees, incurred in connection with the dispute.

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16. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified or registered mail, return receipt requested, addressed as follows:

If to Employee:

________________________________

________________________________

________________________________

If to the LLC:

Corporate Secretary

Oakmont Acquisition Corp.

33 Bloomfield Hills Parkway, Suite 240

Bloomfield Hills, MI 48304

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

17. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of Employee with the LLC. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

18. Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

19. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan without giving effect to the choice of law principles of such state.

20. Settlement of Disputes. Any claims, controversies, demands, disputes, or differences between the parties hereto arising out of, or by virtue of, or in connection with, or relating to this Agreement, Employee’s employment relationship with the LLC or termination of such employment relationship shall be submitted to and settled by arbitration in Southfield, Michigan before a single arbitrator who shall be knowledgeable in the field of business law and employment relations and such arbitration shall be in accordance with the rules of the American Arbitration Association then in force. The parties agree to bear joint and equal responsibility for all fees of the arbitrator, abide by any decision rendered as final and binding, and waive the right to submit the dispute to a public tribunal for a jury or non-jury trial.

21. Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and such provision(s) shall be deemed modified to the extent necessary to make it enforceable.

22. Section Headings. The section headings in this Agreement are for convenience only, and form no part of this Agreement and shall not affect its interpretation.

23. Specific Enforcement: Extension of Period. Employee acknowledges that the restrictions contained in Sections 7, 8, and 9 hereof are reasonable and necessary to protect the legitimate interests of the LLC and its affiliates and that the LLC would not have entered into this Agreement in the absence of such restrictions. Employee also acknowledges that any breach by Employee of Sections 7, 8, and 9 hereof will cause continuing and irreparable injury to the LLC for which monetary damages would not be an adequate remedy. The Employee shall

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not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Employee, the LLC shall have the right to enforce the provisions of Sections 7, 8, and 9 of this Agreement through securing injunctive or other relief in any court without the necessity of posting a bond, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the LLC. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

“EMPLOYEE”

Date:

“LLC”

ONE SOURCE EQUIPMENT, LLC

Title:
Date:

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ANNEX D

AUDIT COMMITTEE CHARTER

1.	Purpose. The Audit Committee shall review and monitor the Company’s financial reports and accounting practices to ascertain that they are within acceptable limits of sound practice in such matters.

2.	Composition and Term of Office. The members of the Audit Committee shall be non-affiliated, independent directors, appointed by the Board of Directors, and shall not be officers or employees of the Company. The members of the Audit Committee shall be financially literate, as such qualifications are interpreted by the Board, in its business judgment. In addition, at least one member of the audit committee shall have accounting or related financial management expertise as the as the Board entrepots such qualifications in its business judgment. The Board shall elect or appoint a chairperson of the audit committee who will have authority to act on behalf of the audit committee between meetings.

3.	Duties and Responsibilities.

(a)	Study and make recommendations to the Board of Directors with respect to auditing policies and procedures and the scope and extent of audits.

(b)	Review with independent auditors, at a time when the annual audit plan is being developed, its scope, purpose or procedures to be included.

(c)	Review with corporate management the audited financial results for the year and the proposed footnotes to the Financial Statements as soon after the receipt of the independent auditor’s opinion as possible and prior to the release of these items.

(d)	Prior to submitting the annual consolidated financial statements to the Board of Directors for approval, review with the independent auditors, on completion of the annual audit, the results of the completed audit, their experience, any restrictions on their work, cooperation received, significant transactions outside normal company business, if any, their findings and their recommendations.

(e)	Review with the independent auditors their evaluation of the Company’s internal controls and management response.

(f)	Review the Company’s actions to correct any significant control deficiencies noted by the independent auditors in their annual review.

(g)	Recommend to the Board of Directors the selection of the public accounting firm who shall be the Company’s independent auditor and the fee for such engagement.

(h)	Report annually to the Board of Directors, after the close of each fiscal year but prior to the Company’s Annual Meeting of Shareholders, as well as any other occasion whatever it deems appropriate concerning the activities of the Audit Committee.

(i)	Review annually the Company’s internal auditing program, if any, with the Chief Executive Officer, Chief Financial Officer, President and Vice President - Administration.

(j)	Review with corporate Management all major accounting policy matters involved in the preparation of interim financial reports and insure that any deviations from prior practice have been reviewed with the Company’s independent auditors.

4.	Frequency of Meetings. The Audit Committee shall meet at least two times per year. The first meeting should be held as soon after completion of the annual audit as possible. The principal purpose of this meeting should be to review the financial results for the year and to be satisfied with the statement of

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accounting policies and the proposed footnotes that management plans to include in the Annual Report. The second meeting shall be held in October or November to discuss preparations for the annual audit, including election of the prepared auditor for the coming year. Additional meetings may be scheduled from time to time as required upon the call of the Committee Chairman. Minutes of each of these meetings shall be kept and the Chief Financial Officer of the Company will function as the Management Liaison Officer to this Committee. Unless otherwise requested by the Audit Committee, the Chief Executive Officer or the Chief Financial Officer shall attend all meetings of the Audit Committee.

5.	Limitations. The audit committee is responsible for the duties set forth in this charter but is not responsible for either the preparation of the financial statements or the auditing of the financial statements. Management has the responsibility for preparing the financial statements and implementing internal controls and the independent accountants have the responsibility for auditing the financial statements and monitoring the effectiveness of the internal controls. The review of the financial statements by the audit committee is not of the same quality as the audit performed by the independents accountants. In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible in order to best react to a changing environment.

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ANNEX E

COMMITTEE ON DIRECTORS AND BOARD GOVERNANCE

CHARTER, GUIDELINES AND PROCEDURES

Charter

The Committee shall:

(1)	recommended to the Directors:

(a)	nominees to fill vacancies as they occur among the Directors; and

(b)	prior to each annual meeting of stockholders, a slate of nominees for election or reelection as Directors by the stockholders of the Corporation at the annual meeting.

The name of each individual who is being recommended by the Committee for the first time as a candidate shall be submitted by the Committee to the Directors prior to any discussion with the recommended candidate and after a review by the General Counsel of the Corporation to determine that the election would not result in a violation of the antitrust or any other applicable laws and to assess possible conflicts of interest. Upon authorization by the Directors, the Chairman of the Board shall ascertain the willingness of the recommended candidate to serve if elected. Thereafter, the Committee may recommend the individuals for election to fill a vacancy or as a nominee of the Directors for election at the annual meeting of stockholders, as the case may be;

(2)	seek out possible candidates and otherwise aid in attracting highly qualified candidates as Directors;

(3)	consider candidates submitted by Directors, officers, employees, stockholders and others;

(4)	be available to the Chairman of the Board and other Directors for consultation concerning candidates as Directors;

(5)	prepare from time to time, for submission to and adoption by the Directors, a list of selection criteria and general procedural rules to be used by such Committee;

(6)	review proposed candidates, including incumbent Directors, in light of the selection criteria adopted by the Directors;

(7)	The Committee shall review potential conflicts of prospective and current Board members;

(8)	Review and make recommendations concerning policies with respect to composition, organization, processes and practices of the Board, including policies with respect to the size of the Board; the desired qualifications of Directors; the types, functions, size and membership of Board Committees; meetings of the Board (including executive session); and Board retirement and tenure policies;

(9)	Review and recommend to the Board guidelines and procedures to be used by Directors in evaluating the Board’s performance;

(10)	Consider and recommend to the Board candidates for successor to the chief executive officer of the Company and other principal corporate offices when vacancies shall occur in those offices;

(11)	Monitor performance of Directors;

(12)	Monitor and make recommendations to the Board on matters of Board policies and practices, including policies on director service and tenure, and corporate governance; and

(13)	Review and make recommendations to the Board regarding proposals of stockholders that relate to corporate governance.

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Guidelines and Procedures

Composition of Board

Recognizing that the contribution of the Board will depend not only on the character and capacities of the Directors taken individually but also on their collective strengths, the Board should be composed of:

(14)	Directors chosen with a view to bringing to the Board a variety of experience and background;

(15)	Directors who will form a central core of business executives with financial expertise;

(16)	Directors who have substantial experience outside the business community - in the public, academic or scientific communities, for example;

(17)	Directors who will represent the balanced, best interests of the stockholders as a whole rather than special interest groups or constituencies; and

(18)	a majority of Directors who are not employees or former employees of the Corporation.

Selection Criteria

In considering possible candidates for election as a Director, the Committee and the other Directors should be guided in general by the composition guidelines established above and in particular by the following:

(1)	each Director should be chosen without regard to sex, race, religion or national origin;

(2)	each Director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

(3)	each Director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a Director;

(4)	each Director should possess substantial and significant experience which would be of particular importance to the Corporation in the performance of the duties of a Director;

(5)	each Director should have sufficient time available to devote to the affairs of the Corporation in order to carry out the responsibilities of a Director; and

(6)	each Director should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency.

Procedural Guidelines

In general, the Committee shall be governed by the procedural rules established with respect to all of the Director Committees.

In addition, the Secretary of the Corporation shall:

(1)	maintain a list of all candidates proposed and considered;

(2)	to the extent reasonably practicable, prepare a brief biographical sketch with respect to each candidate so proposed;

(3)	maintain minutes of the proceedings of the Committee; and

(4)	respond to each person proposing a candidate as to the action taken by the Committee with regard to such candidate.

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OAKMONT ACQUISITION CORP. PROXY—2006 ANNUAL MEETING

Solicited on behalf of the board of directors for the Annual Meeting on December 20, 2006

The undersigned, a stockholder of Oakmont Acquisition Corp., a Delaware corporation, appoints Michael C. Azar his, her or its true and lawful agent and proxy, with full power of substitution, to vote all the shares of stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Oakmont Acquisition Corp. to be held at 33 Bloomfield Hills Parkway, Suite 240, Bloomfield Hills, Michigan 48304, on December 20, 2006 at 10:00 a.m., and any adjournment(s) thereof, with respect to the following matters which are more fully explained in the Proxy Statement of Oakmont dated                     , 2006, receipt of which is acknowledged by the undersigned:

OAKMONT ACQUISITION CORP.

                    , 2006

Co. #	Acct. #

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL. Please date, sign and mail your proxy card in the envelope provided as soon as possible.

YOUR CONTROL NUMBER IS •

ITEM	1: ELECTION OF DIRECTORS

	☐ FOR all nominees	☐ WITHHOLD AUTHORITY

	(Except as listed below)	(As to all nominees.)

Nominees:	Donald J. Spence and Mark T. Behrman

Instruction:	To withhold authority to vote for any individual nominee(s), write that nominee’s name in the space provided below.

ITEM 2: PROPOSAL TO ACQUIRE ONE SOURCE EQUIPMENT RENTALS, LLC

☐ FOR	☐	AGAINST	☐	ABSTAIN

ITEM 3: PROPOSED AMENDMENT TO ARTICLE FIRST OF THE CERTIFICATE OF INCORPORATION

☐ FOR	☐	AGAINST	☐	ABSTAIN

ITEM 4: PROPOSED AMENDMENT TO ARTICLE SIXTH OF THE CERTIFICATE OF INCORPORATION

☐ FOR	☐	AGAINST	☐	ABSTAIN

This proxy will be voted in accordance with the instructions given. If no direction is made, the shares represented by this proxy will be voted (i) AGAINST the election of the directors nominated by the board of directors, (ii) AGAINST the acquisition proposal, (iii) AGAINST the Article First amendment proposal, and (iv) AGAINST the Article Sixth amendment proposal.

DATED: , 2006

Signature of Stockholder

Signature of Stockholder

PLEASE SIGN AS YOUR NAME APPEARS ON THE PROXY

Trustees, Guardians, Personal and other Representatives, please indicate full titles.